  As filed with the Securities and Exchange Commission on August 14, 2000

                                                 Registration No. 333-34770
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                ---------------

                              Amendment No. 1

                                    to
                                    Form S-1
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                                ---------------
                                  PaeTec Corp.
             (Exact Name of Registrant as Specified in its Charter)

          Delaware                        4813                        16-1551094
(State or other jurisdiction of  (Primary Standard Industrial     (I.R.S. Employer
incorporation or organization)   Classification Code Number)   Identification Number)



                              290 Woodcliff Drive
                            Fairport, New York 14450
                                 (716) 340-2500
              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)

                             Daniel J. Venuti, Esq.
                  Executive Vice President and General Counsel
                                  PaeTec Corp.
                              290 Woodcliff Drive
                            Fairport, New York 14450
                                 (716) 340-2500
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                   Copies to:
      Richard J. Parrino, Esq.                   Robert Evans III, Esq.
      Charles E. Sieving, Esq.                     Shearman & Sterling
       Hogan & Hartson L.L.P.                     599 Lexington Avenue
        8300 Greensboro Drive                   New York, New York 10022
       McLean, Virginia 22102                        (212) 848-4000
           (703) 610-6100

      Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.
      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]
      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
      If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]
                                ---------------
                        CALCULATION OF REGISTRATION FEE

----------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------
                                                                                   Proposed
                                                                     Proposed      maximum
                                                                     maximum      aggregate    Amount of
             Title of each class of                 Amount to     offering price   offering   registration
          securities to be registered            be registered(1)  per share(2)     price         fee
----------------------------------------------------------------------------------------------------------
Class A Common Stock, $.01 par value...........     8,050,000         14.00      $112,700,000  $29,753(3)
----------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------

(1) Includes 1,050,000 shares of Class A common stock that the underwriters have the option to purchase to cover over-allotments, if any.

(2) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(a) under the Securities Act of 1933.

(3) Includes $3,353 paid herewith in connection with an increase in the proposed maximum aggregate offering price. Of the amount shown above, $26,400 was paid on April 14, 2000.
                                ---------------
      The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                EXPLANATORY NOTE

      This registration statement contains two forms of prospectus: a "U.S. prospectus" to be used in connection with a United States and Canadian offering and an "international prospectus" to be used in a concurrent international offering. The two prospectuses will be identical in all respects except for the front and back cover pages, the page marked "Table of Contents" and the section entitled "Underwriting." Pages to be included in the international prospectus and not the U.S. prospectus are marked "alternate page."

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this prospectus is not complete and may be changed. We may + +not sell these securities until the registration statement filed with the + +Securities and Exchange Commission is effective. This prospectus is not an + +offer to sell these securities and it is not soliciting an offer to buy these +
+securities in any state where the offer or sale is not permitted.             +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+                            Subject to Completion                             +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+                                                                              +
+              Preliminary Prospectus dated August 14, 2000                    +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

PROSPECTUS

                             7,000,000 Shares

                                  PaeTec Corp.

                              Class A Common Stock

                               -----------------

  This is PaeTec's initial public offering of Class A common stock. PaeTec is selling all of the shares of Class A common stock. The U.S. underwriters are offering 5,600,000 shares in the U.S. and Canada and the international managers are offering 1,400,000 shares outside the U.S. and Canada.

  We expect the public offering price to be between $12.00 and $14.00 per share. Currently, no public market exists for the shares. After pricing of the offerings, we expect that the shares will be quoted on the Nasdaq National Market under the symbol "PAET."

  Holders of our Class A common stock have one vote per share, while holders of our Class B common stock have 20 votes per share.

  Investing in the Class A common stock involves risks that are described in the "Risk Factors" section beginning on page 7 of this prospectus.

                                  -----------

                                                 Per Share Total
                                                 --------- -----

  Public offering price.........................    $         $

  Underwriting discount.........................    $         $

  Proceeds, before expenses, to PaeTec..........    $         $

  The U.S. underwriters may also purchase up to an additional 840,000 shares of Class A common stock from PaeTec at the initial public offering price, less the underwriting discount, within 30 days from the date of this prospectus to cover over-allotments. The international managers may similarly purchase up to an additional 210,000 shares of Class A common stock from PaeTec.

  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

  The shares will be ready for delivery on or about      , 2000.

                                  -----------

                        Joint Book-Running Managers

Merrill Lynch & Co.                                     Bear, Stearns & Co. Inc.


                                  -----------

CIBC World Markets                                   Deutsche Banc Alex. Brown


                                  -----------

                  The date of this prospectus is      , 2000.

                              PaeTec Coverage

[A map of the continental United States appears here. The following states appear in tan font color: California (excluding Southern California, which is white, and the central coast, which is gray), Arizona, New Mexico, Colorado, Wyoming, Nebraska, Texas (excluding the area surrounding Dallas, which is gray), Louisiana, Alabama, Florida (excluding central Florida, which is gray, and southeastern Florida, which is white), Georgia (excluding the northwestern portion of the state, which is gray), South Carolina, North Carolina, Virginia (excluding the northern Virginia area, which is white), Kentucky, Ohio (excluding the northeastern corner of Ohio, which is gray), Indiana, Illinois (excluding the northeastern Illinois area, which is gray), Wisconsin, Michigan (excluding the entire eastern part of Michigan, which is gray) and Pennsylvania (excluding the southeastern Pennsylvania area, which is white, and the far western Pennsylvania area, which is gray). The following states appear in white: New Jersey, Maryland, Delaware, Rhode Island, Massachusetts, New Hampshire, Connecticut and New York (excluding the south central portion of New York, which is tan).]

[Each of the following cities is represented on the map in the applicable location by a red dot and such city's name, printed in beige font: Los Angeles, Miami, Northern Virginia, Philadelphia, New York City, Boston, Albany, Rochester and Chicago. Each of the following cities is represented on the map in the applicable location by a blue dot and such city's name, printed in beige: San Francisco, Dallas, Orlando, Atlanta and Detroit.]

Key:

[Red Dot] 5ESS Switch Centers                     [Shield with PaeTec logo]

[White Square] Current Local Service Areas

[Tan Square] Current Pinnacle and Campuslink Service Areas

[Blue Dot] Planned 5ESS Switch Centers

[Gray Square] Planned Local Service Areas

                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----
Summary..................................................................   1
Risk Factors.............................................................   7
Use of Proceeds..........................................................  16
Dividend Policy..........................................................  16
Capitalization...........................................................  17
Dilution.................................................................  18
Selected Consolidated Financial and Operating Data.......................  19
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  21
Business.................................................................  29
Regulation of Our Services...............................................  50
Management...............................................................  55
Transactions Involving Related Parties...................................  66
Security Ownership of Certain Beneficial Owners and Management...........  71
Description of Capital Stock.............................................  75
Shares Eligible for Future Sale..........................................  80
U.S. Tax Consequences to Non-U.S. Holders................................  83
Underwriting.............................................................  86
Legal Matters............................................................  90
Experts..................................................................  90
Where You Can Find Additional Information................................  90
Index to Consolidated Financial Statements and Unaudited Pro Forma
 Financial Information................................................... F-1

                                    SUMMARY

      This summary contains important information about PaeTec and the offerings. We caution you, however, that the summary may not contain all of the information that may be important to you. You should read the entire prospectus, including the risk factors and our consolidated financial statements and related notes, before making an investment decision.

                                  Our Company

      We are a growing provider of integrated communications services, including core voice and data services and an expanding suite of voice and data programs and network operations services. We currently deliver our services to medium-sized and large businesses, institutions and other communications-intensive users. We market our services through approximately 240 members of our direct sales force and over 400 outside sales agencies. Our sales force works closely with our customers to develop a package of value-added services tailored to our customers' specific needs. Since we began business in May 1998, we have incurred significant operating losses in building a foundation for future growth through our investments in our sales force, back office systems and network.

      In some of our more significant accomplishments, we have:

    .  installed over 58,000 access lines on our network as of June 30, 2000;

    . established a customer base of over 24,000 businesses and institutions;

    . assembled a skilled work force with over 800 employees and promoted significant employee ownership of our company;

    . established advanced, efficient and flexible back office systems and become one of the first U.S. communications providers to receive ISO-9002 registration, an internationally recognized symbol of quality management systems;

    . issued over $221 million of common and preferred stock, including a cash investment of $134 million from institutional investors led by Madison Dearborn Partners and The Blackstone Group, and obtained a $155 million senior credit facility; and

    . completed six acquisitions, including the acquisition of Campuslink Communications Systems, Inc., a leading managed broadband services provider for the university campus market which delivers high speed Internet access and enhanced voice and video services to over 26,000 students.


      Our current network, which includes eight Lucent 5ESS AnyMedia switches and eight high-speed Cisco data routers, provides us with geographic access to over 31% of the total business access lines in the United States. We offer services over this network to customers in or adjacent to eight major metropolitan areas in the United States and expect to expand our network to an additional ten major metropolitan areas by the end of 2001 and additional metropolitan areas beginning in 2002. When we complete this expansion, we expect to have a nationwide footprint supported by efficient, high capacity technology that will allow us to operate voice and data networks as a single integrated network and further integrate our service offerings.

      We seek to increasingly differentiate ourselves from other communications providers by combining our array of services to deliver, in a seamless manner, complete solutions for our customers' communications needs. We believe that our services strategy, which we organize around the following four service categories, should reduce customer turnover and increase our profit margins.

      Network Connection Services--We have developed, installed and continue to invest in an advanced network that facilitates delivery of our service offerings through an expanding variety of technologies, including DSL, or digital subscriber line, technology. We have initially adopted a cost-effective network deployment strategy in which we combine transport facilities we lease with switches and other electronic network components we own and operate. This strategy provides us with control over the quality of our service offerings, reduces our capital investments and allows us to bring services more quickly to market.

      Core Voice and Data Services--We offer a range of core communications services to customers connected to our network. These services currently include voice services, such as local dial tone services, domestic and international long distance services and calling card services, as well as data services, such as Internet access and virtual private networks. We will continue to expand our core communications services using advanced technologies which will allow us to transmit voice conversations and data over a single network. We expect that the expanded services using Voice over IP technology will include unified messaging and other converged voice, data and video programs.

      Comprehensive Voice and Data Programs--We believe that many communications-intensive users are principally interested in the value-added programs that are used in connection with and enhance our core communication services. Consequently, we offer a growing range of standard and customized programs to meet our customers' communications needs, including voice programs, such as conference calling and voice mail, and data programs, such as e-commerce, Web hosting and Web development.

      Network Operations Services--As part of our end-to-end solutions offerings, we offer a growing variety of network operations services that help customers build and operate their own networks. These network operations services include equipment sales, installation and maintenance, network management, network design and implementation, wide area network support, and billing and customer care.

                           Our Business Strategy

      Our objective is to become the most customer- and employee-oriented network-based services provider to medium-sized and large businesses and institutions in our markets. As part of our business strategy, we plan to:

    . offer a full range of bundled services to communications-intensive users;

    . work closely with our customers to develop end-to-end communications solutions tailored to each customer's particular needs;

    .  implement efficient and integrated back office systems;

    . design and install an advanced network with reduced capital expenditures; and

    .  supplement internal growth with strategic acquisitions.

                               Other Information

      PaeTec was organized under the laws of the State of Delaware. Our principal executive offices are located at 290 Woodcliff Drive, Fairport, New York 14450, and our main telephone number at that address is (716) 340-2500. We maintain our general corporate Web site at www.paetec.com. The contents of our Web sites are not part of this prospectus.

      Unless we indicate otherwise, the information in this prospectus:

    . assumes that the initial public offering price of the Class A common stock will be $13.00 per share, which is the midpoint of the range we show on the cover page of this prospectus;

    . assumes that the underwriters will not exercise their over-allotment options; and

    . reflects the conversion of all of our outstanding Series A convertible preferred stock into 17,866,666 shares of Class A common stock upon completion of the offerings.

      You should rely only on the information contained in this prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

                                 The Offerings

Class A common stock
 offered by PaeTec:
  U.S. offering........    5,600,000 shares
  International
   offering............    1,400,000 shares
                          ----------
    Total..............    7,000,000 shares

Shares outstanding
 before
 the offerings.........   25,275,376 shares of Class A common stock
                           2,635,000 shares of Class B common stock
                          ----------
                          27,910,376 shares of common stock

Shares outstanding after
 the offerings.........   50,142,042 shares of Class A common stock
                           2,635,000 shares of Class B common stock
                          ----------
                          52,777,042 shares of common stock
Voting rights:
  Class A common
   stock...............   One vote per share
  Class B common
   stock...............   20 votes per share

Use of proceeds........   We estimate that our net proceeds from the offerings
                          without exercise of the over-allotment options will be
                          approximately $83.8 million. We intend to use the net
                          proceeds for general corporate purposes, including to:

                                    . fund our capital expenditures, operating
                                      losses, market expansion and product
                                      development,
                                    . hire additional personnel,
                                    . fund potential acquisitions, and
                                    . provide for working capital.

                                 The amounts we actually spend in these areas will depend on a variety of factors, including our future revenues.

Risk factors...................  See "Risk Factors" beginning on page 7 and other information included in this prospectus for a
                                 discussion of factors you should carefully consider
                                 before deciding whether to invest in shares of our
                                 Class A common stock.

Proposed Nasdaq National Market
 symbol........................  "PAET"

      The number of shares of our common stock we show as outstanding after the offerings excludes:

    . 3,980,139 shares of Class A common stock subject to outstanding options at a weighted average exercise price of $4.59 per share as of June 30, 2000;

    . 93,166 shares of Class A common stock subject to outstanding warrants at a weighted average exercise price of $5.35 per share as of June 30, 2000;

    . shares of Class A common stock we may issue to sellers of acquired businesses as purchase price adjustments based on the future market price of the Class A common stock; and

    . any shares that we may issue if the underwriters exercise their over-allotment options.

             Summary Consolidated Financial and Operating Data

      We derived the summary consolidated financial data presented below for the period from our inception on May 19, 1998 to December 31, 1998, for the year ended December 31, 1999, and as of December 31, 1998 and 1999 from our consolidated financial statements, which have been audited by Deloitte & Touche LLP, independent auditors. The summary consolidated statements of operations data for the six months ended June 30, 1999 and June 30, 2000 and the consolidated balance sheet data as of June 30, 2000 are unaudited, but include, in the opinion of our management, all adjustments, consisting only of normal, recurring adjustments, necessary for a fair presentation of such data. The results of operations for the six months ended June 30, 2000 are not necessarily indicative of results to be expected for the entire year or for any other period. You should also read the information under "Management's Discussion and Analysis of Financial Condition and Results of Operations" beginning on page 21 and our consolidated financial statements and related notes beginning on page F-1. We have presented the following data in thousands, except per share amounts and the information shown under "Operating Data."

                         Period from inception                      Six months ended
                            (May 19, 1998)          Year ended          June 30,
                         to December 31, 1998  December 31, 1999(1)   1999      2000
                         --------------------- -------------------- --------  --------
Statement of Operations
 Data:
Revenue:
  Service revenue.......        $   150              $ 20,695       $  2,387  $ 41,801
  Equipment sales.......            --                  2,652            --      4,410
                                -------              --------       --------  --------
                                    150                23,347          2,387    46,211

Cost of Sales:
  Service costs.........             96                14,576          1,998    22,126
  Equipment costs.......            --                  2,233            --      3,580
                                -------              --------       --------  --------
                                     96                16,809          1,998    25,706
                                -------              --------       --------  --------
  Gross margin..........             54                 6,538            389    20,505
  Selling, general and
   administrative
   expenses.............          5,770                40,294         13,088    42,335
  Depreciation and
   amortization.........            243                 4,508            735     7,559
                                -------              --------       --------  --------
  Loss from operations..         (5,959)              (38,264)       (13,434)  (29,389)
  Other income, net.....            107                   355            195     1,418
  Interest expense......            --                 (2,434)          (781)   (2,504)
                                -------              --------       --------  --------
  Net loss..............        $(5,852)             $(40,343)      $(14,020) $(30,475)
                                =======              ========       ========  ========
  Net loss per share,
   basic and diluted....        $ (0.67)             $  (1.93)      $   (.83) $  (1.11)
                                =======              ========       ========  ========
Balance Sheet Data (at
 period end):
  Cash and cash
   equivalents..........        $ 2,434              $  7,435                 $ 77,343
  Property and
   equipment, net.......         11,784                62,384                   87,352
  Total assets..........         15,716               121,986                  251,498
  Long-term debt........            --                 69,166                   74,182
  Series A convertible,
   redeemable preferred
   stock................            --                    --                   127,995
  Total stockholders'
   equity...............         12,635                30,061                   16,681

Other Financial Data:
  Capital expenditures..        $12,027              $ 41,781       $ 27,807  $ 30,939
  EBITDA(2).............         (5,716)              (33,756)       (12,699)  (21,830)
  Cash used by operating
   activities...........         (3,229)              (39,759)       (12,369)  (24,276)
  Cash used by investing
   activities...........        (12,027)              (37,407)       (27,807)  (37,050)
  Cash provided by
   financing
   activities...........         17,690                82,167         54,825   131,234

                                                     At December 31, At June 30,
                                                          1999          2000
                                                     --------------- -----------
Operating Data:
  Markets served(3).................................         25            25
  Number of switches deployed.......................          8             8
  Access line equivalents installed(4)..............     21,200        58,000
  Sales force employees.............................        211           238
  Total employees...................................        590           812

--------
(1) Includes the operating results of Campuslink from September 9, 1999, which is the date we completed our acquisition of Campuslink.

(2) We have included data with respect to EBITDA because it is commonly used in our industry as a measurement of financial performance and by investors to analyze and compare companies on the basis of operating performance. When we refer to "EBITDA," we mean net earnings or loss before interest expense, income taxes, depreciation and amortization. EBITDA is not a measurement of financial performance under generally accepted accounting principles and should not be considered an alternative to operating income, as determined in accordance with generally accepted accounting principles, as an indicator of our operating performance, or to cash flows from operating activities, as determined in accordance with generally accepted accounting principles, as a measure of our liquidity. EBITDA is not necessarily comparable with similarly titled measures for other companies.
(3) Each market represents a metropolitan statistical area as defined by the U.S. Census Bureau.

(4) An access line is a telephone line which extends from our central office to our customer's premises. We calculate the number of access line equivalents we have installed by multiplying the number of digital transmission lines by 24, which is the number of channels or paths in each digital transmission line. Not all of these channels or paths are used. The number of access line equivalents shown excludes access line equivalents sold or installed by our Campuslink unit.

                                  RISK FACTORS

      You should carefully consider the following risk factors before deciding whether to buy our Class A common stock.

Risks Involving Our Business

We have a limited operating history, which limits the information available to you to make an informed decision whether to buy our Class A common stock.

      We formed our company in May 1998 and began generating revenue in November 1998. As a result, you have limited operating and financial information to evaluate our performance and future prospects and to determine whether you should invest in our Class A common stock. We face the risks and difficulties of an early stage company. We expect to increase the number of markets in which we operate and expand the scope of services that we offer. Because these markets and services will be new, we are unable to predict their potential contribution to our future revenues or earnings.

If we are unable to raise additional capital, we will not be able to expand our business and develop our network and services as planned.

      We expect that we will continue to incur significant and increasing operating and net losses, negative EBITDA and negative cash flow from operations as we continue to expand our business and develop our network and services. Accordingly, we will require significant amounts of additional capital to finance our growth and fund future operating losses. In addition, we are subject to the restrictive covenants of our senior credit facility which may limit our ability to access additional capital. We may be required to seek waivers or modifications of some of these covenants prior to June 30, 2001. A failure to obtain additional financing or any required waivers or modifications of these covenants, if necessary, may force us to delay or abandon our plans to expand our market, operations, facilities, network and services, which could harm our competitive position. We may seek to meet our additional capital needs by issuing debt or additional equity securities or borrowing funds from one or more lenders. Our ability to incur additional debt is substantially limited by the terms of our credit facility. We cannot assure you that we will have timely access to additional financing sources on acceptable terms, if at all.

If our services do not achieve sufficient market acceptance, we will not be able to achieve or sustain profitability or positive cash flow.

      To build a customer base sufficient to support the costs of our operations and to enable us to operate on a profitable basis, our target customers must accept us as an alternative provider of integrated communications services. If we do not develop and market services that are widely accepted by businesses and institutions at profitable prices, our ability to continue operations will be adversely affected.

      The market for many of our proposed services, particularly high-speed data and Internet services, has only recently begun to develop and is highly competitive and evolving rapidly. We cannot assure you that the market for these services will develop or that businesses and institutions will use these services to the degree or in the manner we currently anticipate.

If we are unable to manage our anticipated growth effectively, our prospects for profitable operations will be harmed.

      To achieve the growth anticipated in our business plan, we will have to complete the deployment and upgrading of our network, continue the development and integration of our back office systems, expand our service offerings and augment our sales, technical and managerial staffs. Our plans to expand rapidly will place significant demands on our management and employees, our operational and financial systems, and our procedures and controls. If we fail to manage effectively the expansion and development of our operations, we may experience higher costs of operations, a decline in service quality, the loss of customers and other factors that would adversely affect our prospects for profitable operations.

We may not be successful in integrating acquired companies into our operations, which could slow our growth.

      We supplement our internal growth with a program of strategic acquisitions. Acquisitions will not enhance our business and earnings if we do not successfully integrate acquired businesses into our operations. The following risks could adversely affect our integration of companies we acquire:

    . we may be unable to retain skilled management, technical, sales and back office personnel of acquired companies;

    . customers of acquired companies may resist our marketing programs, pricing levels or service system;

    . we may not successfully incorporate new assets into our service offerings;

    . the attention we can devote to any one acquired company will be restricted by our allocation of limited management resources among various integration efforts;

    . our acquisition and integration activities may cause disruptions of our ongoing business;

    . we may be unable to maintain uniform standards, controls, procedures and policies throughout all of our acquired companies; and

    .  our relationships with vendors may be impaired.

Our acquisition strategy may adversely affect our earnings.

      Even if businesses we acquire eventually contribute to an increase in our profitability, the acquisitions may adversely affect our earnings in the short term. Our earnings may decrease as a result of transaction-related expenses we record for the quarter in which we complete an acquisition. Our earnings may be further reduced by the higher operating and administrative expenses we may incur in the quarters immediately following an acquisition as we seek to integrate the acquired business into our operations. The amortization of goodwill and depreciation resulting from acquisitions will also contribute to reduced earnings.

If we are unable to install additional switches, convert our network to packet-switching technology or expand our data service offerings, we may not be able to compete effectively.

      Our network deployment plan calls for us to install additional switches nationwide and convert our existing circuit-switching network to a network using packet-switching technology. We cannot assure you that we will complete the installation of additional switches and the conversion to packet-switching technology in a timely manner and at a commercially reasonable cost, or that we will not face technological problems that cannot be resolved. In addition, although we intend to offer an expanding array of high-speed data and Internet services, we cannot assure you that we will successfully implement these services. If we are unable successfully to install or operate new switching equipment, convert our network to a network using packet-switching technology or implement high-speed data and Internet services, we may not be able to compete effectively and our results of operations could be adversely affected.

If we are unable to keep pace with rapid technological changes in our industry, we may lose customers to competitors offering more advanced services.

      If we cannot obtain new communications technology on satisfactory terms, we may not be able to increase our revenues and number of customers. The rapid changes in communications technology influence the demand for our services. We need to be able to anticipate these changes and to develop or obtain new and enhanced products and services quickly and accurately enough to remain competitive in this changing market. We currently rely on third parties to develop and provide us with new technology. Because some of these new technologies may be protected by intellectual property laws and may not be available to us, we cannot assure you that we will obtain timely access to new technology we may need to compete effectively on satisfactory terms.

If we do not retain our senior management and continue to attract and retain qualified personnel and independent sales agents, we may not be able to execute our business plan.

      Our future success depends on the continued employment of our senior management team, particularly Arunas A. Chesonis, our Chairman of the Board and Chief Executive Officer. Our existing senior management has extensive experience in the telecommunications industry working as a team and has developed and directed our business strategy since our formation. Because of this experience, the loss of the services of one or more of our senior managers could impair our ability to execute our strategy, which could hinder our introduction of new services, our entry into new markets and our expansion in general. We also could be less prepared for technological or marketing problems, which could reduce our ability to serve our customers and could lower the quality of our services. We have not entered into employment agreements with any members of our senior management team, although our stock rights agreements with some of these members contain severance and non-competition provisions.

      We face intense competition for qualified personnel, including technical and sales personnel. We also rely on a large number of independent sales agents to market and sell our services. If we are unable to attract and retain experienced and motivated personnel, including a large and effective direct sales force, and a substantial number of sales agents, we may not be able to obtain new customers and sell sufficient amounts of service to execute our business plan.

If we are unable to maintain or enhance our back office information systems, we may not be able to expand as quickly as planned or compete effectively.

      Sophisticated back office information systems are vital to our growth and our ability to monitor costs, bill customers, initiate, implement and track customer orders and achieve operating efficiencies. Our plans for the continued development and implementation of these systems primarily depend on our selecting products and services offered by third-party vendors and efficiently integrating those products and services into our existing operations. We cannot assure you that we will successfully implement this software or other products, services and systems on a timely basis, or at all, or that our existing or new systems will perform as expected. A failure or delay in implementing or performance could slow the pace of our expansion or harm our competitiveness by adversely affecting our service quality.


If we cannot continue to obtain key elements of our network from some of our primary competitors, we may not be able to offer services on a profitable basis, if at all.

      We depend in each of our markets on our primary competitors, which include incumbent local exchange carriers, competitive local exchange carriers, long distance providers and other communications providers, to provide us with key elements of our network. To offer local service in a target market, we must interconnect with the incumbent local exchange carrier in that market. In addition, as part of our network deployment strategy, we lease key elements of our network from other providers. We will not be able to provide our services on a profitable basis, if at all, unless our competitors comply with their provisioning obligations on a timely basis, maintain their networks in good working order and provide us with adequate transport capacity.

      Moreover, we cannot assure you that the rates to be charged to us under future interconnection, lease or resale agreements with other providers will allow us to offer usage rates low enough to attract a sufficient number of customers and to operate at satisfactory profit margins.

Network failures or system breaches could cause delays or adversely affect our service quality, which may cause us to lose customers and revenues.

      In operating our network, we may be unable to connect and manage a large number of customers or a large quantity of traffic at high transmission speeds. Any failure to achieve or maintain high-capacity data transmission could significantly reduce consumer demand for our services and adversely affect our operating results. In addition, our network may be disrupted by computer viruses, break-ins, human error, natural disasters and other disruptive problems. We cannot assure you that the network security and stability measures we implement will not be circumvented in the future or otherwise prevent the disruption of our services. The costs and resources required to eliminate computer viruses and other security problems may result in interruptions, delays or cessation of services to our customers, which could decrease our revenues and slow our planned expansion.

Expansion of our network may result in increased costs which we may not be able to offset by higher revenues.

      We incur operating expenses in leasing transport facilities that are proportionately higher than those incurred by communications providers that build their own transport facilities. This could place us at a competitive disadvantage. We cannot assure you that we will be able to mitigate the effect of these higher, anticipated operating expenses on our profit margins by achieving a higher revenue per line as a result of our focus on communications-intensive medium-sized and large businesses. If we are not successful in offsetting these higher operating expenses, our profit margins will be reduced.

If we do not accurately estimate our future requirements for off-network long distance services and establish effective resale agreements, we may not be able to provide these services on a profitable basis.

      In our offering of switched long distance services for traffic not carried on our network, we rely on other carriers to provide transmission and international service through resale agreements. If we do not accurately estimate our future requirements for these services and establish effective resale agreements, we may not be able to provide these off-network services on a profitable basis. The resale agreements typically provide for the resale of long distance services on a per minute basis and may contain minimum volume commitments. Negotiation of these agreements involves estimates of future supply and demand for transmission capacity, as well as estimates of the calling pattern and traffic levels of our future customers. If we fail to meet our minimum volume commitments, we will be obligated to pay underutilization charges. If we underestimate our need for transmission capacity, we must obtain additional capacity through alternative means, which may prove to be more expensive than we currently estimate.

If we do not compete effectively in the highly competitive communications services industry, we could lose customers and revenue and may face more difficulties in entering new markets or expanding in existing markets.

      We face intense competition in all of our markets. Our inability to compete effectively could result in loss of customers and lower revenue for us. It could also make it more difficult for us to enter new markets or expand in our existing markets. Existing local telephone companies, including BellSouth Corporation and Verizon Communications, currently dominate their local telecommunications markets and are our primary competitors in some of our markets. Many of our existing and potential competitors have financial and other resources far greater than our own. In addition, the trend toward mergers and strategic alliances in the communications industry may strengthen some of our competitors, which could put us at a significant competitive disadvantage. Verizon Communications recently obtained authority to provide long distance services in the State of New York, and Verizon Communications and other regional Bell operating companies are seeking similar authority in a number of other states. These companies will become more powerful competitors as they obtain authority to provide long distance services in addition to local services.

      In addition, three major competitors, AT&T Corp., WorldCom, Inc. and Sprint Corporation, dominate the long distance market. Hundreds of other companies also compete in the long distance marketplace. AT&T, WorldCom and Sprint also offer local telecommunications services in many locations. We also compete with other communications services companies which, like us, compete with the existing local telephone companies in some markets.

      Our other competitors may include cable television companies, providers of communications network facilities dedicated to particular customers, providers of digital access and data services, microwave and satellite carriers, wireless telecommunications providers, private networks owned by large end-users, and telecommunications management companies. These and other firms may enter the markets where we focus or plan to focus our sales efforts.

Our need to comply with extensive government regulation could increase our costs and slow our growth.

      Our ability to provide communications services is subject to significant regulation, and is affected by regulatory developments, at the federal, state and, to a lesser extent, local levels. Delays in receiving required regulatory approvals or the enactment of new, adverse regulation or regulatory requirements may slow our growth and increase our operating costs.

      Decisions of regulatory authorities and the courts that review these authorities may greatly affect the rates, terms and conditions of our interconnection agreements and arrangements. These decisions may not be favorable to us or our business plan. The implementation of new FCC rules may lead to litigation, which could make negotiating, maintaining and enforcing interconnection agreements more difficult and protracted and may require renegotiation of our existing agreements.

      The FCC or state commissions may not grant us required authority or may take action against us if we are found to have provided services without obtaining the necessary authorizations or to have violated other requirements of their rules and orders. Regulators or others could challenge our compliance with rules and orders that apply to us. These challenges could cause us to incur substantial legal and administrative expenses.

The access charges we receive for terminating calls of other providers may be reduced, which would adversely affect our profit margins and operating results.

      The rates that we charge long distance service providers for access services we provide could be reduced by government regulators. The reduction of these rates could adversely affect our profit margins and operating results. Our access charges may be reduced if government regulators determine that those charges are unjust, unreasonable or unreasonably discriminatory. Regulators could take this action by resolving in a manner adverse to us disputes that have arisen regarding the obligation of long distance providers to pay access charges to competitive local exchange carriers such as PaeTec. For example, AT&T has stated that it believes it does not have to pay these access charges to any such competitve local exchange carrier unless it is contractually obligated to do so. In addition, Sprint has asserted that it is only obligated to pay the access charges of competitive local exchange carriers to the extent that these access charges do not exceed those of the incumbent local exchange carrier. The FCC has initiated a rulemaking proceeding seeking comment on whether to impose regulatory restrictions on the access charges received by competitive local exchange carriers.

If we have difficulty servicing or refinancing our substantial indebtedness, our ability to expand and implement our business plan could be adversely affected.

      We cannot assure you that our business will generate sufficient cash flows from operations or that our currently anticipated growth in revenues and cash flow will be realized on schedule or in an amount sufficient to enable us to pay or refinance our indebtedness. If we cannot service or refinance our indebtedness, we may lack the funds we need to expand and implement our business plan. As of June 30, 2000, we had $76.7 million of total indebtedness, $128 million of preferred stock and $16.7 million of stockholders' equity. We anticipate incurring additional indebtedness in the future, including under our senior credit facility and by issuing debt securities. Our ability to refinance current or other future indebtedness will depend on our financial condition at the time, the terms of our other indebtedness and factors that are beyond our control, such as market conditions. If we are unable to refinance our indebtedness, we may not have sufficient cash flow to meet our debt service requirements and other liquidity needs, and any payment defaults on particular indebtedness could cause defaults under our other indebtedness.

Covenants in our credit facility restrict our capacity to borrow and invest, which could impair our ability to expand or finance our operations.

      Our senior credit facility imposes operating and financial restrictions that limit our discretion on some business matters, which could make it more difficult for us to expand, finance our operations or engage in other business activities that may be in our interest. These restrictions limit our ability to:

    .  incur additional debt;

    .  pay dividends or make other distributions;

    .  make investments or other restricted payments;

    .  enter into sale and leaseback transactions;

    .  pledge or mortgage assets;

    .  enter into transactions with related persons;

    .  sell assets; and

    .  consolidate, merge or sell all or substantially all of our assets.

      Our indebtedness may limit our flexibility in responding to important business developments, which could place us at a competitive disadvantage. Our indebtedness may:

    .  limit our ability to obtain necessary financing in the future;

    . limit our ability to refinance all or a portion of our indebtedness on or before maturity;

    .  limit our ability to fund planned capital expenditures;

    . require us to use a significant portion of our cash flow from operations to pay our debt obligations rather than for other purposes, such as working capital or capital expenditures; and

    .  make us more vulnerable to a downturn in our business.

Risks Involving Our Class A Common Stock

Members of our management, as Class B stockholders, possess superior voting rights that give them the ability to control major corporate decisions.

      We have two types of common stock, Class A common stock, which carries one vote per share, and Class B common stock, which carries 20 votes per share. As a result of their superior voting rights, the holders of our Class B common stock will have the ability to control major corporate decisions by us. Members of our senior management and their family trusts are the beneficial owners of all of our outstanding Class B common stock and a significant number of shares of our Class A common stock. These holders will control approximately 53.9% of the combined voting power of our common stock immediately following the offerings. All of our Class B stockholders have granted Arunas A. Chesonis, our Chairman of the Board and Chief Executive Officer, proxies authorizing him to vote their shares of Class B common stock in his sole and absolute discretion. As a result of the voting rights of the Class B stockholders, and their grant of proxies to Mr. Chesonis, holders of our Class A common stock will be subject to the following risks:

    . immediately after the offerings, the Class B stockholders as a group and, so long as the proxies remain in effect, Mr. Chesonis individually will have the ability to elect all of our directors, subject to the provisions of the voting agreement to which Mr. Chesonis is a party, and to control other major decisions involving our company or its assets;

    . the superior voting rights of the Class B common stock could render more difficult or discourage a takeover attempt even if a change of control of our company would be beneficial to the interests of our stockholders; and

    . the interests of our Class B stockholders may conflict with the interests of our Class A stockholders.

Conflicts of interest may arise from investments made by some of our institutional investors in other telecommunications companies.

      Two of our principal institutional investors, Madison Dearborn Partners and The Blackstone Group, and their affiliates currently have significant investments in telecommunications services companies other than PaeTec. These institutional investors and their affiliates may invest in the future in other entities that compete with us. In addition, principals of these institutional investors who will continue to serve as PaeTec directors following the offerings also serve as directors of other telecommunications services companies. As a result, these directors may be subject to conflicts of interest during their tenure as directors of PaeTec.

Provisions in our organizational documents and in the Delaware General Corporation Law may prevent takeover attempts that could be beneficial to our stockholders.

      Provisions of our certificate of incorporation, our bylaws and the Delaware General Corporation Law could discourage a takeover of us even if a change of control of our company would be beneficial to the interests of our stockholders. These provisions include a requirement that our board of directors be divided into three classes, with approximately one-third of the directors to be elected each year. This classification of directors makes it more difficult for an acquirer or for other stockholders to change the composition of the board of directors. In addition, our certificate of incorporation authorizes the board of directors to provide for the issuance of up to 5,000,000 shares of our preferred stock, in one or more series, which the board of directors could issue without stockholder approval and with terms and conditions, and having rights, privileges and preferences, to be determined by the board of directors. The ability to issue preferred stock could discourage unsolicited acquisition proposals or make it more difficult for a third party to gain control over us, or otherwise could adversely affect the market price of our common stock. We are also subject to section 203 of the Delaware General Corporation Law, which prohibits us from engaging in some business combinations with stockholders that beneficially own 15% or more of our voting stock, or with the affiliates of those stockholders, unless our directors or stockholders approve the business combination in the manner prescribed by this statute.

You will experience immediate and substantial dilution in your investment.

      The initial public offering price of our Class A common stock is substantially higher than the net tangible book value per share of our common stock. As a result, you will experience immediate and substantial dilution in net tangible book value when you buy shares of our Class A common stock in the offerings. This means that you will pay a higher price per share than the amount of our total assets, minus our total liabilities, divided by the number of outstanding shares. Holders of our Class A common stock will experience further dilution to the extent that outstanding options or warrants to purchase our common stock are exercised or we issue additional shares of our common stock at prices lower than the then-current net tangible book value.

Because our Class A common stock price could fluctuate significantly, investors in our Class A common stock may not be able to resell their shares at or above the initial public offering price.

      From time to time, there may be significant volatility in the market price for our Class A common stock, which could reduce that price below the initial public offering price. A number of factors involving PaeTec and the communications services industry could contribute to future fluctuations in our stock price. These factors include the following:

    . fluctuations in the quarterly operating results of PaeTec or other communications services companies, which could affect the attractiveness of our stock compared to the securities of communications services companies with better results or compared to the securities of companies in other businesses;

    . changes in general conditions in the economy or the communications industry, which could affect the demand for our products and services and our operating results;

    . our failure to complete and successfully integrate acquisitions of other companies in accordance with our strategy, which could adversely affect our operating results and our ability to grow; and

    . announcements of new contracts or service offerings by us or our competitors.

We do not anticipate paying any dividends on our Class A common stock.

      We do not anticipate paying any cash dividends on our Class A common stock in the foreseeable future. Our senior credit facility agreement contains provisions that effectively prohibit us from paying cash dividends. As a result, you could only receive a return on your investment in the Class A common stock if the market price of the Class A common stock increases.

Future sales of our common stock in the public market could lower our stock price and impair our ability to raise funds in new stock offerings.

      Future sales of a substantial number of shares of our common stock in the public market, or the perception that such sales could occur, could adversely affect the prevailing market price of our Class A common stock and could make it more difficult for us to raise funds through a public offering of our equity securities. Immediately following the offerings, there will be 52,777,042 shares of our common stock outstanding. Of these shares, the 7,000,000 shares of Class A common stock sold in the offerings will be freely tradable in the public market without registration under the Securities Act, unless the shares are held by "affiliates" of PaeTec, as that term is defined in Rule 144 under the Securities Act. Assuming Merrill Lynch and Bear, Stearns do not release any
PaeTec stockholders from the lockup agreements described below,     additional
shares of Class A common stock will be eligible for sale in the public market 180 days after the date of this prospectus.

      Under lockup agreements with the underwriters, our executive officers and directors and other existing stockholders have agreed not to offer, sell, contract to sell, grant any option to purchase or otherwise dispose of any shares of common stock for a period of 180 days from the date of this prospectus. We have entered into a similar lockup agreement with the underwriters. However, Merrill Lynch and Bear, Stearns may consent to the release of all or any portion of the shares subject to the lockup agreements at any time without prior notice to our other stockholders or to any public market in which our common stock trades.

      We have granted the following registration rights with respect to 35,035,849 shares of our outstanding Class A common stock and all 2,635,000 shares of our outstanding Class B common stock:

    . demand registration rights, in which stockholders holding 23,785,849 shares, or 47.4% of our outstanding Class A common stock immediately after completion of the offerings, are entitled to require us to register the sale of their shares under the Securities Act on up to four occasions on SEC Form S-1 and on an unlimited number of occasions on SEC Form S-2 or S-3;

    . shelf registration rights, in which stockholders holding 23,785,849 shares, or 47.4% of our outstanding Class A common stock immediately after completion of the offerings, are entitled to require us, at any time between the first anniversary and the third anniversary of the completion date, to register the sale of their shares under the Securities Act on a continuous or delayed basis; and

    . piggyback registration rights, in which stockholders holding 35,035,849 shares, or 69.9% of our outstanding Class A common stock immediately after completion of the offerings, and all of our outstanding Class B common stock are entitled to require us to include their shares in a registration of our securities for sale by us or by our other security holders.

Any shares of Class B common stock registered for sale to the public will automatically convert into an equal number of shares of Class A common stock when sold.

Our forward-looking statements are speculative and may prove to be wrong.

      Much of the information in this prospectus consists of forward-looking statements based on our current expectations. You can often identify these statements by forward-looking words such as:

    .  ""may'';

    .  ""will," "intend," "plan to";

    .  ""expect," "anticipate," "believe," "estimate"; and

    .  ""continue'' or similar words.

      You should read these statements very carefully because they:

    .  discuss our future plans or expectations;

    . contain projections of our financial condition or results of operations; and

    .  state other forward-looking information.

      When you consider these forward-looking statements, you should keep in mind the risk factors above and the other cautionary statements in this prospectus because they provide examples of risks, uncertainties and events that may cause our actual results to differ materially from the expectations we describe or imply in our forward-looking statements.

                                USE OF PROCEEDS

      We estimate that we will receive $83.8 million in net proceeds from the offerings, at an initial public offering price of $13.00 per share, after we deduct an estimated $7.2 million of underwriting discounts and commissions and other expenses of the offerings payable by us. We estimate that our net proceeds will be $96.5 million if the underwriters' over-allotment options are exercised in full, after deducting estimated underwriting discounts and commissions and other offering expenses of $8.2 million.

      The principal purposes of the offerings are to obtain additional capital, to create a public market for our Class A common stock and to facilitate our future access to public equity markets. We expect to use the net proceeds for general corporate purposes, including:


    . to fund capital expenditures, operating losses, market expansion and product development,

    .  to hire additional personnel,

    .  to fund potential acquisitions, and

    .  to provide for working capital.

      We are not currently able to allocate the estimated amount of net proceeds we may use for each of these purposes, since such an allocation will depend on a number of factors, including our future revenues. We pursue acquisitions of other businesses as part of our business strategy. We do not currently have any agreements concerning specific acquisitions to which we would apply any of the net proceeds.

      Pending the foregoing uses, we will invest the net proceeds of the offerings in U.S. Government securities or other short-term, interest-bearing, investment grade securities.

                                DIVIDEND POLICY

      We have never declared or paid cash dividends on our common stock and we do not anticipate that we will pay cash dividends on our common stock in the foreseeable future. The current policy of our board of directors is to retain any earnings to support our operations and to finance the expansion of our business. Our senior credit facility agreement contains provisions that effectively prohibit us from paying cash dividends.

                                 CAPITALIZATION

      The following table shows our capitalization as of June 30, 2000:

    .  on an actual basis, and

    . as adjusted to reflect the sale of 7,000,000 shares of Class A common stock in the offerings at an initial public offering price of $13.00 per share, after deducting estimated underwriting discounts and commissions and other offering expenses, and the mandatory conversion of the Series A preferred stock into 17,866,666 shares of Class A common stock upon completion of the offerings.

      You should read this table together with the sections of this prospectus entitled "Use of Proceeds" on page 16 and "Management's Discussion and Analysis of Financial Condition and Results of Operations" beginning on page 21, and our consolidated financial statements and related notes and the other financial information that appears elsewhere in this prospectus.

                                                          At June 30, 2000
                                                        -----------------------
                                                           (unaudited)
                                                                     As
                                                         Actual   adjusted
                                                        --------  --------
                                                        (in thousands, except
                                                             share data)
Cash and cash equivalents.............................. $ 77,343  $161,123
Long-term debt:
  Credit facility(1)...................................   70,000    70,000
  Other financing, excluding current maturities........    4,182     4,182
                                                        --------  --------
      Total long-term debt, excluding current
       maturities......................................   74,182    74,182
                                                        --------  --------
Preferred stock:
  Series A convertible, redeemable preferred stock,
   $.01 par value (200,000 authorized shares, 134,000
   (actual) and 0 (as adjusted) issued and outstanding,
   respectively).......................................  127,995       --
                                                        --------  --------
Stockholders' equity:
  Common stock:
    Class A common stock, $.01 par value (75,000,000
     (actual) and 300,000,000 (as adjusted) authorized
     shares, 25,275,376 (actual) and 50,142,042 (as
     adjusted) issued and outstanding,
     respectively)(2)..................................      253       501
    Class B common stock, $.01 par value (7,500,000
     authorized shares, 2,635,000 (actual) and
     2,635,000 (as adjusted) issued and outstanding,
     respectively).....................................       26        26
    Additional paid-in capital.........................   93,201   304,748
    Deferred stock compensation........................     (285)     (285)
    Accumulated deficit................................  (76,670)  (76,670)
    Accumulated other comprehensive income.............      156       156
                                                        --------  --------
      Total stockholders' equity.......................   16,681   228,476
                                                        --------  --------
        Total capitalization........................... $218,858  $302,658
                                                        ========  ========

--------

(1) The maximum amount that may be outstanding under this credit facility is $70.0 million. On August 4, 2000, this credit facility was replaced by a new facility consisting of a $100.0 million eight-year term loan and a $55.0 million revolving credit facility.

(2) Excludes, as of June 30, 2000, 3,980,139 shares of Class A common stock subject to outstanding options, 93,166 shares of Class A common stock subject to outstanding warrants, and shares of Class A common stock we may issue to sellers of acquired businesses as purchase price adjustments based on the future market price of the Class A common stock.

                                    DILUTION

      Purchasers of the Class A common stock in the offerings will suffer an immediate and substantial dilution in pro forma net tangible book value per share. Dilution is the amount by which the initial public offering price paid by purchasers of shares of our Class A common stock exceeds the pro forma net tangible book value per share of our common stock after the offerings. Pro forma net tangible book value per share represents the amount of our total tangible assets reduced by our total liabilities, divided by the pro forma number of shares of common stock outstanding as of June 30, 2000, assuming the conversion of all outstanding shares of the Series A preferred stock into 17,866,666 shares of Class A common stock upon the completion of the offerings. Our pro forma net tangible book value as of June 30, 2000 was approximately $83.0 million, or $1.81 per share of common stock.

      After giving effect to the sale of 7,000,000 shares of Class A common stock in the offerings at an initial public offering price of $13.00 per share and the application of the estimated net proceeds from the offerings, our pro forma net tangible book value as of June 30, 2000 would have been $166.8 million, or $3.16 per share. This represents an immediate increase in pro forma net tangible book value of $1.35 per share to existing stockholders and an immediate dilution of $9.84 per share to new investors purchasing shares in the offerings. The following table illustrates this per share dilution:

   Initial public offering price per share.......................       $13.00
                                                                        ------
     Pro forma net tangible book value per share as of June 30,
      2000....................................................... $1.81
     Pro forma increase in net tangible book value per share
      attributable to new investors..............................  1.35
                                                                  -----
   Pro forma net tangible book value per share after the
    offerings....................................................         3.16
                                                                        ------
   Pro forma dilution per share to new investors.................       $ 9.84
                                                                        ======

      If the underwriters' over-allotment options are exercised in full, our pro forma net tangible book value after the offerings would be $3.33 per share, which would represent an increase in pro forma net tangible book value of $1.52 per share and pro forma dilution to new investors of $9.67 per share.

      The following table illustrates, on the pro forma basis described above as of June 30, 2000, the difference between existing stockholders and new investors with respect to the number of shares purchased from us, the total consideration paid and the average price per share paid, in each case as of June 30, 2000:

                           Shares Purchased  Total Consideration
                          ------------------ -------------------- Average Price
                            Number   Percent    Amount    Percent   Per Share
                          ---------- ------- ------------ ------- -------------
Existing Stockholders.... 45,777,042  86.7%  $221,475,000  70.9%     $  4.84
New Investors............  7,000,000  13.3%    91,000,000  29.1%     $ 13.00
                          ----------  -----  ------------  -----
   Total................. 52,777,042   100%   312,475,000   100%     $  5.92
                          ==========  =====  ============  =====

      All of the foregoing computations assume outstanding options and warrants to purchase Class A common stock are not exercised. At June 30, 2000, options to purchase 3,980,139 shares of Class A common stock at a weighted average exercise price of $4.59 per share and warrants to purchase 93,166 shares of Class A common stock at a weighted average exercise price of $5.35 per share were outstanding. If all those options and warrants had been exercised, the dilution to new investors would be $.17 per share. To the extent that any options or warrants are granted in the future and are exercised, or shares of Class A common stock are issued to sellers of acquired businesses as purchase price adjustments based on the future market price of the Class A common stock, there will be further dilution to new investors.

               SELECTED CONSOLIDATED FINANCIAL AND OPERATING DATA

      We derived the selected consolidated financial data presented below for the period from our inception on May 19, 1998 to December 31, 1998, for the year ended December 31, 1999, and as of December 31, 1998 and 1999 from our consolidated financial statements, which have been audited by Deloitte & Touche LLP, independent auditors. The summary consolidated statements of operations data for the six months ended June 30, 1999 and June 30, 2000 and the consolidated balance sheet data as of June 30, 2000 are unaudited, but include, in the opinion of our management, all adjustments, consisting only of normal, recurring adjustments, necessary for a fair presentation of such data. The results of operations for the six months ended June 30, 2000 are not necessarily indicative of results to be expected for the entire year or for any other period. You should also read the information under "Management's Discussion and Analysis of Financial Condition and Results of Operations" beginning on page 21 and our consolidated financial statements and related notes beginning on page F-1. We have presented the following data in thousands, except per share amounts and the information shown under "Operating Data."

                         Period from inception                      Six months ended
                            (May 19, 1998)          Year ended          June 30,
                         to December 31, 1998  December 31, 1999(1)   1999        2000
                         --------------------- -------------------- --------  -------------
Statement of Operations
 Data:
Revenue:
  Service revenue.......        $   150              $ 20,695       $  2,387  $ 41,801
  Equipment Sales.......            --                  2,652            --      4,410
                                -------              --------       --------  --------
                                    150                23,347          2,387    46,211

Cost of Sales:
  Service costs.........             96                14,576          1,998    22,126
  Equipment costs.......            --                  2,233            --      3,580
                                -------              --------       --------  --------
                                     96                16,809          1,998    25,706
                                -------              --------       --------  --------
  Gross margin..........             54                 6,538            389    20,505
  Selling, general and
   administrative
   expenses.............          5,770                40,294         13,088    42,335
  Depreciation and
   amortization.........            243                 4,508            735     7,559
                                -------              --------       --------  --------
  Loss from operations..         (5,959)              (38,264)       (13,434)  (29,389)
  Other income, net.....            107                   355            195     1,418
  Interest expense......            --                 (2,434)          (781)   (2,504)
                                -------              --------       --------  --------
  Net loss..............        $(5,852)             $(40,343)      $(14,020) $(30,475)
                                =======              ========       ========  ========
  Net loss per share,
   basic and diluted....        $ (0.67)             $  (1.93)      $   (.83) $  (1.11)
                                =======              ========       ========  ========

Balance Sheet Data (at
 period end):
  Cash and cash
   equivalents..........        $ 2,434              $  7,435                 $ 77,343
  Property and
   equipment, net.......         11,784                62,384                   87,352
  Total assets..........         15,716               121,986                  251,498
  Long-term debt........            --                 69,166                   74,182
  Series A convertible,
   redeemable preferred
   stock................            --                    --                   127,995
  Total stockholders'
   equity...............         12,635                30,061                   16,681

Other Financial Data:
  Capital expenditures..        $12,027              $ 41,781       $ 27,807  $ 30,939
  EBITDA(2).............         (5,716)              (33,756)       (12,699)  (21,830)
  Cash used by operating
   activities...........         (3,229)              (39,759)       (12,369)  (24,276)
  Cash used by investing
   activities...........        (12,027)              (37,407)       (27,807)  (37,050)
  Cash provided by
   financing
   activities...........         17,690                82,167         54,825   131,234

                                           At December 31, 1999 At June 30, 2000
                                           -------------------- ----------------
Operating Data:
  Markets served(3).......................            25                 25
  Number of switches deployed.............             8                  8
  Access line equivalents installed(4)....        21,200             58,000
  Sales force employees...................           211                238
  Total employees.........................           590                812

--------
(1) Includes the operating results of Campuslink from September 9, 1999, which is the date we completed our acquisition of Campuslink.

(2) We have included data with respect to EBITDA because it is commonly used in our industry as a measurement of financial performance and by investors to analyze and compare companies on the basis of operating performance. When we refer to "EBITDA," we mean net earnings or loss before interest expense, income taxes, depreciation and amortization. EBITDA is not a measurement of financial performance under generally accepted accounting principles and should not be considered an alternative to operating income, as determined in accordance with generally accepted accounting principles, as an indicator of our operating performance, or to cash flows from operating activities, as determined in accordance with generally accepted accounting principles, as a measure of our liquidity. EBITDA is not necessarily comparable with similarly titled measures for other companies.
(3) Each market represents a metropolitan statistical area as defined by the U.S. Census Bureau.

(4) An access line is a telephone line which extends from our central office to our customer's premises. We calculate the number of access line equivalents we have installed by multiplying the number of digital transmission lines we have installed by 24, which is the number of channels or paths in each digital transmission line. Not all of these channels or paths are used. The number of access line equivalents shown excludes access line equivalents sold or installed by our Campuslink unit.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

      You should read the following discussion and analysis together with our consolidated financial statements and related notes and the other financial information that appears elsewhere in this prospectus.

Overview

      We are a growing provider of integrated communications services, including core voice and data services and an expanding suite of voice and data programs and network operations services. We currently deliver our services to medium-sized and large businesses, institutions and other communications-intensive users. Our current network, which includes eight Lucent 5ESS AnyMedia switches and eight high-speed Cisco data routers, provides us with geographic access to over 31% of the total business access lines in the United States. We market our services through approximately 240 members of our direct sales force and over 400 outside sales agencies. Our business is rapidly evolving, but we have had limited operations.

      Since our inception in May 1998, our principal activities have consisted of:

    .  hiring technical, sales and other key personnel;

    .  raising capital;

    .  acquiring switches and other equipment and facilities;

    . developing, acquiring and integrating operations support systems and other back office systems capable of handling our service offerings;

    .  acquiring Campuslink and five other businesses;

    .  negotiating interconnection agreements; and

    .  commencing operations in our current markets.

Therefore, we believe that our revenue and operating results during this period are not indicators of our future performance. For risks related to our limited operations, see "Risk Factors--We have a limited operating history, which limits the information available to you to make an informed decision whether to buy our Class A common stock" on page 7.

      We have developed, installed and continue to invest in an advanced network that facilitates delivery of our service offerings. We have initially adopted a cost-efficient network deployment strategy in which we combine transport facilities we lease with switches and other electronic network components we own and operate. This strategy provides us with control over the quality and flexibility of our service offerings, reduces our capital investments and allows us to bring services more quickly to market. As it becomes economically attractive for us to do so, we plan to purchase an increasing portion of the transport capacity we need to handle growing traffic volumes.

      To supplement our internal growth, we pursue an acquisition strategy that will allow us to increase penetration of our current markets and expand into new markets. We seek acquisition candidates that will enhance our ability to sell and deliver value-added services. Accordingly, we focus our acquisition efforts on interconnect companies that sell, install and maintain data and voice networks for customers, on enhanced service providers and on local and long distance providers. We believe that our acquisition of these types of businesses will bring experienced back office, technical and customer service personnel to our company, enhance our suite of service offerings and increase our customer base. The operating results of each of the six businesses we have acquired through June 30, 2000 are included in our consolidated statements of operations from the dates of those acquisitions.

      As a result of our development activities, we have experienced significant operating losses. We had net losses of $5.9 million in fiscal 1998, net losses of $40.3 million in 1999 and net losses of $30.5 million in the six months ended June 30, 2000. Until we establish a sufficient revenue-generating client base in a market, we do not expect to achieve operating income in that market. We expect that we will continue to experience increasing operating losses as we continue to expand our operations.

      Revenue. We derive revenue primarily from usage charges, monthly recurring fees and initial non-recurring charges. Usage fees consist of fees paid by our customers for each call made, fees paid by the incumbent local exchange carriers in our markets as reciprocal compensation when we terminate calls made by incumbent carrier customers, and access charges paid by carriers for long distance traffic originated and terminated by us. We are paid usage fees both by our customers and by other carriers. Monthly recurring charges include the fees paid by our customers for lines in service and additional features on those lines, and include fees provided over the length of a customer's service contract. Monthly recurring charges are paid by our end-user customers. For particular long-term service and infrastructure projects, our customers pay initial non-recurring charges for infrastructure design, installation services and equipment costs.

      Reciprocal compensation constituted approximately 5% of our revenue in 1999 and approximately 9% of our revenue in the six months ended June 30, 2000. We do not expect that reciprocal compensation as a percentage of our revenue will significantly increase. Some incumbent local exchange carriers have disputed reciprocal compensation charges related to Internet access service billed by competitive local carriers. See "Regulation of Our Services--Federal Regulation" on page 50 for more information about this issue. We derive a significant portion of our reciprocal compensation revenues from incumbent carriers that we bill based on negotiated rates. As a result, we do not believe that the revenues we derive from reciprocal compensation will be materially adversely affected by such disputes in the foreseeable future.

      Cost of Sales. Our cost of sales consists primarily of leased transport charges, usage costs for local and long distance calls, and installation costs. Our leased transport charges are the payments we make to lease the transmission facilities used to connect our customers to our switching centers and to other carriers' networks. Because we pursue a strategy of leasing rather than building our own transport facilities, cost of services is a more significant component of total costs for us than for our competitors who own their transmission facilities. Usage costs for local and long distance are the costs that we incur for calls made by our customers. For particular long-term service and infrastructure projects, installation costs are one-time costs we incur in designing systems and purchasing and installing equipment.

      Selling, General and Administrative Expenses. Our selling, general and administrative expenses include selling and marketing, customer service, billing, corporate administration and personnel costs. We expect that we will incur significant selling and marketing costs, primarily reflecting salaries of our direct sales force and commissions paid to our direct sales force and sales agents, as we continue to expand into new geographic markets, add new sales offices and enlarge our current service offerings. In addition, our significant investment in back office systems will result in a higher concentration of selling, general and administrative costs during our initial years of operation.

      Depreciation and Amortization. Depreciation and amortization include depreciation of our telecommunications network and equipment, amortization of goodwill and other intangible assets related to acquisitions, and amortization of costs related to securing our existing loan facilities.

Results of Operations

      The following table presents information about our revenues and operations for each of our last six completed fiscal quarters.

                                      1999                       2000
                         ---------------------------------  ----------------  ---
                          First  Second    Third   Fourth    First   Second
                         Quarter Quarter  Quarter  Quarter  Quarter  Quarter
                         ------- -------  -------  -------  -------  -------
Statement of Operations
 Data:
  Revenues (in
   thousands)...........  $613   $1,774   $5,354   $15,606  $19,041  $27,170
  Gross margin (as a
   percentage
   of revenue)..........  22.1%    14.3%    14.0%     34.6%    41.2%    46.6%
Operating Data:
  Access line
   equivalents installed
    By quarter..........    --    1,512    4,320    15,360   16,800   20,472
    Cumulative..........    --    1,512    5,832    21,192   37,992   58,464
  Employees.............   213      305      513       590      647      812

      An access line is a telephone line which extends from our central office to our customer's premises. We calculate the number of access line equivalents we have installed by multiplying the number of digital transmission lines by 24, which is the number of channels or paths in each digital transmission line. Not all of these channels or paths are used. The number of access line equivalents shown excludes access line equivalents sold or installed by our Campuslink unit.

Six Months Ended June 30, 2000 Compared to Six Months Ended June 30, 1999

      We generated revenue of $46.2 million in the six months ended June 30, 2000 compared to revenue of $2.4 million in the six months ended June 30, 1999. Our Campuslink unit, which we acquired in September 1999, accounted for approximately $9.6 million of our revenues in the 2000 six-month period. The revenue increase over the 1999 six-month period also reflected the effects of expansion of our network and the increase in the number of employees and sales offices in our markets. As of June 30, 2000, we had approximately 58,000 access lines installed and in service on our network, compared to approximately 1,500 access lines installed and in service as of June 30, 1999. We offered our services through approximately 800 employees and 26 sales offices in 25 markets as of June 30, 2000, compared to approximately 300 employees and 12 sales offices in 12 markets as of June 30, 1999. Approximately 27.6% of our Campuslink unit's revenues in the 2000 six-month period were attributable to installation projects.

      Cost of sales increased to $25.7 million in the 2000 six-month period from $2.0 million in the 1999 six-month period. In both periods, cost of sales consisted primarily of usage costs for local and long distance calls and leased transport charges. As a percentage of revenue, cost of sales decreased to 55.6% in the 2000 six-month period from 83.7% in the 1999 six-month period. The decrease was primarily attributable to increases in the number of customers and customer-related usage and to related operating efficiencies we achieved in our network operations.

      Gross margin increased to $20.5 million in the 2000 six month period from $0.4 million in the 1999 six-month period. As a percentage of revenue, gross margin increased to 44.4% in the 2000 six-month period from 16.3% in the 1999 six-month period, reflecting the effects of our significant revenue growth.

      Selling, general and administrative expenses increased to $42.3 million in the 2000 six-month period from $13.1 million in the 1999 six-month period. Approximately $17.5 million, or 59.9%, of this increase represented increased payroll and benefit costs as the number of our employees grew to 812 as of June 30, 2000 from 305 as of June 30, 1999. Higher sales and marketing costs accounted for approximately $5.6 million, or 19.2%, of the increase. These higher costs primarily reflected the increased marketing activities of our expanding workforce and an increase in sales commissions related to our revenue growth.

      Depreciation and amortization expense increased to $7.6 million in the 2000 six-month period from $0.7 million in the 1999 six-month period. The increase principally reflected higher depreciation expense resulting from an increase of over $50 million in property and equipment we purchased as part of our network deployment and business expansion. Amortization of goodwill from acquisitions also contributed to the increase. Since June 30, 1999, we have recorded over $60 million of goodwill in connection with acquisitions we completed since that date.

      Interest expense increased to $2.5 million in the 2000 six-month period from $0.8 million in the 1999 six-month period. The increase was attributable to higher average balances of our outstanding borrowings, which increased to $71.7 million in the 2000 six-month period from $16.9 million in the 1999 six-month period, and, to a lesser extent, to an increase in our average cost of borrowing as a result of higher market interest rates.

Year Ended December 31, 1999

      We generated revenue of $23.3 million in 1999. Of this revenue, $7.7 million, or 33.0%, reflected the inclusion of the operating results of our Campuslink unit from the acquisition date of September 9, 1999. Excluding the Campuslink results, we derived our 1999 revenue principally from usage charges and monthly recurring fees. The increase in this 1999 revenue compared to our fiscal 1998 revenue was attributable to the longer period in which we generated operating revenue. During 1999, we expanded our service offerings, activated eight switches and significantly increased the number of employees and sales offices in our markets. Campuslink experienced revenue growth in 1999 as a result of the increase in the number of properties it served from 51 properties as of January 1, 1999 to 60 properties as of December 31, 1999. Approximately 26.0% of Campuslink's 1999 revenues were attributable to installation projects. We received $5.0 million, or 21.4%, of our 1999 revenue from our sale of products and services to one of the customers we serve as a result of our acquisition of Campuslink. Of this amount, $1.9 million, or 38.0%, was attributable to initial non-recurring charges for installation services and equipment costs. We expect that revenues generated by this customer in 2000 will represent less than 10% of our total revenue in 2000 as we continue to enter into new markets and expand our business.

      Cost of sales in 1999 totaled $16.8 million and consisted primarily of usage costs for local and long distance calls and leased transport charges. Excluding the effect of our acquisition of Campuslink, which contributed cost of sales of $6.0 million, cost of sales as a percentage of revenue was 68.8%.

      Gross margin in 1999 totaled $6.5 million. Excluding the effect of our acquisition of Campuslink, gross margin as a percentage of revenue was 31.2%.

      Selling, general and administrative expenses in 1999 totaled $40.3 million. Approximately $25.7 million, or 63.79%, of these expenses represented increased payroll and benefits costs as the number of our employees grew to 590 on December 31 from 120 on January 1.

      Depreciation and amortization expense totaled $4.5 million in 1999. We incurred depreciation expense of $3.7 million on switches and other equipment we purchased for $41.8 million and placed in service in 1999. Of our amortization expense of $0.8 million, $0.6 million was attributable to amortization of goodwill from acquisitions and $0.2 million was attributable to amortization of debt issuance costs.

      Interest expense of $2.4 million in 1999 more than offset the interest of $0.4 million we earned on our short term investments. Average balances of our outstanding borrowings in 1999 were $34.6 million.

Period from Our Inception, May 19, 1998, to December 31, 1998

      We first realized operating revenue in November 1998. During the period from our inception on May 19, 1998 to December 31, 1998, we generated operating revenue of $0.2 million, primarily from the resale of long distance phone services.

      Cost of services in fiscal 1998 totaled $0.1 million and principally represented the wholesale cost to us of long distance services.

      Selling, general and administrative expenses in fiscal 1998 totaled $5.8 million. These costs consisted primarily of the $4.5 million of payroll and professional costs we incurred in connection with our organization, initial financing activities and commencement of operations. We also incurred rental and general office expenses of $0.6 million.

      Depreciation and amortization of $0.2 million in fiscal 1998 was primarily attributable to depreciation of office equipment we placed in service.

      We generated interest income of $0.1 million in fiscal 1998 from our investment of cash balances in short-term investments.

Seasonality

      Our operating results will reflect some seasonality relating to the portion of our revenue we derive from sales to the university campus market. We expect that we generally will experience lower revenue and income from operations in the summer months, when smaller student enrollments at the universities and colleges we serve result in a reduced demand for our services.

Inflation

      Inflation did not have a material impact on our operations during any of the periods covered in our discussion and analysis of results of operations.

Liquidity and Capital Resources

      We have incurred losses from operating activities and negative cash flow since we began operations. We expect that we will continue to incur significant and increasing operating and net losses and negative cash flow from operations due to continued capital expenditures, the increase in the number of markets we serve and the expansion of services we offer. As of June 30, 2000, we had an accumulated deficit of $76.7 million. Our net cash used for operating activities was approximately $3.2 million in fiscal 1998, $39.8 million in 1999 and $24.3 million in the six months ended June 30, 2000. The net cash used for operating activities during 1999 and the six months ended June 30, 2000 was primarily attributable to our net losses.

      We historically have depended on the proceeds from the sale of equity securities and borrowings to fund a significant portion of our investing activities, which have consisted primarily of the purchase and installation of property and equipment. We made capital expenditures of $12.0 million in fiscal 1998, $41.8 million in 1999 and $30.9 million in the six months ended June 30, 2000. Net cash used in our investing activities was $12.0 million in fiscal 1998, $37.4 million in 1999 and $37.1 million in the six months ended June 30, 2000. The net cash used for investing activities was primarily applied to capital expenditures.

      In fiscal 1998, the $17.7 million of net cash provided by financing activities was primarily attributable to issuances of our common stock. In 1999, net cash provided by financing activities totaled $82.2 million. Net proceeds of $27.6 million from common stock issuances and $65.0 million of borrowings under our credit facility accounted for substantially all of the net cash provided by financing activities in 1999. Of the $131.2 million of net cash provided by financing activities in the six months ended June 30, 2000, $127.8 million was attributable to our sale of the Series A preferred stock.

      We currently have a senior secured credit facility under which a syndicate of lenders provides us with funding of up to $155.0 million. Covenants in this facility may preclude us from drawing this entire amount. The managing lenders are affiliates of CIT Lending Services Corporation and

Canadian Imperial Bank of Commerce. The facility, which was increased from $70.0 million on August 4, 2000, consists of a $100.0 million eight-year term loan and a $55.0 million eight-year reducing revolving credit facility. We are required to apply the proceeds of the facility to fund capital expenditures, permitted acquisitions and a portion of our working capital requirements. We have granted the lenders under this facility a security interest in substantially all of our assets. Amounts borrowed under the facility bear interest at our option at a rate equal to the sum of LIBOR, a specified prime rate or the federal funds rate plus .05%, and an applicable margin. The applicable margin varies from 4.25% to 2.0% based on a formula tied to our level of indebtedness from time to time. As of July 31, 2000, borrowing rates under the facility averaged 11.8%. As of July 31, 2000, $70.0 million of borrowings were outstanding under this facility. For a description of the operating and financial restrictions imposed under our credit facility agreement, see "Risk Factors--Covenants in our credit facility restrict our capacity to borrow and invest, which could impair our ability to expand or finance our operations" on page 12. As of December 31, 1999, we were not in compliance with a credit facility covenant that restricts our EBITDA losses from exceeding specified amounts. As of March 31, 2000, we were not in compliance with a covenant that specified minimum quarterly revenues we must achieve. Our lenders waived the application of the EBITDA covenant for the reporting periods ended December 31, 1999 and March 31, 2000 and the minimum quarterly revenue covenant for the reporting period ended March 31, 2000. When we amended and restated the facility on August 4, 2000, these and other financial covenants were modified to conform with our operating plan for 2000. We did not pay any additional interest, penalties or fees to obtain the waivers or modifications of any covenants.

      On September 9, 1999, we completed our acquisition of Campuslink by merger. In this transaction, we assumed a total of $7.3 million of Campuslink indebtedness owed to four of Campuslink's former principal stockholders. After the merger was completed, we repaid $5.2 million of this indebtedness and issued notes to the former stockholders representing the remaining $2.1 million of the indebtedness. We repaid the outstanding balances on these notes, plus all accrued interest, on March 2, 2000.

      In connection with our acquisition of Campuslink, we assumed three term notes in the total principal amount of approximately $5.6 million. Campuslink used the borrowings represented by the notes to finance the purchase and installation of telecommunications equipment at institutions with which Campuslink has exclusive service agreements. In November 1999, we repaid the outstanding balance on one of these notes to NEC America, Inc. On June 30, 2000, the outstanding balances on the remaining two notes totaled $4.4 million. One of the notes, which is payable to MarCap Corporation, matures in 2005 and bears interest at a 10.4% annual rate. The other note, which is payable to The CIT Group, matures in 2004 and bears interest at a 9.2% annual rate. Repayment of both of the notes is secured by a security interest in the equipment purchased by Campuslink with the loan proceeds.

      On February 4, 2000, we sold 134,000 shares of our Series A preferred stock to institutional investors led by Madison Dearborn Partners and The Blackstone Group for a total purchase price of $134 million. Of the $127.8 million of net proceeds we received from the sale of these shares, we used $45.0 million to repay outstanding borrowings under our senior credit facility, $24.2 million to fund operating losses, $30.6 million to fund capital expenditures and $6.2 million to pay a portion of the purchase price for our acquisition of Pinnacle Software Corporation in April 2000 and Data Voice Networks, Inc. in May 2000. We intend to use the remaining net proceeds primarily to fund our capital expenditures and to provide for working capital and other general corporate purposes. As of June 30, 2000, we had $21.8 million of net proceeds available for these purposes. The shares of Series A preferred stock are convertible at the holder's option into 17,866,666 shares of our Class A common stock at a price of $7.50 per share, subject to adjustment for dilutive issuances of our common stock or other securities. Cumulative dividends at an annual rate of 8.0% will accrue on the preferred stock beginning on February 4, 2001 if the preferred stock is not earlier converted. We will require conversion of all of the Series A preferred stock into Class A common stock upon completion of the offerings and expect to issue the preferred stockholders a total of 17,866,666 shares of Class A common stock in connection with this conversion.

      We intend to use the net proceeds from the offerings for general corporate purposes, including to fund our capital expenditures, operating losses, market expansion and product development, to hire additional personnel, to fund potential acquisitions and to provide for working capital. We are not currently able to allocate the estimated amount of net proceeds we may use for each of these purposes, since such an allocation will depend on a number of factors, including our future revenues. We pursue acquisitions of other businesses as part of our business strategy, but we do not currently have any agreements concerning specific acquisitions to which we would apply any of the net proceeds of the offerings.

      Expansion of our network, operations and services will require significant capital expenditures. We made capital expenditures of approximately $41.8 million in 1999 and approximately $30.9 million in the six months ended June 30, 2000, principally for communications switching equipment. We currently estimate that our aggregate capital expenditures will total approximately $86.0 million in the second half of 2000 and in 2001, of which we expect to incur a total of approximately $16.0 million in the second half of 2000 and approximately $70.0 million in 2001. We expect to make substantial capital expenditures thereafter. We will make capital expenditures primarily for the following purposes:

    .  acquisition and installation of switches and related equipment;

    .  market expansion;

    .  continued development of our network; and

    .  infrastructure enhancements, principally for our back office systems.

The actual amount and timing of our capital requirements may differ materially from our estimate as a result of regulatory, technological and competitive developments in our industry. At July 31, 2000, we had entered into agreements with vendors to purchase approximately $14.8 million of equipment and services.

      We have entered into a 20-year lease for our new corporate headquarters, which is currently under construction and which we expect to occupy beginning in the fourth quarter of 2000. We expect that our annual rental payments under the lease will increase from approximately $1.3 million for the first year of occupancy to approximately $2.0 million for the last ten years of the lease term. We also have entered into an agreement for the naming rights of a new soccer stadium in the Rochester, New York area. We expect that our payments under this agreement will total approximately $12.8 million over a 20-year period beginning in 2001.

      We will be dependent on additional capital to fund our growth, as well as to fund continued operating losses and working capital. We believe that, subject to any required waivers or modifications of our credit facility, if necessary, the net proceeds from the offerings, together with cash on hand, cash flow from operations and borrowings we expect to be available under our credit facility, will provide sufficient capital to fund our business as currently planned through the end of 2001. If, however, we were to breach one or more of the restrictive covenants in our credit facility, our ability to draw funds from the facility would be impaired, and we could be forced to delay or abandon our plans to expand our market, operations, facilities, network and services, which could harm our competitive position. After that date, we will need to have secured additional financing to fund our capital expenditures and working capital requirements. If our plans or assumptions change or prove to be inaccurate, the foregoing sources of funds may prove to be insufficient to fund our currently planned growth and operations. In addition, if we complete acquisitions in accordance with our business strategy, we may be required to seek additional capital sooner than we currently anticipate. We may seek to obtain this capital from equity and debt financings or from other financing arrangements, such as vendor financing. We cannot assure you that additional financing arrangements will be available to us or, if available, that we can secure them on terms we find acceptable. If we fail to generate sufficient cash flow from our operating activities or otherwise fail to obtain sufficient funds for our cash needs, we may have to delay or abandon some of our development and expansion plans.

      The successful implementation of our strategy, including expanding our network and obtaining and retaining a significant number of customers, and our achievement of significant and sustained growth in our cash flow are necessary for us to be able to meet our debt service and other cash requirements. We cannot assure you that we will successfully implement our strategy or that we will be able to generate sufficient cash flow from operating activities to improve our earnings before fixed charges, or to meet our debt service obligations and working capital requirements. Our ability to meet our obligations will depend upon our future performance, which will be subject to prevailing economic conditions and to financial, business and other factors.

Quantitative and Qualitative Disclosures About Market Risk

      We are exposed to minimal market risks. We manage the sensitivity of our results of operations to these risks by maintaining a conservative investment portfolio, which primarily consists of short-term, interest-bearing securities, and entering into long-term debt obligations with appropriate pricing and terms. We do not hold or issue derivative, derivative commodity or other financial instruments for trading purposes. We do not have any material foreign currency exposure.

      Our major market risk exposure is to changing interest rates we incur on borrowings we use to fund the expansion of our business and our operating losses. The interest rates that we are able to obtain on this debt financing depend on market conditions.

      Our policy is to manage interest rates through a combination of fixed-rate and variable-rate debt and through use of interest rate swap contracts to manage our exposure to fluctuations in interest rates on our variable-rate debt. At June 30, 2000, $70.0 of our long-term debt consisted of variable-rate instruments that accrue interest at floating rates. At the same date, through an interest rate swap contract, we had capped our interest rate exposure at 6.29% on $25.0 million of floating-rate debt through December 31, 2000. A one percentage point change in the interest rates applicable to our $45.0 million of variable-rate debt not subject to the interest rate swap contract at June 30, 2000 would result in a fluctuation of $0.5 million in our annual interest expense.

Information Systems and the Year 2000 Issue

      We developed and implemented a Year 2000 plan to guide us through the evaluation, testing, remediation and implementation of all facets of the Year 2000 transition, including, among other things, the monitoring of any potential adverse impact arising from services and equipment provided to us by our vendors within the telecommunications industry. To our knowledge, we have experienced no networking problems arising from the transition of our network into the year 2000. However, we may not have identified and resolved all significant Year 2000 problems. Further remediation efforts may involve significant time and expense. In addition, we sell our products and services to companies in a variety of industries, each of which may be experiencing different Year 2000 issues. Customer difficulties with Year 2000 issues might require us to devote additional resources to resolve underlying problems.

Recently Issued Accounting Standards

      In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activity," which we are required to adopt in 2001. This statement will require us to recognize all derivatives on the balance sheet at fair value. Derivatives that are not hedges of underlying transactions must be adjusted to fair value through income. If the derivative is a hedge, depending on the nature of the hedge, changes in the fair value of the derivative will either be offset against the change in fair value of the hedged assets, liabilities or firm commitments through earnings or recognized in other comprehensive income until the hedged item is recognized in earnings. The ineffective portion of a derivative's change in fair value will be immediately recognized in earnings. We do not believe that our adoption of this statement, which will occur in the first quarter of 2001, will have a material adverse effect on our financial condition, results of operations or cash flows.

                                    BUSINESS

      We are a growing provider of integrated communications services, including core voice and data services and an expanding suite of voice and data programs and network operations services. We currently deliver our services to medium-sized and large businesses, institutions and other communications-intensive users. We actively market our services through approximately 240 members of our direct sales force and over 400 outside sales agencies. Our sales force works closely with our customers to develop a package of value-added services tailored to the customer's specific needs. Since we began business in May 1998, we have incurred significant operating losses in building a foundation for future growth through our investments in our sales force, back office systems and network. As of June 30, 2000, we had installed over 58,000 access lines on our network and were providing service to over 24,000 businesses and institutions.

      Our management team has an established record of accomplishments in the communications industry. Many members of our senior management team worked together for several years at ACC Corp., which was the first competitive local exchange carrier to use a network deployment strategy of leasing, rather than building, transport facilities. ACC was acquired by Teleport Communications Group, which is now a division of AT&T, for approximately $1 billion in 1998. Our executive management team has an average of 18 years experience in the telecommunications industry. Arunas A. Chesonis, our Chairman of the Board and Chief Executive Officer, served as President of ACC and has over 15 years of industry experience. Our management and employee ranks also include experienced personnel in all key functional areas, including sales, engineering, customer service, operations support systems, billing, finance and other back office functions.

Our Business Strategy

      Our objective is to become the most customer- and employee-oriented network-based services provider to medium-sized and large businesses and institutions in our markets. To accomplish this objective, we seek to:

      Offer a full range of bundled services to communications-intensive users. We focus our growth initiatives on the delivery of communications services to users that can benefit from our value-added approach. We believe that our target customer base, which is composed primarily of medium-sized and large businesses, institutions and other communications-intensive users, has complex communications needs that are often underserved by traditional telephone companies. Many communications providers continue to focus primarily on access, transport and basic voice and Internet access services. We intend to increasingly differentiate ourselves from these providers through superior customer service that delivers complete solutions for our customers' communications needs. These solutions combine our advanced network connection services with our core voice and data services, the value-added communications programs that enhance our core services, and our network operations services.

      Work closely with our customers to develop end-to-end communications solutions tailored to each customer's particular needs. We believe that our sales and service approach, in which we consult with our customers to design services customized for their particular needs, is an effective strategy for attracting and retaining customers with complex communications needs. We establish local sales offices and hire sales personnel in each of our markets to provide an experienced, locally-based account management team which offers face-to-face sales and personalized client care for our entire product line. To achieve superior sales coverage and results, we market our services through our direct sales force and through independent agents from sales agencies located throughout our markets. We hire seasoned sales professionals and reinforce the experience of our employees and sales agents with intensive training in our service offerings. We seek to motivate and retain our sales employees, sales agents and agent support personnel with commissions and long-term equity incentives.

      Implement efficient and integrated back office systems. Our strategy requires that we implement efficient operations support systems and other back office systems that can support rapid and sustained growth. To realize this objective, we have assembled a team of engineering and information technology professionals experienced in the communications industry. This team is working with third-party vendors to develop end-to-end systems that will coordinate multiple tasks, including installation, billing and client care. Unlike legacy systems currently in use, which require multiple entries of client information to perform multiple tasks, our systems will require only a single entry to transfer client information from sales to service to billing. Our customized systems also will be integrated to minimize the time between client order and service installation and to reduce our costs. As a result of our focus on advanced back office systems, we are one of the first U.S. communications providers to obtain ISO-9002 registration, an internationally recognized symbol of quality management systems. As of July 31, 2000, all but one of our planned back office and operating support systems were installed and operational. We expect that all of our back office systems will be installed, operational and substantially integrated by the end of 2000.

      Design and install an advanced network with reduced capital expenditures. We have followed a network deployment strategy in which we initially lease fiber capacity and other transport facilities, but purchase our own switches and other electronic network components for transmission of voice, data and video communications. Currently, we lease 100% of our transport requirements, but we expect to purchase some transport capacity when it becomes economically attractive for us to do so. We believe that this network deployment strategy allows us to enter new markets rapidly and apply an increased amount of our initial capital expenditures in each market to the critical areas of sales and marketing and to our operations support systems. We also believe that this strategy has resulted in lower, less risky capital investment than the investments of other communications providers that initially build their own fiber optic networks or other transport facilities.

      Supplement internal growth with strategic acquisitions. To supplement our internal growth, we pursue an acquisition strategy that will allow us to increase penetration of our current markets and expand into new markets. We seek acquisition candidates that will enhance our ability to sell and deliver value-added services. Accordingly, we focus our acquisition efforts on interconnect companies that sell, install and maintain data and voice networks for customers, on enhanced service providers and on local and long distance service providers. We believe that our acquisition of these types of businesses will bring experienced back office, technical and customer service personnel to our company, enhance our suite of service offerings and increase our customer base.

Our Market Opportunity

      We operate in both the high-speed data and voice communications markets. We believe that these markets are experiencing dramatic growth which is being significantly driven by the Internet and e-commerce. We also believe many medium-sized and large businesses and institutions are inadequately supplied with highly reliable data and other value-added voice communications services and solutions. As a result, we emphasize the marketing and sale of value-added products and services, such as enhanced communications programs and network operations services, to complement our network connection services and core voice and data services.

      Overall Market Size and Growth. The overall market of regulated, switched and unswitched data and voice traffic in the U.S. is estimated to have generated a total of $212.8 billion in revenues in 1998 and is expected to grow to $252.2 billion by 2002, according to International Data Corporation, or IDC. The number of total switched access lines in the U.S. is expected to grow from
187.5 million lines in 1998 to 232.6 million lines by 2002. Our strategy is to focus on business users, a segment which represents a significant component of this large market. For example, IDC estimates that the number of switched business access lines in the U.S. will grow from 63.3 million lines in 1998 to
84.6 million lines, or 36.4% of the total switched access lines, in 2002.

      We believe that a significant market opportunity also exists for providers of data and Internet services. High-speed connectivity has become important to medium-sized and large businesses and institutions as a result of the considerable increase in Internet usage and e-commerce. The Internet has become a substantial vehicle for commerce and business operations, as businesses establish Web sites and internal and external corporate networks to expand their market reach and improve their efficiency. Accordingly, to remain competitive, our target customers increasingly need high-speed Internet connections to maintain complex Web sites, access critical business information and communicate with employees, clients and business partners. According to Forrester Research, the market for business Internet and data network services in the U.S. is expected to grow from $3.7 billion in 1998 to $40.3 billion in 2002, representing a compound annual growth rate of 81.7%.

      Our Current and Targeted Markets. We are deploying our network in three phases. In the first phase, we selected eight initial switch sites based on the concentration of potential customers, amount of communications traffic originating and terminating in the markets, size and strength of the local economy, ability to interconnect to established or incumbent networks, degree of competition and regulatory environment. These eight sites allow us to offer services in the cities in which they are located and in an additional 17 metropolitan areas adjacent to those cities. Although we are subject to intense competition in many of our markets and plan to face significant competition as we enter new markets, we believe that there is a significant market opportunity for us in each of the markets we enter.

      When we complete phase two of our network deployment, we expect that our network will reach a geographic area containing over 45% of the total business access lines located in the U.S. We expect that our network will have the geographic coverage to reach over 50% of the country's total business access lines when we complete phase three.

      The following table presents information about our phase one markets:

                                 Phase One

                                                    Estimated
                                                      total
                                                     business                  PaeTec lines in
                                                      access    PaeTec switch   service as of
Switch site               Markets served by switch   lines(1)  in-service date  June 30, 2000
-----------              -------------------------- ---------- --------------- ---------------
                                                       (by
                                                     switch)                     (by switch)
Boston, MA.............. Boston                      2,000,000     4/10/99          9,240
                         New Hampshire
                         Rhode Island
                         Worchester/Springfield
Rochester, NY........... Rochester                     800,000     4/29/99         12,480
                         Buffalo
                         Syracuse
Miami, FL............... Miami/Ft. Lauderdale        1,000,000     6/11/99          5,832
                         Boca Raton/West Palm Beach
Philadelphia, PA........ Philadelphia                1,200,000     6/11/99          4,632
                         Southern New Jersey
Albany, NY.............. Albany                        900,000     8/24/99          5,904
                         Hartford
                         New Haven/Stamford
Washington, D.C. area... Baltimore                   2,200,000    10/13/99          2,304
                         Washington, D.C.
                         Northern Virginia
New York, NY............ New York City               4,600,000     11/1/99         11,616
                         Northern New Jersey
                         Long Island
                         Westchester County
Los Angeles, CA......... Los Angeles                 5,100,000    12/10/99          6,456
                         San Diego
                         Orange County
                         -------------------------- ----------                     ------
  Totals................                         25 17,800,000                     58,464
                         ========================== ==========                     ======

      After focusing on further penetration of our existing markets and expansion of our service offerings during 2000, we plan to enter the following markets in 2001 as part of phase two of our network deployment plan:

                                 Phase Two

                                                            Estimated total
Metropolitan Area                                       business access lines(1)
-----------------                                       ------------------------
San Francisco, CA......................................        1,100,000
San Jose, CA...........................................          700,000
Orlando, FL............................................          300,000
Tampa, FL..............................................          500,000
Atlanta, GA............................................          700,000
Chicago, IL............................................        2,000,000
Detroit, MI............................................        1,100,000
Cleveland, OH..........................................          400,000
Pittsburgh, PA.........................................          500,000
Dallas, TX.............................................        1,200,000
                                                               ---------
  Total................................................        8,500,000
                                                               =========

--------

(1) Sources: Federal Communications Commission, Statistics of Common Carriers as of December 31, 1998, and U.S. Census Bureau data.

      We expect to initiate phase three of our network deployment plan in 2002. Our objectives for this phase will include completion of our transition to a packet-switching network, completion of our national network and expansion into additional markets to complete our planned nationwide footprint.

Our Services

      We provide a wide range of communications services to both end-users and wholesale customers. Our service offerings are organized around a value-added services model that includes network connection services, core voice and data services, value-added voice and data programs that enhance our core services, and network operations services. Our sales and marketing initiatives, as well as our investments, focus on bundling the products and services in the latter three categories. We believe this bundling adds value for our customers and increases our share of our customers' expenditures on communications and related services.

      We are focusing our efforts on expanding our range of services in each category so that our customers can meet an increasing number of their voice and data communications needs through us. We believe our ability to bundle a suite of value-added communications services will enable us to penetrate our target markets rapidly and build customer loyalty. We have built our network, developed our back office and trained our employees and sales agents to support our increasing array of services.






Network Connection Services

      We have developed, installed and continue to invest in an advanced network that facilitates delivery of our services. We connect our customers to our switches and the rest of our network through an expanding variety of technologies. We have initially adopted a cost-effective network deployment strategy in which we combine transport facilities we lease with switches and other electronic network components we own and operate. This strategy provides us with control over the quality of our service offerings, reduces our capital investments and allows us to bring services more quickly to market. When appropriate to support our growth, we negotiate transport capacity leases with specified volumes and lease durations to reduce costs. For example, we have recently entered into 15-year lease for 24 million fiber circuits from an international provider of fiber optic facilities. This long-term lease will substantially reduce our transport costs.

      We currently obtain most of the T1 digital transmission links which connect our customers to our network from the regional Bell telephone companies or from other communications providers such as AT&T, Worldcom and Time Warner Telecom Inc. These connections provide our customers with 24 available channels over which we can provide our core voice and data services. Our strategy is to form relationships with multiple providers of the communications lines we need to improve service reliability through alternative network paths and to lower our costs through competitive procurement. Our membership in the Associated Communications Companies of America, an 11-member buying consortium, provides us with additional opportunities to benefit from competitive pricing from multiple suppliers. Members of this consortium include Qwest Communications International, Inc., Broadwing, Inc., McLeodUSA Incorporated and ITC/\DeltaCom, Inc. By participating in this buying consortium, we estimate that we reduce our overall cost of providing services by at least 5%.

      Newer access methods such as digital subscriber line, or DSL, technology offer attractive pricing and are growing rapidly in accessibility. DSL technology reduces the bottleneck in the transport of information, particularly for data services, by increasing transmission speed and data-carrying capacity of copper telephone lines. We have signed agreements with DSL providers that allow us to offer DSL service in all of our current markets, and are seeking agreements with other DSL providers to cover the remaining markets that we plan to enter. We currently offer our core data and Internet access services through DSL technology under these agreements. In the near future, when the technology has more fully developed, we plan to offer core voice services over DSL technology. Compared to T1 network connections, our DSL arrangements allow us to connect customers to our network more quickly and at a lower cost. In selected target markets, we will construct our own DSL connections where we believe this strategy is justified by a known customer base and favorable competitive conditions.

      We plan to use wireless network connection methods, primarily for Internet access, as another low-cost alternative to T1 lines. We have formed a relationship with CyberTech Wireless, Inc., a fixed wireless carrier based in Rochester, New York, to provide wireless services in upstate New York markets, and anticipate expanding the relationship into additional cities in the remainder of 2000 and in 2001. We are a 12% stockholder of CyberTech Wireless. We will evaluate additional relationships of a similar nature as part of our plan to gain wireless access alternatives in all of our current and prospective markets.

Core Voice and Data Services

      We offer a range of core communications services to the customers connected to our network. Our current core services include voice services, such as local dial tone services, domestic and international long distance services and calling card services, as well as data services, such as Internet access services and virtual private networking services. As our network evolves, we will continue to supplement these service offerings, which we expect will include advanced Voice over IP technologies that will allow us to transmit voice conversations over a data network.

      Local Telephone Services. Our local telephone services include basic local dialtone service, as well as enhanced services such as call waiting, call forwarding, call return and caller ID. We also receive revenues from originating and terminating local voice and Internet traffic of other communications companies with customers on our network. As of June 30, 2000, we had entered into interconnection agreements with regional Bell operating companies or other large local telephone companies operating in our markets. These agreements allow us to interconnect our network with the networks of those companies to offer local telephone services in 13 states and the District of Columbia and enable us to enter new markets with minimal capital expenditures.

      Long Distance Services. We offer a full range of basic long distance services. These include services that originate and terminate within the same local transport area and in different local transport areas, international services, 1+ outbound services and 800/888/887 inbound toll-free services. We also offer ancillary long distance services such as operator assistance, calling cards and pre-paid long distance. We provide our own dedicated long distance services to customers connected to our network. We also have entered into a partnership agreement to resell the long distance services of Frontier Corporation, a subsidiary of Global Crossing, Ltd., to customers who are not connected to our network.

      Internet Connectivity and Data Networking Services. We offer our customers an expanding suite of Internet connectivity and data networking services. Our goal is to provide end-to-end value-added networking solutions which are customized to meet specific customer needs. We currently offer the following data services:

    . Broadband dedicated Internet access services. We offer integrated voice and Internet access over a single T1 line and very high speed Internet services over multiple T1 lines. With this service, our customers are able to obtain voice and Internet services at competitive prices from a single source. We plan to expand our Internet access offerings by the end of 2000 to include even higher speed services over leased optical circuits or leased digital transmission lines.

    . Broadband DSL-based Internet and virtual private network services. We offer DSL-based Internet services to business and other institutional customers through partnerships with national and regional DSL providers. These services afford low-cost Internet access and provide connectivity to virtual private networks.

    . Virtual private network services. We offer these services to businesses seeking a cost-effective means of creating their own secure networks. These networks link multiple customer locations by using computer software to dedicate circuits solely for the customer's use instead of building a physical circuit to the customer. Businesses generally use these services to create a secure, outsourced network for communicating and conducting business with their employees, customers and suppliers.

    . Campuslink-managed broadband services. Through our Campuslink unit, we manage the provision of broadband services, including high speed Internet access and enhanced voice and video services, at universities and private student housing complexes to over 26,000 college students who use the Internet to access research materials, lectures and other online educational resources. Student networks, which we manage from Campuslink's central network operations center in Ann Arbor, Michigan, typically employ advanced technologies from Cisco Systems, Inc. and other major providers.

      Networks for Planned Communities. In Los Angeles, at Playa Vista, one of the nation's largest urban planned communities, we plan, beginning in mid-2001, to provide high-speed Internet access, as well as other value-added voice and video services, to over 10,000 residents and businesses through a broadband network. We are marketing our services to other large, planned community developments that we understand plan to offer these services to their members.



      Voice Over IP: Transmission of Voice Conversations Over a Data Network Using the Internet Protocol. We plan to expand the capacity, efficiency and diversity of our network by implementing a technology that will send data over our network in efficient segments, referred to as packets. This packet-switching technology will allow us to provide a service, commonly known as Voice over IP, which will transmit voice conversations over a data network, such as the Internet, using Internet Protocol. We expect that this technology will not only enable us to expand our service offerings to include services such as unified messaging, which integrates voice mail, e-mail, fax mail, video and other types of messages over a local area network, and other converged voice, data and video programs, but will also allow us to manage voice and data networks as a single integrated network. This technology should lower our costs of transporting voice traffic, which would allow us to offer competitive prices for our voice services while improving our profit margins.

Comprehensive Voice and Data Programs

      We believe that many communications-intensive users are principally interested in the value-added programs that are used in connection with and enhance our core voice and data services. Consequently, we offer a growing range of standard and customized programs to meet our customers' communications needs, including voice programs, such as conference calling and voice mail, and data programs, such as e-commerce, Web hosting and Web development, applications hosting, computerized management of cable and circuit inventory, and customer trouble management. We also offer an expanding selection of customized programs for specialized markets that include universities, hospitals and hotels.

      E-commerce. Through our subsidiary, PaeTec Online, Inc., we have added e-commerce services to our selection of value-added services. Our approach to e-commerce emphasizes communities of interest and links business users and their customers through Web sites that are simple and inexpensive to establish and maintain. We believe this approach will appeal particularly to our customers that share common interests and to the higher education markets we serve primarily through our Campuslink unit. Our internal graphic design and software engineering staffs design and implement our e-commerce services, which we market through the same channels as our other communications services.

      Billing services. Many large organizations use a number of separate, stand-alone software packages to perform their billing functions. We offer a software billing product designed to allow our customers to provide billing services to their customers through integrated voice management software that can track and allocate the costs of voice, data and other communications charges at the individual, departmental and general ledger levels. Customers using our software are able to access their accounts to acquire balance and historical billing information, perform rate inquiries, initiate trouble ticketing, track work orders and engage in paperless billing.

      Enhanced Voice Services. The enhanced voice services we currently offer include voice mail and conference calling.

      Upon completion of phase three of our network deployment strategy, we plan to have Voice over IP technology which will allow us to send voice conversations and data over a single network. This technology will allow us to offer additional enhanced voice services, including unified messaging and other converged voice and data applications for communications-intensive customers such as telemarketers and Web-based services companies.

      Web Hosting Services. We offer Web-hosting services with varying degrees of customization and value-added content to companies and other organizations that wish to create and maintain their own Web sites without maintaining the computer hardware and software otherwise necessary to do so. These services, in which our customers put their Web sites on our computer, feature state-of-the-art Web servers for high speed and reliability, a high-quality connection to the Internet, specialized customer support, advanced services features, such as secure transactions, and reporting of on-site usage. We also currently operate OnNet Mall, which enables our business customers to establish, customize and operate an Internet sales site with minimal investment and difficulty.

      We plan to continue to broaden our Web hosting expertise through our OnNet Mall offerings and apply that knowledge to add business to business e-commerce services and other value-added services.

      Applications Hosting. Many enterprises and institutions wish to outsource the hosting and support of their business applications software to reduce capital expenditures and staffing expenses. We currently offer these customers e-mail, group productivity, polling and call rating, bill printing, customer support and other hosting services. We also offer a hosting service that allows higher education, healthcare, governmental and commercial enterprises to manage their telecommunications expenses.

      Planned Community Networks. We plan to develop customized community networks to complement our network services business in specialized markets such as higher education and student housing. In addition to serving as a portal to the Internet, the broadband network we have developed for the Playa Vista community in Los Angeles will allow community residents to access local transportation schedules and to purchase services online from local service providers and merchants.

Network Operations Services

      As part of our end-to-end solutions offerings, we offer a growing variety of network operations services that help customers build and operate their own networks on their premises. We offer these services primarily to support our sale of our core voice and data services and our communications programs, and to enhance customer retention. Our current network integration services include equipment sales, installation and maintenance, network management, network design and implementation, wide area network support and billing and customer care.

      Customer Premise Equipment Sales, Installation, Maintenance and
Repair. We sell, install and repair equipment located on the customer's premises. This equipment includes private branch exchanges, local area networks, servers and routers. To complement our own work force, we establish relationships with local equipment installation companies to sell, install and repair equipment of our customers which we do not provide. We also furnish and install fiber optic and cable television cables for some of our customers.

      Network Management. Some of our customers outsource to us the operations and management of their network. Our network operations center in Ann Arbor, Michigan, which operates 24 hours a day, 365 days a year, is equipped with advanced network, service management and impact analysis tools that enable us to deliver managed network services to our customers. Our network operations center technicians monitor our network and our customers' networks to provide a high degree of network reliability. Our field network technicians and maintenance partners provide corresponding network management services at our customers' premises. Through our Campuslink unit, we manage a variety of networks and networking equipment for over 60 campus locations. Customers may obtain reports of network performance and make service requests through Web-based access to our systems. We assign account managers to each customer to provide personal support.

      Network Design and Implementation. We offer design, installation and maintenance services for networks, including local and wide area networks, located on our customers' premises.

      Billing and Customer Care. Many higher education institutions prefer to outsource the management of campus telecommunications services programs. Through our Campuslink unit, we provide billing and customer care services for the telecommunications resale programs of over 60 campus locations representing over 50,000 students. Our student customers can speak to our customer care representatives seven days a week or access automated account information over the Web.

      We plan to extend our customer care and billing center to support the expected significant increase in the use of these services in the business sector as well as the continued growth in the demand for these services in the higher education marketplace.

      Network and Security Consulting. We help organizations to develop and implement a comprehensive network security plan to protect their computers against unauthorized access. The key components of such a plan are systems or combinations of systems that enforce a boundary between two or more networks. In addition, we provide the installation, configuration and support of encryption and other security devices.

      We are expanding these services to include protection against computer viruses, external network vulnerability scans, penetration testing, internal network audits and customized security training and consulting.

      Planned Applications Support Services. To complement our hosting services, we plan to offer database administration support for Oracle and other databases, Unix and Windows NT systems administration, systems operations and programming support.

Wholesale Services

      In addition to the services we provide to end-users, we offer wholesale voice and data services to other communications providers. Our wholesale customers include communications companies that resell the long distance services of other carriers, cellular and interactive voice response providers, providers of voice services over data networks, and competitive local exchange carriers, Web services providers and Internet service providers. We currently offer the following wholesale services:

    .  domestic and international termination services;

    .  dedicated voice and data private line services;

    . origination services for competitive local exchange carriers and other carriers;

    . design of local resale service for competitive local exchange carriers and other carriers;

    .  local access to Internet service providers;

    . broadband Internet connectivity for Internet service providers and Web services applications;

    .  DSL services;

    . network optimization management software for competitive local exchange carriers and long distance carriers; and

    .  location of customer equipment in our switching centers.

      We provide our regional customers with the flexibility to extend their coverage areas without extending their operational centers or investing in additional personnel through the use of our centralized switching centers. We believe that this has allowed us to become the primary wholesale vendor for several fast-growing Internet and Web-based service providers.

      In addition, we plan to offer the design of local resale service for competitive local exchange carriers and other carriers on a wholesale basis.

Sales and Customer Service

      Our goal is to be the nation's most customer-oriented network-based provider of communications services. We target medium-sized and large businesses, institutions and other intensive users of communications services that we believe can benefit from our value-added services. For each prospective customer, we conduct a profitability and pricing analysis for use in preparing proposals. This procedure ensures that we maintain our focus on obtaining customers that meet our internal profitability standards, while illustrating the potential benefits that a customer may realize by using a broader bundle of our services.

      Direct Sales. As of June 30, 2000, we conducted our direct marketing activities through 238 employee sales representatives, of whom 26 were sales managers. As of the same date, we maintained a total of 26 sales offices in 12 states. We use these sales offices not only to target businesses and other customers operating within our markets, but also to solicit and service national accounts and the private student housing accounts managed by our Campuslink unit.

      We pursue a decentralized sales strategy, which grants our sales representatives substantial responsibility to negotiate the pricing and other terms of our customer agreements, subject to meeting specified profit margin and profitability requirements. For this strategy to succeed, we must be able to attract, train, motivate and retain skilled sales professionals. We seek to recruit sales representatives with experience working for other communications providers, telecommunications equipment manufacturers and network systems integrators in our existing and target markets.

      We require each new member of our direct sales force to participate in an initial in-house training program, which includes seminars, on-the-job training and direct one-on-one supervision by experienced sales personnel. We also require members of our direct sales force to participate in an ongoing training program designed to enhance their knowledge of the communications industry, our services and the needs of our targeted customers.

      We seek to motivate our direct sales force with a compensation program that emphasizes commissions and eligibility for options to purchase our Class A common stock. Our sales commission program is designed to reward account profitability and retention as well as the addition of new customers.

      Agent Sales. The efforts of our direct sales force are complemented by marketing activities conducted by independent sales agents. As of June 30, 2000, we marketed our services through over 400 sales agencies nationwide. We seek to select sales agencies that are well known to medium-sized and large businesses and institutions in their markets and train our sales agents on how to retain and develop the customer accounts they introduce to PaeTec. We maintain an incentive program for our agents in which they are eligible to receive warrants to purchase our Class A common stock if they achieve and maintain specified revenue objectives. As of June 30, 2000, 23 of our employees were dedicated to developing and supporting our agent program.

      Marketing. In our target markets, we seek to position PaeTec as the high-quality alternative for communications services by offering network reliability, superior customer support and a broad spectrum of communications services at competitive prices. We intend to build our reputation and brand identity by working closely with our customers to develop services tailored to their particular needs. We implement targeted advertising and promotional efforts that emphasize the breadth of our communications solutions and our ability to deliver a cost-effective integrated services package to our target customer base.

      Each of our sales teams is led by a sales vice president, who is responsible for the acquisition and retention of all accounts in the applicable market and reports directly to the regional president. Each team includes branch sales managers, account managers, sales engineers and field technicians. Our sales teams use a variety of methods to qualify leads and schedule initial appointments, including building canvassing and customer referrals.

      To support direct marketing programs, our marketing staff builds and maintains a prospect database for each primary market based on the number of access lines, usage of long distance service, demographic data and geographic proximity to the telephone companies where subscribers' lines are terminated. Before entering a market, we develop a profile of prospective customers using our own databases as well as those of third parties. We initially target high-volume communications users with name recognition in the local business community. Securing these "anchor tenants" as customers facilitates sales efforts in the local market and provides locally known references.

      Several months before beginning service in a new market, we establish a local sales team with industry experience in that market and knowledge of the target customer base. We seek sales representatives with the experience and relationships to sell our products and services before we initiate network operations in the market. We have designed this pre-selling effort to shorten the period between the date our communications equipment serving that market first becomes operational and the date we first generate revenues. The local sales representatives make the initial contacts and sales and serve as the principal customer liaison. At the time of the first sale, we assign the customer to an account manager who has responsibility for account follow-up and the sale of additional services. As we develop new services, the account managers will target existing customers to deepen account penetration. We also staff each local sales office with support specialists who assist the sales force and with a sales engineer who coordinates switching the customer to PaeTec service.

      Customer Service. We believe that customer service has become a critical element in attracting and retaining customers in the communications industry. We have designed our customer service strategy to allow us to meet our customer needs rapidly and efficiently. The principal sales representative for each customer provides the first line of customer service by identifying and resolving any customer concerns before the delivery of service. Once we have begun to deliver service, we assign an account development representative to each customer to supervise all aspects of customer relations, including account collections and complaint resolution, and to provide a single point of contact for all customer service issues. Both the principal sales representative and the account development representative work with our network operations center when technical assistance is needed. The operations center staff evaluates any out-of-service condition and directs remedial action to be implemented by our technical personnel or, where appropriate, our equipment vendors or external service providers. In addition, the operations center staff maintains contact with the customer and prepares reports documenting the service issue and any corrective action taken. The account development representative or sales representative also may assist in liaison with the customer until the out-of-service condition has been corrected.

      Customer Agreements. Our services agreements generally have initial terms of one to five years, with indefinite renewal terms that may be terminated by the customer following a specified notice period. Some of our Campuslink service agreements have initial terms of up to ten years. We generate a majority of our revenues under contracts with initial terms of three to five years.

      We received approximately 21% of our 1999 revenue from our sale of services to GMH Associates, Inc., one of the customers we serve as a result of our acquisition of Campuslink. GMH Associates is the largest provider of student housing in the country, with 15 locations serving approximately 16,000 students as of March 20, 2000. We expect that sales generated by this customer in 2000 will represent less than 10% of our overall revenue in 2000 as we continue to enter into new markets and expand our business. No other individual customer accounted for more than 10% of our revenue in fiscal 1998 or 1999.

Our Network

Network Deployment Plan

      We are deploying our network in the three phases. Phase one of our plan represented our initial market entry strategy and enabled us to begin serving customers and generating revenue. We completed phase one at the end of 1999 with the installation and activation of our initial group of eight Lucent 5ESS AnyMedia switches serving 25 markets. During phase one, we installed one switch in each of the following eight metropolitan areas: Albany, Boston, Los Angeles, Miami, New York, Philadelphia, Rochester and Washington, D.C.

      We are currently implementing phase two of our deployment, which we expect will be completed by the end of 2001. In this phase, we will focus on broadening the range of our core data services and our voice and data programs in our current markets, entering additional markets and expanding our sales channels. We will expand the capacity, efficiency and diversity of our network by implementing a technology, called "packet-switching," that will send data over our network in efficient, segmented packets. To implement this technology, we have installed eight high-speed Cisco data routers. This technology will allow us to transport voice, data and video traffic over one data network. During phase two, we expect to offer our services in the following ten additional metropolitan areas: Atlanta, Chicago, Cleveland, Dallas, Detroit, Orlando, Pittsburgh, San Francisco, San Jose and Tampa.

      We expect to initiate phase three of our deployment in 2002. Our objectives for this phase will include completion of our conversion to packet-switching technology, completion of our national network and expansion into additional markets to complete our planned nationwide footprint.

Current Switching Infrastructure


      With our current switching infrastructure and operations support systems, we currently are able to control the types of services we offer, how these services are packaged and how they are integrated to serve our customers. We generally attempt to limit our reliance on other carriers and their networks to reach customers in low-density locations and to interconnection for termination of calls to customers of incumbent local exchange carriers. Based on our switching technology, we are able to offer basic and enhanced local and long distance services characteristic of a full service telecommunications provider. We also employ a variety of network technologies and resale facilities to transmit voice, data and video signals to our customers at a reduced cost. We customize the mix and delivery of these services to fit the market, customer and regulatory requirements.

      Switches are the primary electronic components that enable us to transmit voice and data communications over the public telephone network, and routers serve as the interface between networks by directing traffic in an efficient manner. We selected the Lucent 5ESS AnyMedia switches, which employ circuit-switching technology, as our initial switches because of their record in delivering local and long distance services and our belief that these switches are capable of being upgraded to packet-switching technology on a timely basis. As the first communications services provider to offer long distance and local services exclusively through the use of Lucent switching equipment, we have been able to accelerate our roll out of new offerings while eliminating the need to replicate databases. We believe our switching infrastructure has allowed us to generate increased revenues by providing services to customers more quickly and at a reduced cost.

      Our current switches have a variety of custom features which reduce connect-time delays and efficiently direct calls throughout the network. Where feasible, our network uses a technology which automatically routes traffic to an alternate path in the event of a network outage and is designed to reduce the frequency and duration of service interruptions.

      Our customers are currently connected to our network by transmission lines which we lease from a variety of telecommunications carriers. We may serve some major customers who are difficult to reach by using high-speed digital microwave technology. Currently, we reach some other customers by connecting our network to the networks of other carriers and leasing the transmission lines that connect their network to their customers' premises.

      As our customer base grows, we will replace leased facilities with our own facilities if we believe this investment is warranted in view of strategic, operational and financial factors. As it becomes economically attractive for us to do so, we plan to purchase an increasing portion of our transport capacity.

Planned Switching Infrastructure and National Backbone Network

      We have initiated the process of adding packet-switching technology to the circuit-switching technology our network currently uses. Our goal is to meet the current demands of our customers for reliable, high-quality switched telephone connections, while also deploying the equipment to satisfy their growing demand for high-speed data transmission. Circuit switch-based systems, which currently dominate the public telephone network, establish a dedicated channel for each communication, such as a telephone call for voice or fax, maintain the channel for the duration of the call, and disconnect the channel at the conclusion of the call. Packet-switched systems format the information to be transmitted into a series of shorter digital messages called "packets." Packet-switched systems are the preferred means of data transmission. Each packet consists of a portion of the complete message plus the addressing information to identify the destination and return address. Unlike circuit-switching, packet-switching does not require a single dedicated channel between communication points. This type of communication between sender and receiver is known as connectionless, rather than dedicated. Most traffic over the Internet, which is a connectionless network, uses packet-switching technology.

      By the end of phase two of our network deployment, we plan to have operational a primarily packet-based national backbone network that we believe will enable us to offer high-quality broadband Internet access and transport for voice, data and video services. This backbone network will consist of high-capacity fiber optic transport facilities which will allow us to transport traffic between our switches on our own network. We believe the cost-effective packet-switching technology we plan to employ for our network backbone will facilitate the expansion of our network to support growth as well as provide flexibility for the deployment of new service offerings and network reliability.

      We expect that our backbone will be a network based on the Internet protocol, which is an open protocol that allows unrelated computer networks to exchange data and is the technological basis of the Internet. The Internet's explosive growth in recent years has focused intensive efforts worldwide on developing networks and programs based on the Internet protocol. Internet protocol technology should enable us to accelerate network traffic flow and make it easier and less costly to manage our network. This technology generally reduces the "overhead" bandwidth capacity required for network management tasks, making more of the network capacity available for revenue-generating customer traffic. In addition to moving network traffic faster, we anticipate this technology will allow us to offer differentiated levels of service at higher prices for performance-sensitive programs such as video conferencing.

      Our planned backbone network will provide network switching presence close to the customer to reduce access and switching costs, and should allow us to expand our network to meet customer demand while maintaining service quality. This regional design should enhance service reliability and allow us to improve quality and speed, because traffic generally will not have to be routed outside specific regions.

      We plan to employ Internet protocol technologies that will allow us to integrate our Lucent 5ESS circuit switches into our packet-switched network and provide voice services over our data network. We believe these technologies will enable us to transport long distance voice traffic over our backbone network at low incremental cost, while maintaining service quality. We expect that use of these technologies also will allow us to offer voice services to the customer's premises at competitive rates. We plan to employ software that will allow us to manage voice call routing and processing and to integrate new service offerings.

      We plan to establish advanced technologies in each of our markets that will allow us to aggregate customer traffic and efficiently connect our customers to the high-speed core of our network. With this network design, we expect to be able to access customer sites using a variety of methods, including, among others, leased lines, DSL and wireless technology. We expect that our packet-switched network will have the following characteristics:

    . Scalability. Our network will incorporate advanced switching technologies and fiber and data products that will quickly provide us with additional capacity as customer demand grows.

    . Flexibility. We plan to employ management technologies that will permit customers to access the network at very high speeds and provide them with the ability to manage bandwidth and quality of service by type of application for those applications, such as voice or video, that are sensitive to time delays.

    . Availability. Our network will incorporate features intended to eliminate performance bottlenecks and circuit failures that might otherwise interrupt the flow of customer traffic. As our business grows, we will seek additional fiber capacity from our partners to add network capacity quickly.

    . Performance. Our network will employ transmission speeds that will provide connectivity that is much faster than most Internet business connections available today.

    . Accessibility. Our network will provide high-speed connectivity to the Internet through both public and private connection points with other providers.

    . Manageability. All network management traffic will be run over a separate network. As a result, management activities will not interfere with increased network usage. We plan to have support staff on site or on call for all network locations 24 hours a day.

Our Back Office Systems

      Our information systems and procedures for operations support and other back office systems enable us to price our services competitively, to meet the needs of our customers and to interface with other carriers. We believe our information systems also provide us with a long-term competitive advantage by enabling us to implement services in our markets rapidly and to shorten the time between our receipt of a customer order and our generation of revenue from that customer.

      The following table shows our principal back office systems and their operational status as of June 30, 2000:

       Function                Provider                      Product              Status
       --------                --------                      -------              ------
Billing and accounts    Daleen Technologies     BillPlex
 receivable                                                                       Installed and operational
Carrier access billing  Cathy Hudson Associates Carrier access billing system     Installed and operational
Network management      Harris Corp.            Network management system         Installed and operational
Switch mediation        Lucent Technologies     Billdats                          Installed and operational
Local switch
 provisioning           Lucent Technologies     ConnectVu                         Installed and operational
Fraud management        Lucent Technologies     Fraud management system           Installed and operational
Long distance switch
 provisioning           Lucent Technologies     Service management system         Installed and operational
Financial reporting     Oracle                  Financials                        Installed and operational
Trouble tickets, order  MetaSolv Software       Telecom business solutions        Installed and operational
 flow management,
 circuit design and
 inventory
Flow-through            Harmonycom              Harmony                           Expected to be installed and
 provisioning and                                                                 operational in the fourth quarter
 service impact                                                                   of 2000
 analysis
Trouble analysis and    Applied Digital Access  Optis test and service management Installed and operational testing

      We believe that advanced back office systems are necessary to provide our employees with the means to provide our customers with consistent, high-quality service. We have therefore developed our back office systems and procedures according to an internal quality management system based on the internationally recognized standards required for ISO-9002 registration, which refers to a series of documents that provide international guidelines on quality management and quality system elements. This registration, which we received in June 2000, is intended to measure a provider's ability to respond to customer service requirements and requires a company's quality system to be audited by independent auditors on an initial and periodic basis. We obtained this third-party verification by documenting the processes we use to respond to, monitor and fulfill customer requests and to manage the maintenance and upkeep of the back office and other equipment we use to provide our services. By standardizing the way we deliver our services, we believe we have achieved greater operational efficiencies.

      We have developed the information systems and procedures for operating system support and other back office systems necessary to enter, schedule, fill and track a customer's order from the point of sale to the installation and testing of service. These information systems also link our trouble management, inventory, billing, collection, facility management and customer service systems. We have entered into an agreement with MetaSolv Software, Inc. to develop operations support systems for managing customer, network and equipment orders. MetaSolv's software will manage our ordering, service provisioning, network inventory management and design, trouble resolution, gateway interconnections and work-flow management business functions. We have implemented an equipment management system and circuit inventory to track our current network facilities and the capacity of synchronized transport signals throughout our network. We also have a maintenance and trouble ticketing system that provides the basis for troubleshooting. In addition, we have implemented service order management and tracking systems that will be linked to the billing system described below and electronic gateways to incumbent local exchange carriers for provisioning, local number portability and new service offerings.

      We have entered into an agreement with Daleen Technologies, Inc. as our billing system provider. The Daleen billing system was launched in October 1998 and will be able to accommodate the anticipated growth in our customer base. This billing system provides us with data regarding payments and credit history, creates reports that track accounts receivable aging and churn, and tracks agent commissions and margin reports. We have implemented additional billing enhancements and have evaluated additional software for traffic analysis, line cost audit and operational financial reporting. We also have implemented Web Front, an advanced delivery system that currently provides customers with Web-based access to their accounts. We expect that this system will also integrate customer bills with traffic reports for on-line access and enable customers to activate or change facilities without our direct involvement.

      We believe that our ability to provide our customers with a single integrated bill for all services is a key factor in satisfying and retaining our customers. Our bills are available in a variety of formats that can be tailored to a customer's specific needs. For example, we provide account codes that enable a customer to track expenses by employee, department or division. To help manage its costs, a customer also is able to use codes to restrict calling by individuals.

      We have entered into an agreement with Harmonycom, Inc. to provide us with flow-through provisioning and service impact analysis. Harmonycom is a Cisco Systems partner whose software gives us the ability to integrate our MetaSolv operations support systems, customer information databases, network and element management systems and trouble reporting systems. This feature allows us to provision and track customer connections throughout our network. When an order is entered into an ordering system, the Harmonycom software will automatically provision all the network elements, which are the electronic components that enable us to transport voice and data communications, within our network to deliver service to the customer, keep track of IP address assignments and place orders and receive port information from network access providers. The Harmony system also will automatically transfer customer-specific data to our network management systems once a customer begins receiving service and will allow us to determine the impact on customers of any network element outage.

Acquisitions

      To supplement our internal growth, we pursue an acquisition strategy that will allow us to increase penetration of our current markets and expand into new markets. We seek acquisition candidates that will enhance our ability to sell and deliver value-added services. Accordingly, we focus our acquisition efforts on interconnect companies that sell, install and maintain data and voice networks for customers, on enhanced service providers and on local and long distance providers. We believe that our acquisition of these types of businesses will bring experienced back office, technical and customer service personnel to our company, enhance our suite of service offerings and increase our customer base.

      We have completed the following six acquisitions since our inception:

      Campuslink. As a result of our acquisition of Campuslink on September 9, 1999, we significantly increased our customer base, our force of skilled technical and sales employees and our suite of data service offerings. Organized in November 1993, Campuslink provides integrated telephone, video, data and other communications services primarily to colleges and universities and the privatized student housing market. Campuslink currently provides these services under multi-year contracts to approximately 35 colleges and universities and approximately 20 privatized housing complexes with a combined resident population of over 50,000. These projects include a ten-year service agreement with The United States Military Academy at West Point and service agreements with GMH Associates, the largest provider of privatized student housing in the country, with 15 locations serving approximately 16,000 students as of June 30, 2000.

      We believe our acquisition of Campuslink has given us the ability to:

    . accelerate our penetration of selected markets by taking advantage of the significant geographic overlap between Campuslink's customer base and our existing and planned switches and target markets;

    . provide additional network services at lower cost by moving Campuslink's local resale traffic to our facilities-based network;

    . provide customers with a full range of communications solutions by adding Campuslink's customer premise equipment solutions to our network-oriented solutions;

    . use the high bandwidth of Campuslink dedicated circuits to offer additional data services to over 26,000 Campuslink customers; and

    . build upon Campuslink's significant back office capabilities and established customer service organization.

      For additional information on the terms and conditions of our acquisition of Campuslink, see "Transactions Involving Related Parties--Acquisition of Campuslink" beginning on page 68.

      Standard Communications. We expanded our operations in the southeast United States through our acquisition in November 1998 of the customer base of Standard Communications, Inc., a long distance reseller headquartered in Tarpon Springs, Florida and doing business as SCI Long Distance Telephone. We gained approximately 2,250 customers as a result of the Standard Communications transaction, which we completed by paying $200,000 to two former stockholders of SCI. We are also obligated to pay the two former stockholders monthly commissions based on net revenues billed to the acquired customers for a period of 24 months after the closing of this transaction.

      East Florida Communications. We also expanded our operations in the southeast United States through our acquisition in August 1999 of East Florida Communications, Inc., a local and long distance reseller and equipment provider headquartered in Daytona Beach, Florida. In consideration of our acquisition of East Florida Communications, we paid a total of $1.4 million to the two former stockholders of East Florida Communications and issued each of them 10,000 shares of our Class A common stock. As a result of this acquisition, we acquired approximately 118 customers and 14 experienced technical or sales employees.

      Telperion Development Corporation. In June 1999, we enhanced our software engineering capabilities through our acquisition of the professional staff, consisting of nine technical employees, and specified assets of Telperion Development Corporation, an Internet consulting company headquartered in Newark, New York. We acquired the professional staff and assets for $123,670.

      Pinnacle Software Corporation. On April 13, 2000, we acquired Pinnacle Software Corporation, a professional services and software company headquartered in Pittsford, New York. This acquisition allows us to offer software and service solutions aimed at helping organizations of all sizes in the higher education, business, medical and state and local government markets manage large voice, data and video networks with integrated services that include customer billing, inventory control, asset management, help desk management, cable management and switch provisioning. Pinnacle had $3.7 million in revenues in 1999 and employed over 30 information technology professionals as of March 20, 2000. In consideration for our acquisition of Pinnacle, we paid $6 million in cash and issued 500,000 shares of our Class A common stock. In the acquisition agreement, we agreed that, if our Class A common stock does not reach a specified value during the 18-month valuation period beginning on April 13, 2000, we will be required to adjust the consideration we paid to the former Pinnacle stockholders in connection with the acquisition. Generally, we have the option to pay any adjusted consideration in cash, in additional shares of Class A common stock, or in a combination of cash and additional shares.

      Data Voice Networks. On May 10, 2000, we acquired the assets of Data Voice Networks, Inc., which designs and implements data networks for small to medium-sized businesses and distributes data products for Cisco Systems and other vendors. Data Voice Networks, which is headquartered near Philadelphia, Pennsylvania, had $7.2 million in revenues in 1999 and had over 20 employees as of March 20, 2000. In consideration for our acquisition of Data Voice Networks we paid approximately $0.8 million in cash at the closing and are obligated to pay an additional $2.0 million in five quarterly installments and issued 120,000 shares of our Class A common stock. In the acquisition agreement, we agreed that, if our Class A common stock does not reach a specified value during the 12-month valuation period beginning on May 10, 2000, we will be required to adjust the consideration we paid in connection with the acquisition. Generally, we have the option to pay any adjusted consideration in cash, in additional shares of Class A common stock, or in a combination of cash and additional shares.

      Phonextra. On July 20, 2000, we entered into a non-binding letter of intent to purchase the assets of PHONEXTRA, Inc., a provider of telecommunications equipment to businesses in the New York metropolitan and northern New Jersey markets. PHONEXTRA has over 70 employees and had 1999 revenues of more than $17 million. The closing of the acquisition is subject to the execution of a definitive agreement.

Competition

      The telecommunications industry is highly competitive. We believe that the principal competitive factors affecting our business will be pricing levels and policies, customer service, accurate billing and variety of services.

      Incumbent Local Exchange Carriers. As a result of the growth of the overall market and the number of customers that will be open to alternatives, we believe that our primary competition will continue to be the incumbent local exchange carriers, which are the large, established local phone companies such as the regional Bell operating companies, in each of our target markets for the foreseeable future. In most of the markets we target, we will compete principally with the regional Bell operating companies, all of which are pursuing the authority to provide long distance service in their service territories. The FCC has authorized Verizon Communications to provide long distance service in New York and has authorized SBC Communications, Inc. to provide long distance service in Texas. Many industry experts expect more of the regional Bell operating companies to be successful in entering the long distance market in a few states in 2000. If they succeed, they will also be able to offer a full suite of local and long distance services to their customers in direct competition with us.

      Competitive Advantages of Incumbent Local Exchange Carriers. Incumbent local exchange carriers generally have long-standing relationships with their customers, have financial, technical and marketing resources substantially greater than ours and have the potential to subsidize competitive services with revenues from a variety of other businesses. Recent regulatory initiatives, which allow non-incumbent providers of local services such as PaeTec to interconnect with the facilities of the incumbent providers, provide increased business opportunities for PaeTec. These interconnection opportunities, however, have been and likely will continue to be accompanied by increased pricing flexibility for and relaxation of regulatory oversight of the incumbent providers.

      Deregulation of Incumbent Local Exchange Carriers. Recent FCC administrative decisions and initiatives provide incumbent local exchange carriers with increased pricing flexibility for their private line and special access and switched access services. In addition, the FCC recently adopted rules that provide the incumbent providers with increased pricing flexibility and deregulation for some of these access services after designated competitive levels are reached. Those rules provide that, when an incumbent provider demonstrates that competitors have made significant competitive inroads in providing a given federally-regulated service in a geographic area, the incumbent provider in that area may offer discounts to large customers through contract tariffs, engage in aggressive volume and term discount pricing practices for their customers, or otherwise free themselves of regulatory constraints. Regulators in some states have adopted or are considering similar forms of deregulation. These actions could have a material adverse effect on providers, including PaeTec, that compete with the incumbent providers.

      Other Competitors for Local Phone Service. We also face, and expect to continue to face, competition from other current and potential market entrants. A continuing trend toward consolidation of telecommunications companies and the formation of strategic alliances within the telecommunications industry, as well as the development of new technologies, could give rise to significant new competitors to PaeTec and could put us at a competitive disadvantage.

      Long Distance and Other Telecomunications Companies. Prospective competitors include long distance carriers seeking to enter into or expand their presence in the local telephone services market, such as AT&T, WorldCom and Sprint, and other non-incumbent providers of local telephone services, resellers of local telephone services, service providers offering alternative access methods, cable television companies, electric utilities, microwave carriers, wireless telephone system operators, Internet service providers and private networks built by large end-users. AT&T, WorldCom, Sprint and other major long distance carriers are currently offering or are planning to offer local telecommunications services and are building facilities that will allow them to enter the local services market.


      Wireless Carriers. Technological advances and the entry of new competitors in wireless communications also will provide competition for PaeTec. National carriers such as Sprint, AT&T, Verizon Communications, Nextel Communications, Inc. and SBC Communications Inc., as well as smaller regional companies, may provide local services. Recent advances in technologies also allow wireless carriers to provide not only voice but also data transmission and Internet access services. The introduction of fixed wireless applications has facilitated the creation of companies, such as Teligent, Inc., NextLink Communications, Inc. and WinStar Communications, Inc., which are in the process of installing equipment and building networks that may offer the same types of services that we offer or intend to offer.

      Internet Service Providers. Advances in digital transmission technologies have created opportunities for voice services to be transmitted over the Internet. ISPs such as America Online, Inc., Earthlink, Inc. and others are exploring ways to become telecommunications service providers or to exploit their market position through new initiatives and strategic partnerships with large, well-funded incumbent providers and other providers.

      Competition for Provision of Long Distance Services. The long distance telecommunications industry has numerous entities competing for the same customers and a high average turnover rate, as customers frequently change long distance providers in response to the offering of lower rates or promotional incentives by competitors. Prices in the long distance market have declined significantly in recent years and are expected to continue to decline. We expect to face increasing competition from companies offering long distance data and voice services over the Internet. These companies could enjoy a significant cost advantage because they do not currently pay carrier access charges or universal service fees.

      Competition for Provision of Internet-Based Services. The market for Internet-based services is extremely competitive. There are no substantial barriers to entry, and we expect that competition will intensify in the future. Our current and prospective competitors generally may be divided into the following three groups:

    . Internet service providers, such as Concentric Network Corp., Exodus Communications, Inc., Globix Corporation, PSINet Inc., UUNET Technologies Inc., Global Frontiers, Inc., Genuity Corp., Digex, Inc., Verio, Inc., Applied Theory Communications, Inc. and other national and regional providers;

    . telecommunications companies, such as AT&T, Cable & Wireless P.L.C., Sprint, WorldCom, the regional Bell operating companies, non-incumbent carriers and various cable companies; and

    . information technology integrators and outsourcing firms, such as the "Big 5" accounting firms, EDS Corp. and similar entities.

      Most of these competitors have greater market presence, engineering and marketing capabilities, and financial, technological and personnel resources than we have. As a result, as compared to us, our competitors may be able to develop and expand their network infrastructures and services offerings more efficiently or more quickly, adapt more swiftly to new or emerging technologies and changes in customer requirements, take advantage of acquisitions and other opportunities more readily, and devote greater resources to the marketing and sale of their products and services. Further, they may succeed in developing and expanding their communications and network infrastructures more quickly than we can.

      We believe that new competitors, including large computer hardware, software, media and other technology and telecommunications companies, will enter the tailored, value-added network services market, resulting in even greater competition. Some telecommunications companies and online services providers are currently offering or have announced plans to offer Internet or online services, or to expand their network services. Other companies, including America Online, Genuity and PSINet, have also obtained or expanded their Internet access products and services as a result of acquisitions. These acquisitions may permit our competitors to devote greater resources to the development and marketing of new competitive products and services and the marketing of existing competitive products and services. In addition, the ability of some of our competitors to bundle other services and products with virtual private network services or Internet access services could place us at a competitive disadvantage.

Properties

      We occupy our corporate headquarters and network operations center in Fairport, New York, which consists of approximately 20,000 square feet of office space, under a lease which expires in December 2000. The new 100,000-square-foot corporate headquarters we have agreed to lease is under construction by an unrelated company in Perinton, New York. We intend to occupy this new facility beginning in the fourth quarter of 2000 under a 20-year lease expiring in December 2020.

      In addition to our corporate headquarters, we maintain 26 sales offices in various locations in the U.S. under leases expiring between January 2001 and December 2007. These offices contain a total of approximately 100,000 square feet of office space and range in area from approximately 2,000 square feet to approximately 20,000 square feet. The following table lists the location of each of our sales offices:

      California      Maryland      New York
       Culver City     Columbia      Albany
       Irvine                        Buffalo
                      Michigan       Fairport
      Connecticut      Ann Arbor     Jericho
       Hartford                      New Paltz
       Stamford       New Hampshire  New York
                       Manchester    North Syracuse
      Florida                        Tarrytown
       Boca Raton
       Daytona Beach  New Jersey    Pennsylvania
       Lakeland        Roseland      King of Prussia
       Miami           Voorhees      Springfield
                                     Rhode Island
      Massachusetts                  Providence
       Waltham                       Virginia
                                     Sterling

      We maintain eight leased switch sites that contain a total of approximately 53,000 square feet of equipment space, which we generally occupy with our switching equipment and the equipment of our customers and other end-users. Our leases for the switch sites, which range in area from approximately 4,700 square feet to approximately 10,000 square feet, expire between October 2003 and February 2009. The following table lists the location of each of our switch sites:

     California                    Massachusetts             Pennsylvania
      Los Angeles                    Boston                   Philadelphia

     Florida                       New York                  Virginia
      Miami                          Albany                   Sterling
                                     New York
                                     Rochester

     Illinois
      Chicago

      We intend to lease additional sales offices and switch sites as we expand. We believe that necessary space will be available on a commercially reasonable basis to accommodate our anticipated growth.

Intellectual Property

      Our ability to compete depends in part upon our proprietary rights in our technology and business procedures and systems. We rely on a combination of contractual restrictions and copyright, trademark and trade secret laws to establish and protect these proprietary rights. It is our policy to require employees, consultants and, when possible, vendors to execute confidentiality agreements upon the commencement of their relationships with us. These agreements provide that confidential information developed or made known during the course of a relationship with us must be kept confidential and not disclosed to third parties except in specific circumstances.

      We have received a federal trademark registration for the "PaeTec Communications" mark and the "Campuslink" mark from the U.S. Patent and Trademark Office. We also have filed applications for the federal registration of the following trademarks used in our business: "Where phone service has become an art," "Where communications has become an art," "TecPath," "Network Advisor"and "OnNet Mall." Federal registration of trademarks is effective for an initial period of 20 years and is renewable for as long as we continue to use the trademarks. We consider our trademarks to be of material importance to our business plans.

Employees

      As of July 31, 2000, we employed over 800 full-time employees, none of whom is covered by a collective bargaining agreement. We believe our relations with our employees are good.

Legal Proceedings

      Eagle Communications, Inc., a business partner of ACC National TeleCom Corp., initiated a legal proceeding in April 1999 in the Supreme Court of the County of New York against our subsidiary, PaeTec Communications, Inc., and four of our executive officers, Richard E. Ottalagana, John P. Baron, Daniel J. Venuti and Edward J. Butler, Jr., all of whom were formerly employed by ACC or one of its affiliates. Eagle Communications alleged that the defendants other than PaeTec Communications, while employed by ACC or one of its affiliates, were provided with confidential information of Eagle Communications concerning its information provider or information service provider customers and unlawfully misused that information while employed by PaeTec to the detriment of Eagle and to the benefit of PaeTec Communications. Based upon these alleged circumstances, Eagle Communications seeks injunctive relief and unspecified damages based on claims of alleged unfair competition, tortious interference with contractual relations and with prospective economic relations, unjust enrichment, and misappropriation and use of trade secrets claims. The defendants have denied liability with respect to all of these claims. The court has issued a preliminary injunction prohibiting the defendants from using or disclosing the details of a revenue sharing policy belonging to Eagle

Communications, and has denied preliminary injunctive relief with respect to all other claims. The parties to this suit are currently conducting discovery proceedings. No trial date has been scheduled. The parties to the Eagle legal proceeding have reached an agreement in principle to settle this proceeding and are in the process of preparing definitive settlement documentation.

      In March 2000, PaeTec Communications initiated a legal proceeding against Sprint Communications Company Limited Partnership in federal district court in Boston, seeking monetary damages and a declaratory judgment arising out of the failure of Sprint to pay tariffed charges for local exchange access services which enable Sprint to originate and terminate calls involving customers of PaeTec Communications. Sprint filed a counterclaim against PaeTec Communications in May 2000, alleging that the tariffed charges for local exchange access services PaeTec billed to Sprint were unjust and unreasonable, thereby violating the federal Communications Act. Sprint also counterclaimed that the charges PaeTec billed to Sprint after August 25, 1999 breached an implied contract between PaeTec Communications and Sprint. Sprint seeks damages for, and interest on, the amounts allegedly wrongfully billed by PaeTec Communications and paid by Sprint. Sprint also seeks reimbursement of costs and attorneys' fees. PaeTec Communications has denied liability with respect to all of these claims. No trial date has been scheduled. We and Sprint have reached agreement in principle to settle this proceeding and are in the process of preparing definitive settlement documentation.

      PaeTec is not a party to any other pending legal proceedings that we believe would, individually or in the aggregate, have a material adverse effect on our business, financial condition or results of operations.

                           REGULATION OF OUR SERVICES

Overview

      Our services are subject to varying degrees of federal, state and local regulation. Under the Communications Act of 1934, as amended, the FCC's rules and comparable state laws and regulations, we are considered a competitive local exchange carrier, which is a provider of local telephone service other than one of the former monopoly local telephone companies. The former monopoly local telephone companies are known as incumbent local exchange carriers. PaeTec and other competitive local exchange carriers are required to provide service upon reasonable request and to interconnect their networks with the networks of other carriers, and are subject to other regulatory obligations we describe below.

      The FCC exercises jurisdiction over our facilities and services to the extent they are used to provide, originate or terminate interstate or international communication services offered to the public. State regulatory commissions regulate the same facilities and services to the extent they are used to originate or terminate intrastate communication services offered to the public. In addition, as a result of the passage of the Telecommunications Act of 1996, state and federal regulators share responsibility for implementing and enforcing rules to allow new companies to compete with the traditional monopoly local phone companies.

      Existing federal and state regulations are currently subject to judicial proceedings, legislative hearings and administrative proposals that could change, in varying degrees, the manner in which our company operates. We cannot predict the outcome of these proceedings or their impact upon the telecommunications and Internet service industries generally or upon us specifically.

Federal Regulation

      General Statutory Framework. We are regulated by the FCC as a non-dominant carrier subject to minimal regulation under the Communications Act. Both the Communications Act and the FCC's rules and policies implementing it generally favor entry in local and other telecommunications markets by new competitors, such as PaeTec, and seek to prevent anti-competitive practices by incumbents.

      Under the Communications Act, we are subject to the general requirement that our charges and regulations for communications services must be "just and reasonable" and that we may not make any "unjust or unreasonable discrimination" in our charges or regulations. The FCC must grant its approval prior to any change in control of any carrier providing interstate or international services, or of any entity controlling such a carrier, or the assignment of any authorizations held by such a carrier. Carriers such as PaeTec are also subject to a variety of miscellaneous regulations that, for instance, govern the documentation and verifications necessary to change a consumer's long distance service provider and require the filing of periodic reports. As a non-dominant carrier, we are not currently subject to price cap or rate of return regulation at the federal level, nor are we required to obtain specific FCC authorization for the installation, acquisition or operation of our domestic network facilities.

      The FCC requires all providers of communications services to the public, including non-dominant carriers such as PaeTec, to receive an authorization to provide or resell international telecommunications services. The FCC also has jurisdiction to act upon complaints against any providers of communications services to the public for failure to comply with its statutory obligations. The FCC generally has the power to modify or terminate a carrier's authority to offer long distance or international service for failure to comply with federal laws or the rules of the FCC, and may impose fines or other penalties for violations. Although the FCC does not require non-dominant carriers to file tariffs with respect to long distance access and domestic long distance service, it does require non-dominant carriers to file tariffs containing the rates, terms and conditions for international service.

      Federal Rules Promoting Local Competition. The 1996 Telecommunications Act imposes a variety of duties on local telephone service providers, including PaeTec, in order to promote competition in the provision of local telephone services. These duties include requirements to:

    .  interconnect directly or indirectly with other carriers;

    .  permit resale of services;

    . permit users to retain their telephone numbers when changing carriers;

    . provide competing carriers access to poles, ducts, conduits and rights-of-way at regulated prices; and

    . establish reciprocal compensation arrangements for the transport and termination of telecommunications.

      Incumbent local exchange carriers are also subject to additional duties that facilitate entry by competing carriers such as PaeTec. For example, incumbent carriers must:

    . permit competitors to locate their equipment on the incumbent's premises;

    . allow competitors to make use of elements of their networks on an unbundled basis, and on non-discriminatory, cost-based terms; and

    . offer wholesale versions of their retail services for resale at discounted rates.

      Incumbent carriers are required to negotiate in good faith with competitive carriers, such as PaeTec, that may request any or all of the arrangements listed above. If the negotiating carriers cannot reach agreement within a prescribed time, either carrier may request binding arbitration of the disputed issues by the state regulatory commission. In addition, a carrier is permitted to "adopt" all or portions of agreements between the incumbent carrier and other carriers.

      PaeTec faces substantial uncertainties stemming from ongoing FCC proceedings relating to implementation of the staturtory requirements listed above, as well as ongoing judicial review of the FCC's rules, both of which could lead to unpredictable changes to these requirements. The FCC has adopted implementing rules beginning in 1996 and has substantially modified those rules over the past four years. Reviewing courts, including the U.S. Supreme Court, have upheld many of the most significant FCC rules benefiting new entrants such as PaeTec. On the other hand, certain FCC requirements that had benefited carriers like PaeTec have been reversed by reviewing courts or have been narrowed by subsequent decisions of the FCC. The following examples illustrate the types of ongoing rule changes that could affect PaeTec's business:

    . In response to a Supreme Court remand, the FCC recently adopted an order that limited the network elements that competitive carriers are entitled to purchase from incumbent carriers. Under that order, incumbent carriers are no longer required to sell competitive entrants the use of their packet switches, equipment used for providing DSL service, and, in larger cities, conventional circuit switching equipment.

    . A federal court of appeals recently vacated the specific pricing methodology that the FCC had adopted, although it generally affirmed the principle that incumbent phone companies' prices for network elements must be based on the forward-looking costs of service. The FCC is likely to revisit that methodology in the near future.

    . The FCC has adopted measures implementing the statutory requirement that incumbent carriers allow competing carriers like PaeTec to install their network equipment on the incumbent carriers' premises, including measures intended to lower the costs of that installation. Reviewing courts have upheld some of the details of these rules and have remanded others for further consideration by the FCC, and these rules are likely to change in the near future.

    . To promote deployment of high-bandwidth services by competitive carriers, the FCC adopted rules to permit so-called line sharing arrangements between competitive carriers and incumbent carriers. Those rules require incumbent carriers to allow competitive carriers to use separated frequencies of a conventional phone line to provide high-speed DSL services to consumers. A major benefit of these "line sharing" rules is that the same telephone line can carry both voice and data traffic simultaneously and potentially by different service providers, which enables competitive entrants like PaeTec to provide DSL service at a significantly reduced cost.

      Federal Regulation of Interconnection Agreements. In connection with offering local exchange services, we are a party to interconnection agreements with the following incumbent carriers:

    . Frontier Corporation, now a subsidiary of Global Crossing Ltd., for our upstate New York markets;

    .  Southern New England Telephone, now a subsidiary of SBC
       Communications, for our Connecticut markets;

    . Verizon Communications, for our markets in Virginia, Maryland, the District of Columbia, Delaware, Pennsylvania, New Jersey, New York, Rhode Island, Massachusetts, New Hampshire and Vermont;

    .  BellSouth, Vista-United Communications and Sprint United
       Communications, for our Florida markets; and

    . Pacific Bell, a subsidiary of SBC Communications, for our California markets.

      Each interconnection agreement allows us to enter new markets and to offer telephone service to our current customer base. Each agreement currently permits us to provide local service on a resale basis or by purchasing all unbundled network elements required to provide local service on a facilities basis, without using our own telecommunications facilities. The terms of each interconnection agreement, including pricing terms agreed to by PaeTec and the incumbent carrier, have been approved by state regulatory authorities, although they remain subject to review and modification by those authorities. The interconnection agreements do not resolve all operational issues, and we and the incumbent carriers continue to seek resolution of those issues.

      Federal Regulation of Long Distance Services. We are legally able to offer our customers both long distance and local services, which most of the regional Bell operating companies currently may not do. Although the Telecommunications Act permitted the regional Bell operating companies to enter the long distance market immediately in states where they were not offering local telephone service, they may not provide long distance service in states where they are the incumbent providers of local telephone service until they satisfy several procedural and substantive requirements. At this time, the FCC has permitted the regional Bell operating company to provide long distance services in only two states: Verizon Communications, in New York, and SBC Communications, in Texas. As more regional Bell operating companies are allowed to offer in-region long distance services, we believe they will offer single-source local and long distance service, which will give rise to increased competition to us. This may have an unfavorable effect on our business.

      Federal Subsidies That May Increase Our Costs. The FCC has established a universal service subsidy regime. This program helps subsidize the provision of telecommunications and information services provided to qualifying schools and libraries, services provided to rural health care providers and local telephone services provided in high-cost areas and to low-income consumers. Providers of interstate telecommunications service, such as PaeTec, must pay assessments that fund these programs. We also may be eligible to obtain subsidies for certain services that we provide.

      The net financial effect of these programs on us cannot be determined with certainty at this time. Currently, the FCC is assessing these payments on the basis of a provider's end-user revenue for the previous year, and is allowing carriers to pass through the cost of these payments to their customers. The FCC is considering revisions to its rules for subsidizing service provided to consumers in high-cost areas, which may result in further substantial increases in the overall cost of the subsidy program. Various states are also in the process of implementing their own universal service programs, which may also increase our overall costs. The FCC and state regulatory commissions are continuing to make changes to their universal service rules and policies, and it is difficult to predict how those changes, and any judicial review, might affect us.

      Federal Regulation Affecting How We Price Our Services. We have filed tariffs with the FCC setting the prices, terms and conditions for our interstate long distance services. However, the FCC has eliminated the requirement that non-dominant carriers maintain tariffs on file with the FCC for domestic interstate long distance services, and has required carriers to eliminate their tariffs over a nine-month transition period which began on May 1, 2000. After January 31, 2001, we will no longer be able to rely on the filing of tariffs with the FCC as a means of providing notice to customers of prices, term and conditions under which we offer our interstate services. Instead, relationships between interstate carriers and their customers will have to be set by contract. Consequently, we will need to implement replacement contracts, and this could result in substantial administrative expenses.

      We provide access services to long distance companies to originate and terminate calls over local phone facilities. The law requires access charges to be just, reasonable and not unreasonably discriminatory. Disputes have arisen regarding the level and regulation of access charges, and the FCC may resolve these issues in ways that could reduce our revenue substantially. There currently is little regulation of the access services provided by local telephone service providers other than the incumbent phone companies. The FCC, however, has initiated a rulemaking proceeding seeking comment on whether to impose greater regulatory restrictions on the access charges received by carriers such as PaeTec. Any such ruling could have an adverse impact on our access charge revenues.

      Reciprocal Compensation. The law requires interconnecting local carriers, such as incumbent carriers and new entrants like PaeTec, to compensate one another when a subscriber of one of the carriers places a local phone call to a subscriber of the other carrier. Incumbents and competitive carriers have litigated, before the FCC, state regulatory commissions and various courts, whether calls from subscribers of incumbent carriers to Internet service providers served by competitive entrants should be treated as local calls and thus subject to this reciprocal compensation requirement. A majority of state commissions and several federal and state courts have ruled that the reciprocal compensation arrangements in existing interconnection agreements before them apply to these calls to Internet service providers, but a few state commissions have reached the opposite conclusion. Some of these rulings are subject to appeal. Additional disputes over the appropriate treatment of Internet service provider traffic are pending in other states.

      On February 26, 1999, the FCC released a Declaratory Ruling determining that Internet service provider traffic is interstate for jurisdictional purposes, but that its current rules neither require nor prohibit the payment of reciprocal compensation for these calls. In the absence of a federal rule, the FCC determined that state commissions have authority to interpret and enforce the reciprocal compensation provisions of existing interconnection agreements, and to determine the appropriate treatment of Internet service provider traffic in arbitrating new agreements. The FCC also requested comment on alternative federal rules to govern compensation for these calls in the future. In March 2000, a federal court of appeals vacated the February 1999 order and remanded it to the FCC to better justify its reasoning.

      Since the February 1999 FCC ruling, some state commissions have revisited this issue. In May 1999, the Massachusetts state commission reversed a previous decision and refused to mandate reciprocal compensation for Internet services provider traffic, instead encouraging incumbent and non-incumbent carriers to negotiate mutually agreeable compensation terms. Following this ruling, PaeTec negotiated compensation arrangements with Bell Atlantic, now a subsidiary of Verizon Communications, under which PaeTec is now receiving payments on Internet traffic for all of its Bell Atlantic jurisdictions. Other state commissions reviewing the matter after the FCC decision have ruled that the interconnection agreements before them do require payment of reciprocal compensation for that traffic. Internet service providers are among our customers, and adverse decisions in FCC or state proceedings or on judicial review of such decisions could limit our ability to service this group of customers profitably.

State Regulation

      PaeTec provides local phone service and other services that are primarily subject to state, rather than FCC, regulation. To provide intrastate services, we generally must obtain a certificate of public convenience and necessity from the state regulatory agency and comply with state requirements for telecommunications utilities, including state tariffing requirements. As of August 7, 2000, we have satisfied state requirements to provide local service in 24 states and the District of Columbia and have satisfied state requirements to provide intrastate long distance service in 48 states.

      Some state agencies require PaeTec to file periodic reports, pay various fees and assessments and comply with rules governing quality of service, consumer protection and similar issues. Although the specific requirements vary from state to state, they tend to be more detailed than the FCC's regulation because of the strong public interest in the quality of basic local telephone services. We are not currently subject to price cap or rate of return regulation in any of our current or planned markets. We cannot assure you, however, that the imposition of new regulatory burdens in a particular state will not affect the profitability of our services in that state.

      States may have to approve the transfer of a carrier's authority to operate, the transfer of its assets to a new entity, or a change in the control of an entity that controls a carrier. Some states also regulate a carrier's issuance of securities or incurrence of debts.

      We believe that, as the degree of intrastate competition increases, the states will offer the incumbent carriers increasing pricing flexibility. This flexibility may make it easier for the incumbent carriers to price their services aggressively and otherwise compete with us, which could have a material adverse effect on us and our revenues.

Local Regulation

      Our network is subject to numerous local regulations such as building codes, municipal franchise requirements and licensing. Such regulations vary on a city-by-city and county-by-county basis. In some of the areas where we provide service, we may be subject to municipal franchise requirements and may be required to pay license or franchise fees based on a percentage of gross revenue or other formula. It is possible that some municipalities that do not currently impose fees could seek to impose fees in the future, and that, following the expiration of existing franchises, fee levels could be increased.

                                   MANAGEMENT

Directors and Executive Officers

      The table below shows information about our directors and executive officers:

Name                     Age                           Position
----                     ---                           --------
Arunas A. Chesonis......  38 Chairman of the Board, President and Chief Executive Officer
John P. Baron...........  39 President, Northern and Western Regions
Bradford M. Bono........  31 President, Eastern and Southern Regions, and Director
Edward J. Butler, Jr....  40 President, Wholesale Markets Group
Joseph D. Ambersley.....  50 Executive Vice President, Mergers and Acquisitions
Richard E. Ottalagana...  57 Executive Vice President and Treasurer
Richard J. Padulo.......  56 Executive Vice President, Engineering and Operations
Daniel J. Venuti........  40 Executive Vice President, Secretary and General Counsel
Timothy J. Bancroft.....  51 Vice President, Finance
Joseph J. Golden........  40 President, eSolutions
Robert I. Schwartz......  53 Executive Vice President, Strategic Markets
James A. Kofalt.........  57 Director
James H. Kirby..........  33 Director
Lawrence H. Guffey......  32 Director
Jefferey L. Burke.......  42 Director

      Arunas A. Chesonis has served as our Chairman of the Board, President and Chief Executive Officer since our inception in May 1998. Mr. Chesonis became President of ACC Corp., a competitive local exchange carrier and the parent company for all ACC-owned operations in the United States, Canada, Germany and the United Kingdom, in February 1994 and was elected to its Board of Directors in October 1994. Mr. Chesonis was also President and Chief Operating Officer for ACC Global Corp., which coordinated all purchasing and network optimization for international terminations and fiber capacity for ACC worldwide. Mr. Chesonis joined ACC in May 1987 as Vice President of Operations for the U.S. business unit and was named President of ACC Long Distance Corp. in January 1989. Mr. Chesonis was also President of ACC's Canadian operations and Managing Director of ACC's U.K. enterprise. Before he joined ACC, Mr. Chesonis held several positions within Rochester Telephone Corporation, now known as Frontier Communications Corporation, a subsidiary of Global Crossing Ltd. Since February 2000, Mr. Chesonis has served on the Board of Directors of CyberTech Wireless, Inc., a fixed wireless carrier. Mr. Chesonis holds a B.S. degree in Civil Engineering from Massachusetts Institute of Technology and an M.B.A. degree from the University of Rochester.

      John P. Baron has served as President, Northern Region, of our subsidiary, PaeTec Communications, Inc., and as one of our Executive Vice Presidents since June 1998. Mr. Baron also was appointed President, Western Region, of PaeTec Communications in April 2000. From September 1995 until he joined PaeTec, Mr. Baron served as Vice President of Sales and Customer Service for the U.S. operations of ACC Long Distance Corp., or ACC TeleCom. During his employment with ACC TeleCom, Mr. Baron also managed Account Development, Customer Service, Sales Support, Information Processing, University Sales and Service, and Marketing. From September 1992 to September 1995, Mr. Baron served as President of ETI Technical College, a four-year engineering college in Cleveland, Ohio. Mr. Baron holds a B.S. degree in Neuroscience from the University of Rochester and an M.B.A. degree from Syracuse University.

      Bradford M. Bono has served as President, Eastern Region, of PaeTec Communications and as one of our Executive Vice Presidents and directors since June 1998. Mr. Bono also was appointed President, Southern Region, of PaeTec Communications in April 2000. From August 1997 until he joined PaeTec, Mr. Bono served as Vice President of Alternate Channel Sales for ACC TeleCom. In 1991, Mr. Bono co-founded Vista International Communications Inc., a regional interexchange carrier, where he served as Executive Vice President and Chief Operating Officer and as director from 1991 until 1997, when Vista was acquired by ACC TeleCom. Mr. Bono holds a B.A. degree in Political Science from the University of Delaware.

      Edward J. Butler, Jr. has served as President, Wholesale Markets Group, of PaeTec Communications and as one of our Executive Vice Presidents since July 1998. From August 1988 to July 1998, Mr. Butler served in several positions with ACC TeleCom. From 1995 to 1998, Mr. Butler served as Director of Carrier Services for ACC TeleCom. Before he joined ACC TeleCom's Carrier Services team, Mr. Butler spent seven years in both the University Services and Commercial Markets sales management departments at ACC TeleCom. Mr. Butler holds a B.S. degree in Communications from the State University of New York at Buffalo.

      Joseph D. Ambersley has served as one of our Executive Vice Presidents since June 1998 and was appointed Executive Vice President, Mergers and Acquisitions, of PaeTec Communications in April 2000. Mr. Ambersley also served as President, Southern Region, of PaeTec Communications between June 1998 and April 2000. For seven years before joining PaeTec, Mr. Ambersley served as Vice President of Carrier Sales at National Telecommunications of Florida, a regional long distance carrier. Before joining National Telecommunications of Florida, Mr. Ambersley was Vice President of Carrier Sales for ATC/Microtel, a national fiber optic provider and long distance carrier. Between 1995 and 1998, Mr. Ambersley was also a member of the Board of Directors of America's Carriers Telecommunications Association, a national trade association representing a group of long distance carriers. He has served as the Secretary and Treasurer of the Association of Communications Companies of America since 1995. Mr. Ambersley holds a B.S. degree from Florida State University and an M.Ed. degree from Rollins College.

      Richard E. Ottalagana has served as one of our Executive Vice Presidents and as our Treasurer since June 1998. From 1993 until April 1998, Mr. Ottalagana served as Vice President and General Manager of ACC National TeleCom Corp., where he had responsibility for the start-up of ACC's competitive local exchange carrier operations. During the 20 years before he joined ACC, Mr. Ottalagana held managerial positions with Rochester Telephone Corporation, now known as Frontier Communications Corporation, in several areas, including sales, operations, engineering, labor relations, operator services, regulatory, accounting and finance. For over ten years, Mr. Ottalagana also served as Chairman of the Board of the Summit Federal Credit Union. Mr. Ottalagana holds a B.S. degree in Accounting from Rider University.

      Richard J. Padulo has served as Executive Vice President, Engineering and Operations, of PaeTec Communications and as one of our Executive Vice Presidents since joining PaeTec in June 1998. From 1992 until he joined PaeTec, Mr. Padulo served as Director of Engineering and Operations for ACC TeleCom. In 1994, Mr. Padulo participated in the start up of ACC's local telephone subsidiary, ACC National TeleCom Corp., where he assisted with business planning and assumed the position of Director of Engineering and Operations.

      Daniel J. Venuti has served as one of our Executive Vice Presidents and as our Secretary and General Counsel since June 1998. From March 1994 until he joined PaeTec, Mr. Venuti served as Vice President and General Counsel for ACC TeleCom. From September 1984 until February 1994, Mr. Venuti practiced law with Bond, Schoeneck & King, LLP. Mr. Venuti holds a B.A. degree in Political Science from Syracuse University and a J.D. degree from the State University of New York at Buffalo School of Law.

      Timothy J. Bancroft has served as our Vice President, Finance, since June 1998. From June 1993 to June 1998, Mr. Bancroft served as the Vice President-Finance for a subsidiary of Citizens Communications, Inc., a company engaged in telecommunications and utilities businesses. From 1971 until June 1993, Mr. Bancroft held several financial positions with Rochester Telephone Corporation, now known as Frontier Communications Corporation. Mr. Bancroft holds a B.S. degree in Business Administration from the Rochester Institute of Technology.

      Joseph J. Golden has served as President, eSolutions, of PaeTec Communications since September 1999. From May 1997 until he joined PaeTec, Mr. Golden served as Chief Executive Officer and director of Campuslink Communications Systems, Inc. From January 1995 to May 1997, Mr. Golden served as Vice President of the Diversified Industries Division of Electronic Data Systems, Inc., a large outsourcing and systems integration company. From 1982 to 1995, Mr. Golden held positions at Electronic Data Systems of increasing responsibility in systems engineering, customer account management and sales and operations management. Mr. Golden holds a B.A. degree in Economics from Middlebury College.

      Robert I. Schwartz has served as Executive Vice President, Strategic Markets, of PaeTec Communications since September 1999. Before he joined PaeTec, Mr. Schwartz served as a director and President of Campuslink, which he founded in November 1993. Mr. Schwartz holds a B.S. degree in Engineering from Cornell University and an M.B.A. degree from Hofstra University.

      James A. Kofalt has served on our board of directors since September 1999. From 1995 until he joined our board of directors, Mr. Kofalt served as the Chairman of the Board of Directors of Campuslink. Mr. Kofalt also serves as the Chairman of the Board of Directors of Correctnet Global Information Solutions, Inc., Chairman of Alliance Cabletel Holdings, L.P., and as a director of Classic Communications, Inc. He also served from 1995 to 1996 as Chairman of the Board of Directors of Optel, Inc., a provider of private cable television and telephone services. From 1976 to 1994, Mr. Kofalt held various management positions with Cablevision Systems Corporation, a provider of cable television services, including President, Chief Operating Officer and director. Mr. Kofalt received his B.S. degree from The United States Military Academy at West Point.

      James H. Kirby has served on our board of directors since February 2000. Mr. Kirby is a director of Madison Dearborn Partners, Inc., a Chicago-based private investment firm, where he specializes in investing in companies in the communications industry. Before joining Madison Dearborn Partners in 1996, Mr. Kirby worked in investment banking and private equity investing at Lazard Freres & Co. LLC and The Beacon Group LLC. He presently serves on the boards of directors of CompleTel Europe N.V., a publicly traded competitive local exchange carrier active in France and Germany, and several private companies, including Madison River Telephone Company LLC., IPlan LLC, GigaRed LLC, Orblynx, Inc., Reiman Holding Company, LLC and Wireless One Network, L.P. Mr. Kirby holds an A.B. degree from Princeton University and an M.B.A. degree from the Harvard Graduate School of Business Administration.

      Lawrence H. Guffey has served on our board of directors since February 2000. He is a Senior Managing Director of The Blackstone Group, where he works in Blackstone's Principal Investment Group, with primary responsibility for the management of the investment activities of Blackstone Communications Partners I L.P. Mr. Guffey also currently serves as a director of Centennial Communications Corp., FiberNet, L.L.C., and Enterprise Software, Inc. Before joining Blackstone in 1991, Mr. Guffey was a financial analyst with Trammel Crow Ventures, a real estate investing firm. Mr. Guffey holds a B.A. degree from Rice University.

      Jeffrey L. Burke has served on our board of directors since August 2000. Mr. Burke is President and Chief Executive Officer of NetSetGo Inc., a Rochester-based Internet service provider. Before co-founding NetSetGo in May 1999, Mr. Burke held several different positions, most recently Vice President and General Manager, Solutions Business Unit, at Xerox Corporation from 1993 to 1999. Before his service with Xerox, Mr. Burke managed Digital Equipment Corporation's Network Services Business in the United States. Mr. Burke holds a B.A. degree in Accountancy from Bentley College.

      Executive officers serve at the discretion of our board of directors. For information concerning legal proceedings involving some of our executive officers and directors, see "Business--Legal Proceedings" on pages 48 and 49.

Membership of the Board of Directors

      General. Our bylaws provide that our board of directors will consist of at least three members. We currently have six directors. Directors are elected at the annual meeting of stockholders. Effective upon completion of the offerings, the board of directors will be divided into three classes serving staggered three-year terms. The initial terms of the three classes will expire in 2001, 2002 and 2003, respectively. Upon the expiration of the initial term of each class, the nominees for that class will be elected for a term of three years to succeed the directors whose terms of office expire.

      All of the holders of our Class B common stock have granted to Arunas A. Chesonis proxies authorizing Mr. Chesonis to vote their shares of Class B common stock in his sole and absolute discretion. As a result of the superior voting rights of our Class B common stock and the authority conferred on Mr. Chesonis by these proxies, Mr. Chesonis will have the ability immediately after completion of the offerings to elect all of the members of our board of directors. Under the voting agreement described below, however, Mr. Chesonis is obligated to cast his votes for election of director nominees designated by some of our current stockholders.

      Membership Rights of Bradford M. Bono. In a stock rights agreement we entered into with Bradford M. Bono, we agreed that, as long as Mr. Bono is employed by us and wishes to serve as a director, we would take all actions within our control which are necessary to cause his election to our board of directors. Mr. Bono currently serves as a director and has informed us that he wishes to continue as a director following completion of the offerings.

      Voting Agreement. In connection with our sale of the Series A preferred stock to institutional investors in February 2000, we entered into a voting agreement containing board membership provisions with the following principal stockholders:

    .  the purchasers of the Series A preferred stock;

    .  the former stockholders of Campuslink;

    .  Arunas A. Chesonis;

    .  Christopher E. Edgecomb; and

    .  Jeffrey P. Sudikoff.

Some of the board membership provisions will remain in effect after completion of the offerings. These provisions obligate us to take all actions within our control which are necessary or desirable for the election of the following persons to our board of directors:

    .  at least one designee of the Campuslink stockholders;

    . at least one designee of our stockholders controlled by Madison Dearborn Partners, which currently include Madison Dearborn Capital Partners III, L.P., Madison Dearborn Special Equity III, L.P. and Special Advisors Fund I, LLC;

    . at least one designee of our stockholders who are members of The Blackstone Group, which currently include Blackstone CCC Capital Partners L.P., Blackstone CCC Offshore Capital Partners L.P. and Blackstone Family Investment Partnership III L.P.; and

    . any other persons nominated by Mr. Chesonis for election to the board of directors.

The Campuslink stockholders may be entitled to designate more than one person for election as a director based on the size of the board of directors and the percentage of our outstanding common stock they hold. In addition, the Madison Dearborn stockholders will be entitled to designate a second member to the board of directors if the number of directors constituting our entire board of directors is increased to nine or more and the Madison Dearborn stockholders continue to own at least 50% of the number of shares of common stock issuable upon the conversion of the Series A preferred stock they originally purchased, so long as those shares constitute 5% or more of our outstanding common stock.

      The foregoing board membership rights will terminate in the case of:

    . the Campuslink stockholders, when they cease to own beneficially at least 5% of our outstanding common stock;

    . the Madison Dearborn stockholders, when they cease to own beneficially at least (a) one-third of the number of shares of common stock issuable upon conversion of the Series A preferred stock they originally purchased and (b) 5% of our outstanding common stock;

    . the Blackstone stockholders, when they cease to own beneficially at least (a) one-third of the number of shares of common stock issuable upon conversion of the Series A preferred stock they originally purchased and (b) 5% of our outstanding common stock; and

    . Mr. Chesonis, when he no longer serves as at least one of the Chairman of the Board or Chief Executive Officer of PaeTec or ceases to own beneficially, or otherwise ceases to have the right to vote, any shares of our Class B common stock.

      All of the stockholders who are parties to the voting agreement have agreed to vote their shares of common stock for each of the foregoing designees.

      Under the voting agreement, one director representative of the Madison Dearborn stockholders and one director representative of the Blackstone stockholders will be entitled to serve on any committee of our board of directors.

      Immediately following completion of the offerings, Mr. Kofalt will continue to serve on the board of directors as the designee of the Campuslink stockholders, Mr. Kirby will continue to serve as the designee of the Madison Dearborn stockholders and Mr. Guffey will continue to serve as the designee of the Blackstone stockholders.

Board Committees

      Effective upon the completion of the offerings, the board of directors will have a standing audit committee and a standing compensation committee.

      The audit committee, among other things, will be responsible for recommending to the full board of directors the selection of our independent auditors, reviewing the scope of the audit plan and the results of each audit with management and the independent auditors, reviewing the adequacy of our system of internal accounting controls in consultation with the independent auditors, reviewing generally the activities and recommendations of the independent auditors, and exercising oversight with respect to our code of conduct and other policies and procedures regarding adherence with legal requirements. The initial members of the audit committee will be Messrs. Kirby, Guffey and Burke.

      The compensation committee will be responsible for establishing the compensation and benefits of our executive officers, monitoring compensation arrangements for management employees for consistency with corporate objectives and stockholders' interests, and administering our stock incentive plans, our other management compensation plans and our employee stock purchase plan. The initial members of the compensation committee will be Messrs. Kirby, Guffey and Burke.

Director Compensation

      Directors who are also officers or employees of PaeTec do not receive any additional compensation for serving on the board of directors or any of its committees. Following the completion of the offerings, each non-employee director will receive options to purchase 10,000 shares of Class A common stock upon that director's initial election or appointment to the board of directors. In addition, each non-employee director will receive annual grants of options to purchase 10,000 shares of Class A common stock on each anniversary of the director's election or appointment. Each non-employee director, other than designees of the Madison Dearborn stockholders or the Blackstone stockholders, will receive a $2,000 fee for each meeting of the board of directors attended in person, a $1,000 fee for each meeting of the board of directors attended by conference call, a $500 fee for each committee meeting attended in person and a $300 fee for each committee meeting attended by conference call. Directors are reimbursed for their reasonable out-of-pocket expenses incurred in attending meetings.

Executive Compensation

      The following table shows the compensation paid for the year ended December 31, 1999 to our chief executive officer and to each of our other four most highly compensated executive officers for 1999. We refer to these five executive officers as the named executive officers.

                           Summary Compensation Table

                                                Annual
                                           Compensation(1)
                                          ------------------     All Other
    Name and Principal Position      Year Salary($) Bonus($) Compensation($)(2)
    ---------------------------      ---- --------- -------- ------------------
Arunas A. Chesonis ................. 1999  124,615   12,100        2,769
 Chairman, President and Chief
  Executive Officer
John P. Baron....................... 1999  124,615   12,100        2,492
 President, Northern and Western
  Regions
Bradford M. Bono.................... 1999  124,615   12,100        2,769
 President, Eastern and Southern
  Regions
Richard E. Ottalagana............... 1999  124,615   12,100        2,778
 Executive Vice President and
  Treasurer
Daniel J. Venuti.................... 1999  124,615   12,100        2,769
 Executive Vice President, Secretary
  and General Counsel

--------
(1) In accordance with SEC rules, information about other annual compensation in the form of perquisites and other personal benefits has been omitted because these perquisites and other personal benefits constituted less than 10% of the total annual salary and bonus for the named executive officers.
(2) The amounts shown in this column consist of matching contributions by PaeTec to our 401(k) savings and retirement plan.

      In 1999, the named executive officers were not granted and did not exercise options to purchase our common stock. As of December 31, 1999, no named executive officer held options to purchase our common stock. See "Security Ownership of Certain Beneficial Owners and Management" beginning on page 71 for information concerning the ownership of our common stock by the named executive officers.

Stock Rights Agreements

      We entered into stock rights agreements with the following executive officers when we first sold them shares of our common stock: Arunas A. Chesonis, Joseph D. Ambersley, John P. Baron, Bradford M. Bono, Edward J. Butler, Jr., Richard E. Ottalagana, Richard J. Padulo, Daniel J. Venuti and Timothy J. Bancroft. Among other things, the stock rights agreements currently provide for repurchase rights, noncompetition protection and piggyback registration rights.

      Repurchase Rights. If an executive officer other than Mr. Chesonis who is a party to a stock rights agreement voluntarily resigns or is terminated for cause before the fourth anniversary of the date we hired the executive officer, we have the right to repurchase a portion of the shares of common stock the executive officer purchased under the agreement. The purchase price for these shares will be, in the case of Class A common stock, equal to the price the executive officer first paid for the shares or, in the case of Class B common stock, equal to the fair market value of the shares. If we merge with another company or sell all or substantially all of our assets, or if someone acquires more than 50% of our capital stock, our repurchase option will terminate automatically. In the case of Messrs. Ottalagana and Padulo, a reduction after the third year of employment to a part time or consulting status will not be considered to be a voluntary resignation.

      Noncompetition Protection. The noncompetition provisions provide that for a period of one year after the termination of the executive officer's employment with us for any reason, the executive officer will not solicit any of our clients or customers, or compete, directly or indirectly, against us in any lines of business we are conducting when the executive officer's employment is terminated.

      Under Mr. Chesonis's stock rights agreement, if we terminate his employment for any reason, or if his employment is terminated as a result of his death, disability, voluntary resignation or withdrawal, we will make severance payments to Mr. Chesonis for one year after termination of employment. In the case of our other executive officers, if the termination is without cause, we will make severance payments to the executive officer for one year after termination of his employment, while if the executive officer's termination results from the executive officer's death, disability or voluntary resignation or if we terminate the executive officer for cause, we will not have to make a severance payment. The severance payment in all cases will equal the executive officer's base annual salary immediately before termination. If the executive officer dies or becomes disabled or if we terminate the executive officer's employment without cause, the one-year period during which the noncompetition covenant is to be in effect will be counted as a year of employment for purposes of determining the percentage of shares that are subject to our repurchase option. If we terminate the employment for cause or the executive officer resigns voluntarily, we may waive the non-competition covenant or count the one-year period during which the noncompetition covenant is to be in effect as a year of employment for purposes of determining the percentage of shares that are subject to our repurchase option. In connection with our acquisition of Campuslink, Joseph Golden and Robert Schwartz have entered into incentive stock option agreements with PaeTec that contain similar noncompetition provisions.

      Registration Rights. If we register any of our equity securities under the Securities Act, whether or not for our own account, the executive officers who are parties to stock rights agreements are entitled to require us to include all or a portion of their shares of Class A common stock and Class B common stock in that registration, subject to our right to exclude some or all of these shares under specified conditions in the case of underwritten offerings. We will pay all of the expenses of these registrations, except for underwriting discounts and commissions. All of the executive officers have waived their rights to have shares they own sold as part of the offerings.

      Conversion of Class B Common Stock. Each stock rights agreement also provides that each share of Class B common stock owned by the executive officer, and each share owned by a permitted transferee of the officer, will automatically convert into one share of Class A common stock on the date that the officer ceases to be employed by us unless, at that date, Mr. Chesonis:

    .  is our Chairman of the Board or Chief Executive Officer;

    .  is the beneficial owner of shares of Class B common stock; and

    . has, and personally exercises, the power under a proxy to vote the shares of Class B common stock owned by the executive officer and the officer's permitted transferees on all matters on which the Class B common stock is entitled to vote.

Executive officers who purchased shares of our Class B common stock have executed a proxy giving Mr. Chesonis the right to vote all shares of Class B common stock owned by those executive officers and their permitted transferees.

PaeTec Corp. 1998 Incentive Compensation Plan

      We adopted the PaeTec Corp. 1998 Incentive Compensation Plan on July 1, 1998. The purpose of the plan is to enable us to recruit, reward, retain and motivate employees on a basis competitive with industry practices. Under the plan, we may grant our employees options that are intended to qualify as "incentive stock options" under Section 422 of the Internal Revenue Code, non-qualified stock options, and stock appreciation rights. Up to 5,300,000 shares of Class A common stock may become subject to awards under this plan. No awards will be made under this plan after completion of the offerings.

     As of June 30, 2000, outstanding options to purchase up to an aggregate of 3,635,553 shares of our Class A common stock have been granted under the plan to substantially all of our employees who are not executive officers. Most of these options are intended to be incentive stock options. The exercise prices of these options range from $0.40 to $12.00 per share. In addition, we have granted options to purchase 68,810 shares of our Class A common stock to Timothy J. Bancroft, options to purchase 144,148 shares of our Class A common stock to Joseph J. Golden and options to purchase 102,798 shares of our Class A common stock to Robert I. Schwartz. The exercise prices of these options range from $0.40 to $7.50 per share. Generally, initial option grants to employees from our inception through December 1999 vest with respect to 60% of the shares subject to the option in four equal annual installments and with respect to 40% of the shares over a four-year term beginning January 1, 2000. Initial option grants to employees beginning in January 2000 and other option grants generally vest with respect to all of the shares subject to the option in four equal annual installments beginning on the first anniversary of the option grant date.

     A committee of our board of directors currently administers the plan and has the authority to designate eligible participants and determine the types of awards to be granted and the conditions and limitations applicable to those awards. Upon completion of the offerings, the plan will be administered by the compensation committee. The administrator of the plan may authorize amendments to the plan without stockholder approval except in circumstances prescribed by applicable law or regulation.

     Options. The plan's administrator determines the exercise price of each option granted under the plan, except that the price of incentive stock options may not be less than the market value of the Class A common stock on the option grant date. The option price for incentive stock options granted to any ten percent stockholder, who is a person who owns more than 10% of the total combined voting power of all classes of stock of PaeTec Corp. or any subsidiary, may not be less than 110% of the market value of the Class A common stock on the option grant date. The aggregate fair market value of the Class A common stock, as determined on the option grant date, with respect to which any incentive stock options granted to one optionee are exercisable for the first time during any calendar year may not exceed $100,000.

     Each option will become vested and exercisable at the times and under the conditions the plan's administrator determines. However, no incentive stock option may be exercisable before six months after the optionee starts working for us or more than ten years after the option grant date, or five years in the case of an incentive stock option granted to a ten percent stockholder. The plan's administrator may accelerate the vesting of any option in its discretion.

     Subject to approval by the plan's administrator, payment of the exercise price for shares of Class A common stock purchased upon exercise of an option may be made in cash, through the transfer to us of shares of Class A common stock with a market value equal to the exercise price, or a combination of these methods.

     Upon termination of an option holder's employment for any reason, all unvested stock options held by the option holder will terminate immediately and all vested stock options will remain exercisable for 30 days following the employment termination date, or one year following the employment termination date in the case of death or disability. In the case of non-qualified stock options, these termination provisions may be modified by the plan's administrator.

     Awards under the plan may not be transferred except by will or the laws of descent and distribution.

     Stock Appreciation Rights. A stock appreciation right is a right to receive, in the form of Class A common stock, cash or a combination of Class A common stock and cash, the spread or difference between the fair market value of the Class A common stock subject to a stock appreciation right on the date it is exercised and the fair market value of the stock subject to a stock appreciation right on the date the stock appreciation right was granted. Stock appreciation rights may be granted in conjunction with, or independent of, options. The plan's administrator determines:

    . the time or times at which and the circumstances under which a stock appreciation right may be exercised in whole or in part;

    . the time or times at which and the circumstances under which a stock appreciation right will cease to be exercisable;

    .  the method of exercise;

    .  the method of settlement;

    .  the form of consideration payable in settlement;

    . whether or not a stock appreciation right will be in tandem or in combination with any other grant; and

    .  any other terms and conditions of any stock appreciation right.

      Exercisability of stock appreciation rights may be subject to achievement of one or more performance objectives. Stock appreciation rights issued in connection with incentive stock options are required to meet additional conditions.

Other Options

      In addition to the options we have granted under the 1998 Incentive Compensation Plan, we have awarded options outside that plan and outstanding as of June 30, 2000 to purchase 28,830 shares of our Class A common stock in connection with acquisitions or other transactions. We granted options to purchase 10,000 shares at an exercise price of $5.00 per share to James A. Kofalt in connection with his initial appointment to our board of directors. The exercise price of the remaining options is $2.50 per share.

2000 Stock Option and Incentive Plan

      We have adopted the PaeTec Corp. 2000 Stock Option and Incentive Plan, under which we will make awards after completion of the offerings. The total number of shares of our Class A common stock authorized for issuance under the plan consist of:

    .  2,000,000 shares;

    . the number of shares of our Class A common stock that would be available for future awards under the 1998 Incentive Compensation Plan upon the completion of the offerings; and

    . any shares of our Class A common stock that are represented by awards granted under the 1998 Incentive Compensation Plan or which have been assumed by us, which are forfeited, expire or are canceled without the delivery of shares of Class A common stock or which result in the forfeiture of shares of Class A common stock.

The maximum number of shares of Class A common stock subject to options that may be granted to any individual under the plan is 800,000 shares.

      Under this plan, our board of directors or a committee of the board administering the plan may grant or issue:

    .  incentive stock options;

    .  non-qualified stock options;

    .  stock appreciation rights;

    . Class A common stock with vesting or other restrictions, or without restrictions;

    . rights to receive Class A common stock in the future with or without vesting;

    .  common stock upon the attainment of specified performance goals; and

    .  dividend rights in respect of common stock;

      Our board may amend the plan without stockholder approval at any time, except in circumstances prescribed by applicable law or regulation. The plan does not have a termination date, but we may not grant incentive stock options after the tenth anniversary of the effective date of the plan.

      Options. The compensation committee of the board of directors will administer the plan and will determine who will be granted awards under the plan, when and how the awards will be granted, the type and terms of awards granted, including the exercise period and the number of shares subject to the award. Incentive stock options will be non-transferable during the optionee's lifetime, but non-qualified stock options may be transferred to the spouse, children, grandchildren, parents and siblings of the optionee, to the extent permitted by the compensation committee.

      Restricted Stock and Restricted Stock Units. Restricted shares of Class A common stock are awards of shares of Class A common stock which are subject to a substantial risk of forfeiture and which have restricted periods imposed upon them. Restricted Class A common stock units are awards which represent a conditional right to receive shares of Class A common stock in the future. These units are also subject to substantial risks of forfeiture and restricted periods similar to the restricted shares of Class A common stock.

      The compensation committee may impose restrictions on the restricted shares and restricted units such as a requirement of continuous employment with us or the attainment of specific corporate or individual performance objectives. The restrictions and the restricted period generally will be a minimum of three years, but may differ with respect to each recipient of an award. An award of restricted shares of Class A common stock or restricted common stock units will be subject to a forfeiture if events specified by the compensation committee occur before the lapse of the restrictions. Subject to the provisions of the plan, the compensation committee will determine the terms and conditions of the award of restricted shares of common stock and restricted Class A common stock units.

      Unrestricted Stock. Unrestricted shares of Class A common stock are shares that are free of restrictions other than those imposed by federal or state securities laws.

      Stock Appreciation Rights. The compensation committee will determine the time or times at which and the circumstances under which an stock appreciation rights may be exercised in whole or in part, and any other terms and conditions of any stock appreciation rights. Exercisability of stock appreciation rights may be subject to achievement of one or more of the same performance objectives that apply to awards of restricted shares of Class A common stock or restricted Class A common stock units. Stock appreciation rights are transferable only to the same extent as the related options.

      Dividend Rights. The compensation committee is authorized to grant dividend rights which will entitle the participant to receive cash, shares of our Class A common stock or other property equal in value to dividends paid, or other periodic payments made, with respect to a specified number of shares of our Class A common stock. Dividend rights may be paid or distributed when accrued or will be deemed to have been reinvested in additional shares of our Class A common stock, in awards under the plan or in other investments, and will be subject to such restrictions on transferability and risks of forfeiture as the compensation committee may specify.

Employee Stock Purchase Plan

      Our board of directors has authorized an employee stock purchase plan that provides for the issuance of up to 1,000,000 shares of Class A common stock following completion of the offerings. All employees whose customary employment is more than 20 hours per week and for more than five months in any calendar year are eligible to participate in the stock purchase plan, provided that any employee who would own 5% or more of our total combined voting power immediately after an offering date under the plan is not eligible to participate. Eligible employees must authorize us to deduct an amount from their pay during offering periods established by the compensation committee. The purchase price for shares under the plan will be determined by the compensation committee, but may not be less than 85% of the lesser of the market price of the common stock on the first or last business day of each offering period.

401(k) Plan

      We maintain a 401(k) retirement and savings plan for all of our employees. The 401(k) plan is intended to qualify under section 401(k) of the Internal Revenue Code, so that all contributions and the income earned on those contributions are not taxable to our employees until they make withdrawals from the plan. Subject to statutory limits, participants of the 401(k) plan may elect to contribute up to 15% of their current compensation and we may make a matching contribution of up to half of the first 6% of an employee's annual compensation deferred under the plan. All of the contributions to the 401(k) plan made by our employees are fully vested at all times, while any matching contributions we make vest in four equal annual installments, beginning on the first anniversary of the participant's hire date. Benefits under the 401(k) plan are paid upon a participant's retirement, death, disability or termination of employment, and are based on the amount of a participant's contributions plus vested employer contributions, as adjusted for gains, losses and earnings.

Director Liability and Indemnification of Directors and Officers

      Our certificate of incorporation provides for the elimination and limitation of the personal liability of directors for monetary damages to the fullest extent permitted by the Delaware General Corporation Law. The Delaware General Corporation Law provides that a corporation may eliminate or limit the personal liability of each director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director except for liability for any breach of the director's duty of loyalty to the corporation or its stockholders, for acts or omissions not in good faith or that involve intentional misconduct, or a knowing violation of law, in respect of unlawful dividend payments or stock redemptions or repurchases and for any transaction from which the director derives an improper personal benefit. Our certificate of incorporation provides that if the Delaware General Corporation Law is amended to authorize the further elimination or limitation of the liability of a director, the liability of the directors will be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended. The effect of this provision is to eliminate the rights of PaeTec and its stockholders, through stockholder derivative suits on behalf of PaeTec, to recover monetary damages against a director for breach of the fiduciary duty of care as a director, including breaches resulting from negligent or grossly negligent behavior, except in the situations described above. The provision does not limit or eliminate the rights of PaeTec or any stockholder to seek non-monetary relief such as an injunction or rescission upon breach of a director's duty of care. This provision is consistent with section 102(b)(7) of the Delaware General Corporation Law, which is designed, among other things, to encourage qualified individuals to serve as directors of Delaware corporations.

      Our bylaws provide that, to the fullest extent permitted by the Delaware General Corporation Law, we will indemnify, and advance expenses to, each of our currently acting and former directors and officers.

                     TRANSACTIONS INVOLVING RELATED PARTIES

      Since our inception in May 1998, we and our subsidiaries have engaged in transactions with our directors, director nominees and executive officers, with owners of more than 5% of a class of our common stock, and with companies of which these persons serve as executive officers or in which they beneficially own over 10% of the equity interests.

Sales of Common Stock to Executive Officers

      The table below shows the number of shares purchased, and the purchase price paid, by each of our current executive officers for common stock issued by us from our inception in May 1998 through July 31, 2000:

                                           Shares of Class
                                                  A          Shares of Class B
                                            Common Stock/      Common Stock/
                                              Aggregate          Aggregate
Name                                        Purchase Price     Purchase Price
----                                       ---------------- --------------------
Arunas A. Chesonis........................  43,620/$218,100 2,500,000/$1,200,000
Joseph D. Ambersley....................... 280,000/$175,000       30,000/$25,000
John P. Baron............................. 290,000/$225,000       30,000/$25,000
Bradford M. Bono.......................... 530,000/$275,000       30,000/$25,000
Edward J. Butler, Jr...................... 269,000/$157,500       15,000/$12,500
Richard E. Ottalagana..................... 280,000/$175,000       30,000/$25,000
Richard J. Padulo......................... 265,000/$137,500       15,000/$12,500
Daniel J. Venuti.......................... 280,000/$175,000       30,000/$25,000
Timothy J. Bancroft.......................  32,953/$116,633         5,000/$4,165
Joseph J. Golden..........................   18,828/$47,070                 0/$0
Robert I. Schwartz........................  64,498/$252,995                 0/$0

      Under our stock rights agreements with some of these officers, we have granted the officers piggyback registration rights with respect to some or all of their shares.

Transactions With Preferred Stockholders

      In February 2000, we sold 134,000 shares of a new issue of preferred stock, designated our Series A Convertible Preferred Stock, at a purchase price of $1,000 per share, or $134 million in the aggregate, to institutional investors. The preferred stockholders include entities controlled by Madison Dearborn Partners, which include Madison Dearborn Capital Partners III, L.P., Madison Dearborn Special Equity III, L.P. and Special Advisors Fund I, LLC, and entities which are part of The Blackstone Group, which include Blackstone CCC Capital Partners L.P., Blackstone CCC Offshore Capital Partners L.P. and Blackstone Family Investment Partnership III L.P.

      Our certificate of incorporation provides that we may require the holders of the Series A preferred stock to convert all, and not less than all, of their preferred stock into shares of Class A common stock upon the closing of an initial public offering of our Class A common stock that meets specified financial criteria. Because the offerings will satisfy these criteria, we will require conversion of all of the Series A preferred stock into Class A common stock upon completion of the offerings. We expect to issue the preferred stockholders a total of 17,866,666 shares of Class A common stock in connection with this conversion.

      Investor Rights. In the preferred stock investment agreement, we agreed that we would not take specified actions relating to our business, our capital stock and other aspects of our operations without the prior approval of the holders of a majority of our shares held by the Madison Dearborn stockholders and the holders of a majority of our shares held by the Blackstone stockholders. These voting rights are transferable to any transferee of shares currently held by either group of stockholders, who will vote with that group. We also granted the preferred stockholders a variety of rights relating to their ownership of our capital stock, including preemptive rights to subscribe to additional issuances of our capital stock and other securities and the right to require us to repurchase their PaeTec securities in specified circumstances. The approval rights of the preferred stockholders and most of these other rights relating to their ownership of PaeTec capital stock will terminate upon the completion of the offerings. Following the offerings, for so long as any group of preferred stockholders continues to hold PaeTec common stock received upon conversion of the Series A preferred stock or related securities with an original purchase price of at least $10 million under the investment agreement, those stockholders will be entitled to visit and inspect our properties, examine our corporate and financial records and discuss our operations and affairs with our directors, officers and independent public accountants.

      Voting Agreement. At the time of the investment, we and some of our principal stockholders, including Arunas A. Chesonis and the Campuslink stockholders, entered into a voting agreement with the preferred stockholders. In this agreement, we agreed to take all actions within our control necessary or desirable for the election of designees of the Campuslink stockholders, the Madison Dearborn stockholders, the Blackstone stockholders and Mr. Chesonis to our board of directors, and all of the stockholders who are parties to the agreement agreed to vote their PaeTec shares for each of these designees. Mr. James H. Kirby, who is the designee of the Madison Dearborn stockholders, and Mr. Lawrence H. Guffey, who is the designee of the Blackstone stockholders, were elected to our board of directors under these board membership provisions. The preferred stockholders will continue to have board membership rights after completion of the offerings.

      Registration Rights Agreement. In a registration rights agreement we entered into at the time of the investment, we granted the preferred stockholders the following registration rights with respect to their PaeTec common stock:

    . we granted the Madison Dearborn stockholders and the Blackstone stockholders demand registration rights which entitle them to require us to register the sale of their shares under the Securities Act on up to two occasions, in the case of the Madison Dearborn stockholders, and on one occasion, in the case of the Blackstone stockholders, on a registration statement on SEC Form S-1, and on an unlimited number of occasions on a registration statement on SEC Form S-2 or S-3;

    . we granted the preferred stockholders shelf registration rights which entitle them, at any time between the first anniversary and the third anniversary of the completion of the offerings, to require us to register the sale of their shares under the Securities Act on a continuous or delayed basis; and

    . we granted the preferred stockholders piggyback registration rights which entitle them to require us to include their shares in a registration of our common stock or other securities for sale by us or by our other security holders.

      The foregoing registration rights extend to all common stock the preferred stockholders will acquire upon the conversion of the Series A preferred stock and all common stock they may acquire in any other manner and at any other time, subject to the following limitations:

    . neither the Madison Dearborn stockholders nor the Blackstone stockholders may exercise their demand or shelf registration rights if an offering of our common stock by such group of stockholders would have a reasonably anticipated aggregate gross offering price of less than $20 million if, at such time, those stockholders are free to sell their common stock under Rule 144 of the Securities Act without limitation as to volume or manner of sale restrictions; or

    . subject to the foregoing limitation, no preferred stockholders may exercise any registration rights with respect to our common stock if we issue certificates representing such common stock without any legend restricting the transfer thereof under the Securities Act or state securities laws.

      These registration rights are subject to other conditions, including notice requirements, timing restrictions and volume limitations which may be imposed by the underwriters of an offering. We generally are required to bear the expense of all these registrations, except for underwriting discounts and commissions.

Acquisition of Campuslink

      On September 9, 1999, we completed our acquisition of Campuslink by our merger of a PaeTec subsidiary with and into Campuslink, which was the surviving corporation in the merger. We issued a total of 5,919,183 shares of our Class A common stock in the merger. These shares represented 28.6% of our Class A common stock and 21.9% of the total number of shares of our common stock outstanding immediately after the merger. As consideration for the cancellation of their warrants to purchase shares of Campuslink common stock, we also issued options to purchase 44,148 shares of our Class A common stock to Joseph J. Golden at an exercise price of $2.50 per share and options to purchase 27,798 shares of our Class A common stock to Robert I. Schwartz at the same exercise price. Messrs. Golden and Schwartz have served as executive officers of PaeTec since we acquired Campuslink. In consideration for their service, we issued options to purchase an additional 100,000 shares of Class A common stock to Mr. Golden at an exercise price of $5.00 per share and options to purchase an additional 75,000 shares of Class A common stock to Mr. Schwartz at the same exercise price.

      In connection with the acquisition, we assumed a total of $7.3 million of Campuslink indebtedness owed to four of Campuslink's former principal stockholders, Alliance Cabletel Holdings, L.P., Kline Hawkes California SBIC, L.P., The Union Labor Life Insurance Company Separate Account P and Pacific Capital Group, Inc., and to Kocom Communications, a partner in Alliance Cabletel. Each of the four former Campuslink stockholders held more than 5% of our outstanding common stock as a result of the merger. Of the assumed indebtedness, we repaid $5.2 million upon the closing of the merger. To evidence the remaining $2.1 million of this indebtedness, we issued notes to these entities in the following approximate principal amounts: Alliance Cabletel ($1.3 million); Kline Hawkes ($0.1 million); Union Labor Life ($0.1 million); Pacific Capital Group ($0.3 million); and Kocom Communications ($0.3 million). The notes, which we repaid using proceeds from our sale of the Series A preferred stock in February 2000, bore interest at an initial annual interest rate of 8.25%, which was subject to adjustment from time to time to reflect changes in a specified prime lending rate. We were required to pay interest on the notes quarterly and to repay the notes in full upon the earlier of June 30, 2002 or the completion by us of one or more specified financing transactions.

      We have placed 876,000 of the shares of Class A common stock issuable in the merger in an escrow account to satisfy the indemnification obligations of Campuslink under the merger agreement. The escrowed shares not applied to satisfy these obligations will be released to the former Campuslink stockholders on December 31, 2000 or a later date if there are indemnification claims pending on December 31, 2000. We had placed an additional 1,480,000 shares of Class A common stock in the escrow account to secure post-closing obligations of Campuslink relating to Campuslink's financial statements and to Campuslink's procurement of consents to the merger from some of its significant customers with which Campuslink has exclusive service agreements. All of these additional shares were released from escrow in April 2000.

      In connection with the acquisition, Arunas A. Chesonis, Christopher E. Edgecomb and Jeffrey P. Sudikoff, who at the time held the largest percentages of our outstanding Class B common stock, entered into a stockholders' agreement with PaeTec and the former Campuslink stockholders. This agreement provides the former Campuslink stockholders with co-sale rights with respect to transfers of PaeTec securities by Mr. Chesonis, Mr. Edgecomb or Mr. Sudikoff and preemptive rights with respect to new issuances of capital stock and other securities by PaeTec. These rights will terminate upon the completion of the offerings.

      Under the stockholders' agreement, Mr. Chesonis agreed to vote shares of our stock over which he has voting rights to elect one or more individuals designated by the former Campuslink stockholders to our board of directors. These provisions of the stockholders' agreement were restated in the voting rights agreement executed in connection with our sale of the Series A preferred stock to the preferred stockholders. James A. Kofalt has been elected to our board of directors under these board membership provisions and Mr. Kofalt, or another designee of the Campuslink stockholders, will be entitled to continue to serve as a director after completion of the offerings. In the stockholders' agreement, we also agreed not to engage in certain transactions without the approval of the director or directors nominated by Campuslink. These approval rights will terminate upon completion of the offerings.

      In connection with the acquisition, we entered into a registration rights agreement with the former Campuslink stockholders. This registration rights agreement was amended and restated in February 2000 in connection with our sale of the Series A preferred stock to the preferred stockholders. In the amended agreement, we have granted the Campuslink stockholders registration rights which are substantially similar to the registration rights we granted to the Blackstone stockholders under the same agreement.

Transactions With CIT Lending Services Corporation

      In November 1998, we entered into a senior debt agreement with CIT Lending Services Corporation, formerly Newcourt Commercial Finance Corporation, to establish a $49 million credit facility. At the time we entered into the credit facility, we sold CIT 600,000 shares of our Class A common stock at a price of $2.50 per share. These shares represented more than 5% of our outstanding Class A common stock at the time of the sale. In 1999, CIT purchased another 217,800 shares of our Class A common stock at a price of $5.00 per share. We granted CIT piggyback registration rights with respect to its shares and protections against dilutive future issuances of Class A common stock, any securities convertible into Class A common stock and any warrants, options or other rights to subscribe for or purchase Class A common stock. The protections against dilutive future issuances will terminate upon completion of the offerings. We also granted CIT the right, which is subject to exceptions and will terminate upon completion of the offerings, to maintain a specified percentage ownership in PaeTec. CIT purchased 5,000 shares of the Series A preferred stock in February 2000 upon the same terms and conditions as the other preferred stockholders.

      We amended our credit facility with CIT in October 1999 to increase our maximum borrowing availability from $49 million to $70 million and in August 2000 to increase our maximum borrowing availability from $70 million to $155 million. Amounts borrowed under the facility have borne interest at our option at a rate equal to the sum of LIBOR, a specified prime rate or the federal funds rate plus .05%, and an applicable margin. The current applicable margin varies from 4.25% to 2.0% based on a formula tied to our level of indebtedness from time to time. As of July 31, 2000, borrowing rates under the facility averaged 11.8%. We made interest payments to CIT of $0.9 million in the six months ended June 30, 2000 and $1.9 million in 1999. We also paid CIT commitment fees of $0.1 million in the six months ended June 30, 2000 and $78,702 in 1999. As of July 31, 2000, $70 million of borrowings were outstanding under the facility.

      In October 1999, we entered into a $10 million unsecured credit facility with CIT, Canadian Imperial Bank of Commerce and Merrill Lynch Capital Corp., as lenders. We granted the lenders warrants to purchase shares of our Class A common stock which would have been exercisable if the commitments of the lenders had not been terminated before April 11, 2000 or if there had been an outstanding balance on the facility on that date. We made no borrowings under this facility. These warrants were canceled when we terminated the facility in February 2000.

Transactions With STAR Telecommunications and its Affiliates

      In August 1998, we sold 1,200,000 shares of our Class A common stock at a price of $0.69 per share to STAR Telecommunications, which is a public facilities-based international long distance provider. These shares represented more than 5% of our outstanding common stock at the time of the sale. In September 1998, we sold STAR Telecommunications an additional 1,700,000 shares of our Class A common stock at a price of $2.50 per share. Under our August 1998 agreement with STAR Telecommunications, we granted that company piggyback registration rights with respect to its shares, protections against dilutive future issuances of Class A common stock and securities convertible into Class A common stock, and preemptive rights to subscribe to additional stock issuances to maintain its ownership percentage in PaeTec.

      In August 1998, at the time we first sold our common stock to STAR Telecommunications, our two companies entered into leases that allow us to place some of our switching equipment within the STAR Telecommunications switching centers. Those leases have initial terms of ten years. We were not required to make any lease payments in our 1998 fiscal year. Beginning in May 1999, we make total monthly payments of approximately $19,000 under the leases. Assuming the leases remain in effect through the end of their initial terms, we estimate that we will make total lease payments of approximately $4.6 million to STAR Telecommunications. We made lease payments to STAR Telecommunications of $206,164 in the six months ended June 30, 2000 and $266,880 in 1999.

      In the second half of 1999, STAR Telecommunications sold all of its shares of our Class A common stock and is no longer a stockholder of PaeTec. We granted the transferee of 850,000 of the shares sold by STAR Telecommunications substantially the same piggyback registration rights we had granted to STAR Telecommunications. Except for this grant of registration rights, all registration rights, antidilution rights and preemptive rights granted to STAR Telecommunications were terminated upon its sale of the shares.

      In August 1998, in transactions which occurred at the time we first sold our common stock to STAR Telecommunications, we sold 2,400,000 shares of our Class B common stock at a price of $0.83 per share to Christopher E. Edgecomb, the Chairman of the Board and Chief Executive Officer of STAR Telecommunications. At that time, Mr. Chesonis, our Chairman of the Board and Chief Executive Officer, was also a director of STAR Telecommunications. Mr. Edgecomb was granted various rights with respect to his PaeTec shares. These rights included piggyback registration rights, protections against dilutive future issuances of common stock and securities convertible into common stock, preemptive rights to subscribe to additional stock issuances, and co-sale rights to include Mr. Edgecomb's shares in any sale of PaeTec common stock by Mr. Chesonis, on the same terms. Mr. Edgecomb's protections against dilutive future issuances and his preemptive and co-sale rights will terminate upon completion of the offerings. At the time he purchased his shares, Mr. Edgecomb entered into a stockholders' agreement with Mr. Chesonis and Mr. Sudikoff in which he granted Mr. Chesonis proxies to vote his shares of Class B common stock in Mr. Chesonis's sole and absolute discretion. Mr. Chesonis agreed to vote all shares of our common stock he owns or controls, or which are covered by proxies given to him, to elect Mr. Edgecomb or the designee of Messrs. Edgecomb and Sudikoff to our board of directors, until Messrs. Edgecomb and Sudikoff together ceased to own a total of 4,800,000 shares of our Class B common stock. Mr. Edgecomb served on our board of directors from August 1998 to February 2000. In December 1999, Messrs. Edgecomb and Sudikoff converted all of their shares of Class B common stock into shares of Class A common stock.

Other Transactions

      Two members of Arunas A. Chesonis's immediate family are employed by us. We have made salary and bonus payments to them of $98,470 for the six months ended June 30, 2000, $149,280 for 1999 and $36,346 for fiscal 1998. We also have issued them options to purchase a total of 15,277 shares of our Class A common stock at exercise prices ranging from $2.50 to $7.50 per share. In addition, from time to time, a third member of Mr. Chesonis's immediate family performs consulting services for PaeTec. For these services, we have paid this individual $6,800 for the six months ended June 30, 2000 and $19,140 for 1999.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      The following table shows information regarding the beneficial ownership of our outstanding Class A common stock and Class B common stock as of July 31, 2000 by:

    . each person or entity known by us to own beneficially more than 5% of the outstanding shares of our Class A common stock or our Class B common stock;

    .  each of our directors;

    .  each of our named executive officers; and

    .  all of our directors and executive officers as a group.

      According to SEC rules, a person is deemed to be a "beneficial owner" of a security if that person has or shares the power to vote or direct the voting of the security or the power to dispose or direct the disposition of the security. More than one person may be deemed to be a beneficial owner of the same securities. Except as we otherwise indicate below and under applicable community property laws, we believe that the beneficial owners of the common stock listed below, based on information they have furnished to us, have sole voting and investment power with respect to the shares shown.

      Shares of our Class B common stock are convertible into shares of Class A common stock on a one-for-one basis at the holder's option. Therefore, the number of shares of Class A common stock we show as beneficially owned by a stockholder also includes the number of Class A shares the stockholder would acquire as a result of the conversion of the Class B shares beneficially owned by that stockholder.

      We have calculated information concerning beneficial ownership and voting power based on:

    . the 45,777,042 shares of Class A common stock and Class B common stock outstanding as of July 31, 2000, giving effect to the conversion as of that date of the Series A preferred stock into 17,866,666 shares of Class A common stock; and

    . the shares of Class A common stock or Class B common stock as to which the stockholder has the right to acquire voting or investment power within 60 days after July 31, 2000.

      In addition, the information shown for beneficial ownership of our common stock after completion of the offerings gives effect to the issuance of 7,000,000 shares of Class A common stock in the offerings. The shares of Series A preferred stock are convertible into shares of Class A common stock at any time at the holder's option.

      The information on common stock voting power also reflects the superior voting rights of the Class B common stock. Each share of Class A common stock is entitled to one vote and each share of Class B common stock is entitled to 20 votes.

                                                                                   Percent of voting
                                                                                      power as a
                                                                                     single class
                                                                                  -------------------
                                  Class A Common Stock
                          -------------------------------------      Class B       Before     After
                           Before offerings   After offerings     Common Stock    offerings offerings
                          ------------------ ------------------ ----------------- --------- ---------
Name of Beneficial Owner
------------------------    Number   Percent   Number   Percent  Number   Percent
Executive Officers and
 Directors:
Arunas A. Chesonis......   2,818,620   6.5%   2,818,620   5.6%  2,635,000  100.0%   55.4%     51.6%
John P. Baron...........     370,000     *      370,500     *      30,000    1.1     1.0         *
Bradford M. Bono........     600,000   1.4      600,000   1.2      30,000    1.1     1.2       1.1
Lawrence H. Guffey......   6,666,666  15.5    6,666,666  13.3          --     --     7.0       6.5
James H. Kirby..........   9,363,333  21.7    9,363,333  18.7          --     --     9.8       9.1
James A. Kofalt.........   2,530,478   5.9    2,530,478   5.0          --     --     2.6       2.5
Richard E. Ottalagana...     360,000     *      360,000     *      30,000    1.1     1.0         *
Daniel J. Venuti........     295,500     *      295,500     *      30,000    1.1       *         *
All directors and
 executive officers as a
 group (15 persons) ....  24,102,966  55.9   24,102,966  48.1   2,635,000  100.0    77.3      72.1
Other Stockholders:
Alliance Cabletel
 Holdings, L.P..........   2,465,478   5.7    2,465,478   4.9          --     --     2.6       2.4
Blackstone
 stockholders...........   6,666,666  15.5    6,666,666  13.3          --     --     7.0       6.5
Kline Hawkes California
 SBIC, L.P..............   2,213,652   5.1    2,213,652   4.4          --     --     2.3       2.2
Madison Dearborn
 stockholders...........   9,333,333  21.6    9,333,333  18.6          --     --     9.7       9.0
Gary Winnick............   3,335,478   7.7    3,335,478   6.7          --     --     3.5       3.2

--------
 * Less than one percent.

  The shares of Class A common stock shown as being beneficially owned by Mr. Chesonis include 2,450,000 shares of Class B common stock beneficially owned by Mr. Chesonis and convertible into shares of Class A common stock on a one-for-one basis and 367,620 shares of Class A common stock held by a trust for the benefit of Mr. Chesonis's four children, for which Mr. Chesonis's father and mother-in-law serve as co-trustees. The shares of Class B common stock held by Mr. Chesonis include 185,000 shares of Class B common stock over which Mr. Chesonis has voting power under proxies granted to him that are irrevocable other than in specified circumstances.

  The shares of Class A common stock shown as being beneficially owned by Mr. Baron include 30,000 shares of Class B common stock and 4,500 shares of Class A common stock held by trusts for the benefit of Mr. Baron's children, for which Mr. Baron's brother serves as trustee. Mr. Baron disclaims beneficial ownership of these shares. The 30,000 Class B shares are convertible into shares of Class A common stock on a one-for-one basis.

  The shares of Class A common stock shown as being beneficially owned by each of Messrs. Bono, Ottalagana and Venuti include 30,000 shares of Class B common stock beneficially owned by the holder and convertible into shares of Class A common stock on a one-for-one basis. The shares of Class A common stock shown as being beneficially owned by Mr. Ottalagana also include 150,000 shares of Class A common stock held by a trust for the benefit of Mr. Ottalagana's daughter, for which Mr. Ottalagana's wife serves as trustee. The shares of Class A common stock shown as being beneficially owned by Mr. Venuti also include 50,000 shares of Class A common stock held by a trust for the benefit of Mr. Venuti's children, for which Mr. Venuti's sister-in-law serves as trustee.

  The shares of Class A common stock shown as beneficially owned by Mr. Guffey consist of 6,666,666 shares of Class A common stock issuable upon conversion of 50,000 shares of Series A preferred stock owned by the Blackstone stockholders. Mr. Guffey is a member of Blackstone Management Associates III L.L.C., a general partner of each of the Blackstone stockholders. The Blackstone stockholders include Blackstone CCC

Capital Partners L.P., Blackstone CCC Offshore Capital Partners L.P. and Blackstone Family Investment Partnership III L.P. Mr. Guffey disclaims beneficial ownership of these shares.

  The shares of Class A common stock shown as being beneficially owned by the Blackstone stockholders consist of 5,301,117 shares of Class A common stock issuable upon conversion of 39,758.38 shares of Series A preferred stock owned of record by Blackstone CCC Capital Partners L.P., 965,549 shares of Class A common stock issuable upon conversion of 7,241.62 shares of Series A preferred stock owned of record by Blackstone CCC Offshore Partners L.P. and 400,000 shares of Class A common stock issuable upon conversion of 3,000 shares of Series A preferred stock owned of record by Blackstone Family Investment Partnership III L.P. The address of the Blackstone stockholders is 345 Park Avenue, New York, New York 10154.

  The shares of Class A common stock shown as being beneficially owned by Mr. Kirby include 9,333,333 shares of Class A common stock issuable upon conversion of 70,000 shares of Series A preferred stock owned by the Madison Dearborn stockholders. The Madison Dearborn stockholders include Madison Dearborn Capital Partners III, L.P., Madison Dearborn Special Equity III, L.P. and Special Advisors Fund I, LLC. Mr. Kirby is a principal of Madison Dearborn Partners, LLC, the ultimate general partner of Madison Dearborn Capital Partners III, L.P., and Madison Dearborn Special Equity III, L.P. and the manager of Special Advisors Fund I, LLC. Mr. Kirby disclaims beneficial ownership of these shares.

  The shares of Class A common stock shown as being beneficially owned by the Madison Dearborn stockholders consist of 9,111,029 shares of Class A common stock issuable upon conversion of 68,332.72 shares of Series A preferred stock owned of record by Madison Dearborn Capital Partners III, L.P., 202,304 shares of Class A common stock issuable upon conversion of 1,517.28 shares of Series A preferred stock owned of record by Madison Dearborn Special Equity III, L.P., and 20,000 shares of Class A common stock issuable upon conversion of 150 shares of Series A preferred stock owned of record by Special Advisors Fund I, LLC. The address of the Madison Dearborn stockholders is Three First National Plaza, Suite 3800, Chicago, Illinois 60670.

  The shares of Class A common stock shown as being beneficially owned by Mr. Kofalt include 2,465,478 shares owned by Alliance Cabletel Holdings, L.P. and 10,000 shares of Class A common stock issuable upon the exercise of options that are exercisable within 60 days of July 31, 2000. Mr. Kofalt is Chairman of Alliance Cabletel and the sole stockholder and president of Kocom Communications, Inc., the general partner of Alliance Cabletel. Because of these positions, Mr. Kofalt may be deemed to be the beneficial owner of the shares owned by Alliance Cabletel.

  The shares of Class A common stock shown as being beneficially owned by all directors and executive officers as a group include an aggregate of 820,948 shares of Class A common stock and 30,000 shares of Class B common stock held by trusts for the benefit of family members of some of the directors and officers, for which various parties other than such directors and officers serve as trustees. The shares of Class A common stock shown as being beneficially owned by all directors and executive officers as a group also include 3,942 shares of Class A common stock held in an escrow account for the benefit of one of our officers in connection with our acquisition of Campuslink. The shares of Class A common stock shown as being beneficially owned by all directors and executive officers as a group include options to purchase 88,090 shares of Class A common stock exercisable within 60 days of July 31, 2000.

  The shares of Class A common stock shown as being beneficially owned by Alliance Cabletel Holdings, L.P. include 364,854 shares held in an escrow account for the benefit of Alliance Cabletel in connection with our acquisition of Campuslink. The address of Alliance Cabletel is 360 North Crescent Drive, Beverly Hills, California 90210.

  The shares of Class A common stock shown as being beneficially owned by Kline Hawkes California SBIC, L.P. include 252,113 shares held in an escrow account for the benefit of Kline Hawkes in connection with our acquisition of Campuslink. The business address of Kline Hawkes California SBIC, L.P. is 11726 San Vicente Boulevard, Los Angeles, California 90049.


  The shares of Class A common stock shown as being beneficially owned by Gary Winnick include 870,000 shares of Class A common stock beneficially owned by GKW Unified Holdings, LLC and 2,465,478 shares beneficially owned by Alliance Cabletel Holdings, L.P. GKW Unified Holdings is the majority limited partner in Alliance Cabletel. Mr Winnick is the sole stockholder, Chairman and Chief Executive Officer of Pacific Capital Group, Inc., the managing member of GKW Unified Holdings. Because of his service in these positions, Mr. Winnick may be deemed to be the beneficial owner of these shares. Mr. Winnick's business address is 360 North Crescent Drive, Beverly Hills, California 90210.

                          DESCRIPTION OF CAPITAL STOCK

      The following description of our capital stock summarizes provisions of our certificate of incorporation and bylaws as they will be amended before completion of the offerings.

Authorized and Outstanding Capital Stock

      Upon completion of the offerings, our authorized capital stock will consist of 300,000,000 shares of Class A common stock, $.01 par value per share, 7,500,000 shares of Class B common stock, $.01 par value per share, and 5,000,000 shares of preferred stock, $.01 par value per share. As of the date of this prospectus, there were 25,275,376 shares of Class A common stock outstanding, 2,635,000 shares of Class B common stock outstanding and 134,000 shares of Series A preferred stock outstanding. Upon completion of the offerings, after giving effect to the issuance of 7,000,000 shares of Class A common stock by us and the conversion of the outstanding Series A preferred stock into 17,866,666 shares of Class A common stock, there will be 50,142,042 shares of Class A common stock outstanding, 2,635,000 shares of Class B common stock outstanding and no shares of preferred stock outstanding.

Common Stock

      Class A common stock. Holders of Class A common stock are entitled:

    . to one vote for each share held of record on all matters submitted to a vote of the stockholders;

    . to receive, on a pro rata basis, dividends and distributions, if any, as the board of directors may declare out of legally available funds; and

    . upon a liquidation, dissolution or winding up of PaeTec, to share equally and ratably in any assets remaining after the payment of all debt and other liabilities, subject to the prior rights, if any, of holders of preferred stock.

Holders of our Class A common stock do not have any preemptive, cumulative voting, subscription, conversion, redemption or sinking fund rights. The Class A common stock is not subject to future calls or assessments by us.

      Before the date of this prospectus, there has been no public market for the Class A common stock. We expect that the shares of our Class A common stock will be approved for quotation on the Nasdaq National Market, subject to notice of issuance, under the symbol "PAET."

      ChaseMellon Shareholder Services, L.L.C. will serve as the transfer agent and registrar for the Class A common stock.

      Class B common stock. Holders of our Class B common stock have the same powers, preferences and rights as holders of our Class A common stock, except in the following three respects:

    . holders of our Class B common stock are entitled to 20 votes per share;

    . the affirmative vote of holders of a majority of our outstanding Class B common stock is required to approve specified amendments to our certificate of incorporation and bylaws; and

    . each share of Class B common stock is convertible into one share of Class A common stock in circumstances specified in our certificate of incorporation and described below.

      The sole beneficial owners of our Class B common stock are the following members of our senior management and their family trusts: Arunas A. Chesonis, Joseph D. Ambersley, John P. Baron, Bradford M.

Bono, Edward J. Butler, Jr., Richard E. Ottalagana, Richard J. Padulo, Daniel
J. Venuti and Timothy J. Bancroft. All of the holders of our Class B common stock have granted to Mr. Chesonis proxies authorizing him to vote their shares of Class B common stock in his sole and absolute discretion. Mr. Chesonis is our Chairman of the Board and Chief Executive Officer and the owner of record, as of the date of this prospectus, of 2,450,000 shares of our Class B common stock. Upon completion of the offerings, holders of our Class B common stock as a group will control approximately 53.9% of the total voting power of all our outstanding common stock. As a result of the superior voting rights of our Class B common stock and the authority conferred on Mr. Chesonis by these proxies, Mr. Chesonis will have the ability immediately after completion of the offerings to elect all of the members of our board of directors and to determine the outcome of corporate actions requiring stockholder approval. Under the voting agreement to which he is a party, however, Mr. Chesonis is obligated to cast his votes for election of director nominees designated by some of our current stockholders. For information about the voting agreement, see the discussion beginning on page 58.

      By its terms, any proxy granted to Mr. Chesonis may be revoked, and the voting authority the proxy confers on Mr. Chesonis may be terminated, if any one of the following events occurs:

    . Mr. Chesonis no longer serves as at least one of our Chairman of the Board or our Chief Executive Officer;

    . Mr. Chesonis and/or a trust of which he is the sole trustee, a limited liability company of which he is the sole member or a limited partnership of which he is the sole general partner cease to own directly or beneficially at least 2,000,000 shares of our Class B common stock, subject to adjustment for stock splits, stock dividends, stock combinations, recapitalizations and similar transactions; or

    . all of the Class B common stock held by the stockholder who granted the proxy is converted into Class A common stock.

Each of the proxies has a 20-year term expiring in June 2020.

      Under our certificate of incorporation, any holder of Class B common stock may elect at any time to convert some or all of such holder's shares into an equal number of shares of Class A common stock. In addition, our certificate of incorporation provides that the following shares of Class B common stock will automatically and immediately convert into Class A common stock:

    . any share of Class B common stock that is transferred by a holder to any person other than a permitted transferee under our certificate of incorporation;

    . all shares of Class B common stock held by an executive officer other than Mr. Chesonis upon the termination of such executive officer's employment with PaeTec and each PaeTec subsidiary, unless, at the date of such termination of employment,

      . Mr. Chesonis is the Chairman of the Board or Chief Executive Officer of PaeTec,

      .  Mr. Chesonis beneficially owns shares of Class B common stock, and

      . Mr. Chesonis has, and personally exercises, the power to vote the shares of Class B common stock of such executive officer and the executive officer's permitted transferees under a proxy granted to Mr. Chesonis by such holders; and

    .  all outstanding shares of Class B common stock, at such time as

      . Mr. Chesonis no longer serves as at least one of our Chairman of the Board or Chief Executive Officer, or

      . Mr. Chesonis ceases to have, and to exercise personally, the power, whether by ownership, proxy or otherwise, to vote shares of Class B common stock representing a majority of the total voting power represented by all shares of Class B common stock then outstanding.

      Under the terms of our investment agreement with the preferred stockholders, for so long as the Madison Dearborn stockholders or the Blackstone stockholders have the right to nominate persons for election to our board of directors, we may not issue additional shares of Class B common stock without the prior approval of the holders of a majority of our shares held by the Madison Dearborn stockholders or the holders of a majority of our shares held by the Blackstone stockholders.

Preferred Stock

      Under our certificate of incorporation, the board of directors has the authority, without further action by our stockholders, to issue up to 5,000,000 shares of preferred stock in one or more series and to fix the voting powers, designations, preferences and the relative participating, optional or other special rights and qualifications, limitations and restrictions of each series, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences and the number of shares constituting any series. Upon completion of the offerings, no shares of any of our authorized preferred stock will be outstanding. Because the board of directors has the power to establish the preferences and rights of the shares of any additional series of preferred stock, it may afford holders of any preferred stock preferences, powers and rights, including voting rights, senior to the rights of holders of the common stock, which could adversely affect the holders of the common stock.

Warrants

      We have adopted an agent incentive plan under which we have authorized the grant to our independent sales agents of warrants to purchase up to a total of 500,000 shares of our Class A common stock. Under the plan, agents who achieve specified monthly sales goals may be granted warrants entitling them to purchase shares of our Class A common stock at exercise prices equal to the fair market value of the Class A common stock on the dates the warrants are granted. The warrants may only be exercised if we complete the offerings and may first be exercised one year after the date on which the offerings are completed or such earlier date as may be permitted under securities laws. Warrants issued under the plan generally will vest in five equal annual installments beginning at the date of grant, subject to the warrant holder's continued achievement of the sales levels for which the warrant was granted. Each warrant is exercisable for ten years, and the exercise price may be paid in cash or by cashless exercise. To the extent a warrant is vested, it may be transferred to a sub-agent of the warrant holder. As of July 31, 2000, we have awarded warrants exercisable for 93,166 shares under the plan.

Anti-takeover Effect of Our Charter and Bylaw Provisions

      Our certificate of incorporation and bylaws contain provisions, in addition to the provisions granting superior voting rights to the holders of our Class B common stock, that could make it more difficult to complete an acquisition of PaeTec by means of a tender offer, a proxy contest or otherwise.

      Classified Board of Directors. Our certificate of incorporation provides that the board of directors will be divided into three classes of directors, with the classes as nearly equal in number as possible. As a result, approximately one-third of the board of directors will be elected each year. The classification of the board of directors will it make it more difficult for an acquiror or for other stockholders to change the composition of the board of directors. The certificate of incorporation provides that, subject to any rights of holders of preferred stock to elect additional directors under specified circumstances, the number of directors will be fixed in the manner provided in the bylaws. The bylaws provide that the number of directors will be fixed from time to time exclusively by resolution adopted by directors constituting a majority of the total number of directors that we would have if there were no vacancies on the board of directors. In addition, our certificate of incorporation provides that, subject to any rights of holders of preferred stock, and unless the board of directors otherwise determines, newly created directorships resulting from any increase in the authorized number of directors and any vacancies on the board of directors will be filled only by the affirmative vote of a majority of the remaining directors, though less than a quorum.

      No Stockholder Action by Written Consent. The certificate of incorporation provides that, subject to the rights of any holders of preferred stock to act by written consent instead of a meeting, stockholder action may be taken only at an annual meeting or special meeting of stockholders and may not be taken by written consent instead of a meeting, unless the action to be taken by written consent of stockholders and the taking of this action by written consent have been expressly approved in advance by the board of directors. Failure to satisfy any of the requirements for a stockholder meeting could delay, prevent or invalidate stockholder action.

      Stockholder Advance Notice Procedure. Our bylaws establish an advance notice procedure for stockholders to make nominations of candidates for election as directors or to bring other business before an annual meeting of our stockholders.

      The bylaws provide that any stockholder wishing to nominate persons for election as directors at an annual meeting must deliver to our secretary a written notice of the stockholder's intention to do so. The stockholder generally is required to furnish the notice no earlier than 120 days and no later than 90 days before the first anniversary of the preceding year's annual meeting. The notice must include the following information:

    . the information regarding each proposed nominee that would be required to be disclosed under SEC rules and regulations in solicitations of proxies for the election of directors in an election contest or otherwise;

    . the written consent of each proposed nominee to serve as a director of PaeTec; and

    . as to the stockholder giving the notice and the beneficial owner, if any, of common stock on whose behalf the nomination is made,

      . the name and address of record of the stockholder and the name and address of the beneficial owner,

      . the class and number of shares of PaeTec's capital stock which are owned beneficially and of record by the stockholder and the beneficial owner,

      . a representation that the stockholder is a holder of record of PaeTec's capital stock entitled to vote at such meeting and intends to appear, in person or by proxy, at the meeting to propose such nomination and

      . a representation whether the stockholder or the beneficial owner, if any, intends or is part of a group which intends to (a) deliver a proxy statement or form of proxy to holders of at least the percentage of PaeTec's outstanding capital stock required to elect the nominee or (b) otherwise solicit proxies from stockholders in support of the nomination.

We may require any proposed nominee to furnish such other information as we may reasonably require to determine the eligibility of such proposed nominee to serve as a director of PaeTec.

      In addition, the bylaws require that notice of proposals by stockholders to be brought before any annual meeting must be delivered to PaeTec no earlier than 120 days and no later than 90 days before the first anniversary of the preceding year's annual meeting. The notice must include the following information:

    . a brief description of the business desired to be brought before the meeting, the text of the proposal or business, including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend our bylaws, the language of the proposed amendment, the reasons for conducting such business at the meeting and any material interest in such business of the stockholder and the beneficial owner, if any, on whose behalf the proposal is made; and

    . as to the stockholder giving the notice and the beneficial owner, if any, of common stock on whose behalf the proposal is made, substantially the same information that must be furnished with respect to a stockholder wishing to nominate a candidate for election as a director.

Section 203 of the Delaware General Corporation Law

      PaeTec is subject to section 203 of the Delaware General Corporation Law, which, with specified exceptions, prohibits a Delaware corporation from engaging in any "business combination" with any "interested stockholder" for a period of three years following the time that the stockholder became an interested stockholder unless:

    . before that time, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

    . upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned by persons who are directors and also officers and by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

    . at or after that time, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

      Section 203 defines "business combination" to include the following:

    . any merger or consolidation of the corporation with the interested stockholder;

    . any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

    . subject to specified exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

    . any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

    . any receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, section 203 defines an "interested stockholder" as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by that entity or person.

      The application of section 203 may make it difficult and expensive for a third party to pursue a takeover attempt we approve even if a change in control of PaeTec would be beneficial to the interests of our stockholders.

                        SHARES ELIGIBLE FOR FUTURE SALE

      Upon completion of the offerings, we will have outstanding 50,142,042 shares of Class A common stock, assuming none of the underwriters' over-allotment options are exercised. Of these shares, the 7,000,000 shares to be sold in the offerings, plus any shares issued upon exercise of the underwriters' over-allotment options, will be freely tradable in the public market without restriction under the Securities Act, unless the shares are held by "affiliates" of PaeTec, as that term is defined in Rule 144 under the Securities Act.

      The remaining 43,142,042 shares of Class A common stock outstanding upon completion of the offerings, as well as any shares of Class A common stock we may issue in the future upon conversion of Class B common stock, will be "restricted securities" as that term is defined under Rule 144. Restricted securities may be sold in the public market only if they are registered or if they qualify for an exemption from registration, such as the exemption afforded by Rule 144.

      Under lockup agreements with the underwriters, our executive officers and directors and other existing stockholders have agreed not to offer, sell, contract to sell, grant any option to purchase or otherwise dispose of any shares of common stock for a period of 180 days from the date of this prospectus. All of our Class B common stock, 20,697,671 shares of our Class A common stock and the 17,866,666 shares of Class A common stock issuable upon conversion of the Series A convertible preferred stock upon completion of the offerings are subject to lockup agreements. These shares represent approximately 90% of our common shares outstanding as of the date of this prospectus, as adjusted to reflect the conversion of the Series A preferred stock. We have entered into a similar lockup agreement with the underwriters. However, Merrill Lynch and Bear, Stearns, in their sole discretion, may consent to the release of all or any portion of the shares subject to lockup agreements at any time without prior notice to our other stockholders or to any public market in which our common stock trades. Merrill Lynch and Bear, Stearns have advised us that they do not have a current intention to consent to the release of any shares subject to lockup agreements.

      Specifically, we and these other persons have agreed not to directly or indirectly

    .  offer, pledge, sell or contract to sell any common stock,

    .  sell any option or contract to purchase any common stock,

    .  purchase any option or contract to sell any common stock,

    .  grant any option, right or warrant for the sale of any common, stock,

    .  lend or otherwise dispose of or transfer any common stock,

    . request or demand that we file a registration statement related to the common stock, or

    . enter into any swap or other agreement that transfers, in whole or in part, the economic consequence of ownership of any common stock whether any such swap or transaction is to be settled by delivery of shares or other securities, in cash or otherwise.

      These lockup provisions apply to common stock and to securities convertible into or exchangeable or exercisable for or repayable with common stock. They also apply to common stock owned now or acquired later by the person executing the agreement or for which the person executing the agreement later acquires the power of disposition.

      The restrictions in the foregoing lockup agreements will not apply to transfers by stockholders of common stock to PaeTec, to family trusts, by gift, will or intestate succession or in accordance with agreements entered into before the offerings and disclosed to Merrill Lynch and Bear, Stearns. Each transferee of common stock held by stockholders subject to the lockup provisions will be required to execute and deliver a lockup agreement containing the terms described above.

      In addition, the lockup agreement we have signed provides that we may take the following actions without restriction under the agreement:

    . issue common stock upon the conversion of the Series A preferred stock;

    . issue common stock under our employee stock, bonus or compensation plans, or grant options to purchase common stock or other awards under those plans, in each case as those plans are in effect on the date of this prospectus;

    . file one or more registration statements on Form S-8 covering the offer and sale of securities issuable under those plans;

    . issue warrants to purchase common stock under our agent incentive plan;

    . issue Class A common stock upon any conversion of Class B common stock in accordance with PaeTec's certificate of incorporation; and

    . issue common stock under the agreements pursuant to which we acquired Pinnacle Software Corporation and Data Voice Networks, Inc.

      The following shares will be eligible for sale in the public market at the following times:

    . 180 days after the date of this prospectus, approximately 42,435,884 shares of Class A common stock will be eligible for sale in the public market, of which 40,774,351 shares will be subject to volume, manner of sale and other limitations under Rule 144; and

    . the remaining 706,159 shares of Class A common stock will be eligible for sale under Rule 144 from time to time upon the expiration of Rule 144's one-year holding period.

      In general, under Rule 144, a person who has beneficially owned restricted shares of Class A common stock for at least one year would be entitled to sell, within any three-month period, a number of shares of Class A common stock that does not exceed the greater of:

    . 1% of the then-outstanding shares of Class A common stock, which will total approximately 501,420 shares immediately after completion of the offerings; or

    . the average weekly trading volume of the Class A common stock during the four calendar weeks preceding the filing of a notice with the SEC with respect to the sale.

Sales under Rule 144 are also subject to manner of sale and notice requirements and to the availability of current public information about PaeTec. Under Rule 144(k), a person who has not been our affiliate at any time during the three months before a sale and who has beneficially owned the shares proposed to be sold for at least two years may sell these shares without complying with the volume limitations and other conditions of Rule 144.

      Through July 31, 2000, we have granted to our employees and other persons options to purchase 4,044,459 shares of Class A common stock under our 1998 incentive compensation plan. After the completion of the offerings, we intend to file a registration statement on Form S-8 to register up to 5,300,000 shares of common stock authorized for issuance under this plan and up to 2,000,000 shares of common stock authorized for issuance under our 2000 stock option and incentive plan. The registration statement will become effective automatically upon filing. Shares issued under these plans after the filing of this registration statement may be sold in the open market, subject, in the case of some holders, to the lockup agreements described above and to the Rule 144 limitations applicable to affiliates.

      We have granted some of our stockholders registration rights with respect to their shares of Class A common stock and Class B common stock. As of July 31, 2000, 35,035,849 shares of our Class A common stock, representing 69.9% of our outstanding Class A common stock immediately after completion of the offerings, and 2,635,000 shares of our Class B common stock, representing all of our outstanding Class B common stock, were entitled to the benefits of these registration rights. We have granted the following types of registration rights:

    . demand registration rights, in which stockholders holding 23,785,849 shares, or 47.4% of our outstanding Class A common stock immediately after completion of the offerings, are entitled to require us to register the sale of their shares under the Securities Act on up to four occasions on SEC Form S-1 and on an unlimited number of occasions on SEC Form S-2 or S-3;

    . shelf registration rights, in which stockholders holding 23,785,849 shares, or 47.4% of our outstanding Class A common stock immediately after completion of the offerings, are entitled to require us, at any time between the first anniversary and the third anniversary of the completion date, to register the sale of their shares under the Securities Act on a continuous or delayed basis; and

    . piggyback registration rights, in which stockholders holding 35,035,849 shares, or 69.9% of our outstanding Class A common stock immediately after completion of the offerings, and all of our outstanding Class B common stock are entitled to require us to include their shares in a registration of our securities for sale by us or by our other security holders.

These registration rights may not be exercised during the 180-day lockup period under the lockup agreements. In addition, these registration rights are subject to various conditions, including notice requirements, timing restrictions and volume limitations which may be imposed by the underwriters of an offering. We generally are required to bear the expense of all these registrations, except for underwriting discounts and commissions. Any shares of Class B common stock registered for sale to the public will automatically convert into an equal number of shares of Class A common stock when sold.

      Before the offerings, there has been no public market for our Class A common stock. A significant public market for the Class A common stock may not develop or be sustained after the offerings. Future sales of substantial amounts of our Class A common stock in the public market, or the possibility that these sales may occur, could adversely affect prevailing market prices for our Class A common stock or our future ability to raise capital through an offering of equity securities.

                   U.S. TAX CONSEQUENCES TO NON-U.S. HOLDERS

      The following is a general discussion of selected U.S. federal income and estate tax consequences of the ownership and disposition of the Class A common stock that may be relevant to you if you are a non-U.S. holder. For purposes of the following discussion, a "non-U.S. holder" is any beneficial owner of Class A common stock other than a person that is for U.S. federal income tax purposes:

    .  a citizen or resident of the U.S.;

    . a corporation, partnership or other entity treated as a corporation or partnership for federal tax purposes, created or organized in or under the laws of the U.S., any state thereof or the District of Columbia, other than a partnership that is not treated as a U.S. person under any applicable U.S. Treasury regulations;

    . an estate whose income is subject to U.S. federal income tax regardless of its source; or

    . a trust, if a court within the U.S. is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust.

This discussion does not address all aspects of U.S. income and estate taxes and does not deal with foreign, state and local consequences that may be relevant to holders of Class A common stock in light of their personal circumstances. Further, this discussion is based on provisions of the Internal Revenue Code of 1986, as amended, existing and proposed U.S. Treasury regulations issued under the Internal Revenue Code and administrative and judicial interpretations, in each case as of the date hereof, all of which are subject to change, possibly with retroactive effect, or to different interpretations. We advise each prospective purchaser of the Class A common stock in the offerings to consult a tax advisor with respect to current and possible future tax consequences of acquiring, holding and disposing of Class A common stock as well as any tax consequences that may arise under the laws of any U.S. state, municipality or other taxing jurisdiction.

Dividends

      PaeTec has not paid any cash dividends on its common stock and does not intend to pay cash dividends on its common stock in the foreseeable future. For a description of PaeTec's dividend policy, see "Dividend Policy." However, if dividends are paid on the shares of our common stock, these distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent these distributions exceed those earnings and profits, the distributions will constitute a return of capital that is applied against, and will reduce, your basis in the common stock, but not below zero, and then will be treated as gain from the sale of stock. Dividends paid to a non-U.S. holder of Class A common stock generally will be subject to withholding of U.S. federal income tax at a 30% rate or any lower rate that may specified by an applicable income tax treaty. To receive a reduced treaty rate, a non-U.S. holder must furnish to us or our paying agent a completed Form W-8BEN or substitute form certifying to the holder's qualification for the reduced rate. However, dividends that

    . are effectively connected with the conduct of a trade or business by the non-U.S. holder within the U.S. or

    . if an income tax treaty applies, that are attributable to a permanent establishment or, in the case of an individual, a fixed base in the United States, as provided in that treaty,

are not subject to U.S. federal withholding tax, provided that the non-U.S. holder furnishes to us or our paying agent a completed Form W-8ECI or substitute form certifying to the exemption. However, dividends exempt from U.S. withholding because they are effectively connected with a trade or business or they are attributable to a U.S. permanent establishment are subject to U.S. federal income tax on a net income basis at applicable graduated individual or corporate rates. Any such effectively connected dividends received by a foreign corporation may, under some circumstances, be subject to an additional "branch profits tax" at a 30% rate or any lower rates that may be specified by an applicable income tax treaty.

      Under current U.S. Treasury regulations, dividends paid before January 1, 2001 to an address outside the U.S. are presumed to be paid to a resident of such country, unless the payer has knowledge to the contrary, for purposes of the withholding tax discussed above and, under the current interpretation of U.S. Treasury regulations, for purposes of determining the applicability of a tax treaty rate. For dividends paid after December 31, 2000:

    . a non-U.S. holder of Class A common stock that wishes to claim the benefit of an applicable treaty rate, and to avoid back-up withholding as discussed below, would be required to satisfy applicable certification and other requirements;

    . in the case of Class A common stock held by a foreign partnership, the certification requirement generally will be applied to the partners of the partnership, and the partnership will be required to provide information, including a U.S. taxpayer identification number; and

    .  pass-through rules will apply for tiered partnerships.

      A non-U.S. holder of Class A common stock eligible for a reduced rate of U.S. withholding tax under an income tax treaty may obtain a refund of any excess amounts withheld by filing with the IRS an appropriate claim for refund and the required information.

Gain on Disposition of Class A Common Stock

      A non-U.S. holder generally will not be subject to U.S. federal income tax with respect to gain recognized on a sale or other disposition of Class A common stock unless:

    1. the gain is (a) effectively connected with a trade or business of the non-U.S. holder in the U.S. or a U.S. partnership, trust or estate in which the non-U.S. holder is a partner or beneficiary and (b) if required by an applicable tax treaty, attributable to a permanent establishment or fixed base of the non-U.S. holder in the U.S.;

    2. in the case of a non-U.S. holder who is an individual and holds the Class A common stock as a capital asset, the holder is present in the U.S. for 183 or more days in the taxable year of the sale, or other disposition and other conditions are met;

    3. PaeTec is or has been a "U.S. real property holding corporation" for U.S. federal income tax purposes at any time within the shorter of the five-year period preceding the disposition or the period the non-U.S. holder held the Class A common stock; or

    4. the non-U.S. holder is subject to tax under the provisions of U.S. tax law applicable to specified expatriates.

      PaeTec has not determined whether it is or has been within the prescribed period a "U.S. real property holding corporation" for federal income tax purposes. If PaeTec is, has been or becomes a U.S. real property holding corporation, so long as the Class A common stock continues to be regularly traded on an established securities market within the meaning of section 897(c)(3) of the Internal Revenue Code, only a non-U.S. holder who holds or held, at any time during the shorter of the five-year period preceding the date of disposition or the holder's holding period, more than 5% of the common stock will be subject to U.S. federal income tax on the disposition of the common stock.

      An individual non-U.S. holder described in clause 1 above will be taxed on the net gain derived from the sale under the regular graduated U.S. federal income tax rates, unless an applicable treaty provides otherwise. An individual non-U.S. holder described in clause 2 above will be subject to a flat 30% tax on the gain derived from the sale, which may be offset by U.S. capital losses, notwithstanding the fact that the individual is not considered a resident of the U.S. If a non-U.S. holder that is a foreign corporation falls under clause 1 above, it will be taxed on its gain under regular graduated U.S. federal income tax rates and, in addition, may be subject to the branch profits tax equal to 30% of its effectively connected earnings and profits within the meaning of the Internal Revenue Code for the taxable year, as adjusted for specified items, unless it qualifies for a lower rate under an applicable income tax treaty and demonstrates that it qualifies.

Federal Estate Tax

      Class A common stock owned or treated as owned by an individual who is not a citizen or resident, as defined for U.S. federal income or estate tax purposes, of the U.S. at the time of death will be includable in the individual's gross estate for U.S. federal estate tax purposes unless an applicable estate tax treaty provides otherwise, and therefore may be subject to U.S. federal estate tax.

Information Reporting and Backup Withholding Tax

      Under U.S. Treasury regulations, PaeTec must report annually to the IRS and to each non-U.S. holder the amount of dividends paid to the holder and the tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding also may be required to be made available to the tax authorities in the country in which the non-U.S. holder resides under the provisions of an applicable income tax treaty.

      Under current law, backup withholding, which generally is a withholding tax imposed at the rate of 31% on specified payments to persons that fail to furnish certain information under the U.S. information reporting requirements, generally will not apply to:

    . dividends paid to non-U.S. holders that are subject to withholding at the 30% rate, or lower treaty rate, as discussed above under "Dividends"; or

    . for dividends paid before January 1, 2001, dividends paid to a non-U.S. holder at an address outside the U.S., unless the payer has knowledge that the payee is a U.S. person.

      For dividends paid after December 31, 2000, a non-U.S. holder of common stock that fails to certify its non-U.S. holder status in accordance with applicable U.S. treasury regulations may be subject to backup withholding at a rate of 31% on payments of dividends.

      Payment of the proceeds of a sale of Class A common stock by or through a U.S. office of a broker is subject to both backup withholding and information reporting unless the beneficial owner certifies under penalties of perjury that it is a non-U.S. holder, or otherwise establishes an exemption. In general, backup withholding and information reporting will not apply to a payment of the proceeds of a sale of common stock by or through a foreign office of a broker. If, however, the broker is, for U.S. federal income tax purposes, a U.S. person, a controlled foreign corporation as defined in the Internal Revenue Code, a foreign person that derives 50% or more of its gross income for specified periods from the conduct of a trade or business in the U.S., or a foreign partnership with particular U.S. connections, for payments made after December 31, 2000, such payments will be subject to information reporting, but not backup withholding, unless:

    . the broker has documentary evidence in its records that the beneficial owner is a non-U.S. holder and other specified conditions are met; or

    .  the beneficial owner otherwise establishes an exemption.

      In addition, effective after December 31, 2000, back-up withholding may apply to the payment of disposition proceeds by or through a non-U.S. office of a broker in the foregoing cases unless specified certification requirements are satisfied or an exemption is otherwise established and the broker has no actual knowledge or reason to know that the holder is a U.S. person.

      Any amounts withheld under the backup withholding rules do not constitute a separate U.S. federal income tax. Rather, any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against the holder's U.S. federal income tax liability, if any, if the required information is furnished to the IRS.

                                  UNDERWRITING

      We intend to offer the shares in the U.S. and Canada through the U.S. underwriters and elsewhere through the international managers. Merrill Lynch, Pierce, Fenner & Smith Incorporated and Bear, Stearns & Co. Inc. are acting as U.S. representatives of the U.S. underwriters named below. Subject to the terms and conditions described in a U.S. purchase agreement between us and the U.S. underwriters, and concurrently with the sale of 1,400,000 shares to the international managers, we have agreed to sell to the U.S. underwriters, and the U.S. underwriters severally have agreed to purchase from us, the number of shares listed opposite their names below.

                                                                       Number of
          U.S. Underwriters                                             Shares
          -----------------                                            ---------
     Merrill Lynch, Pierce, Fenner & Smith
          Incorporated................................................
     Bear, Stearns & Co. Inc. ........................................
     CIBC World Markets Corp..........................................
     Deutsche Bank Securities Inc.....................................
                                                                       ---------
          Total....................................................... 5,600,000
                                                                       =========

      We have also entered into an international purchase agreement with the international managers for sale of the shares outside the U.S. and Canada for whom Merrill Lynch International and Bear, Stearns & Co. Inc. are acting as lead managers. Subject to the terms and conditions in the international purchase agreement, and concurrently with the sale of 5,600,000 shares to the U.S. underwriters pursuant to the U.S. purchase agreement, we have agreed to sell to the international managers, and the international managers severally have agreed to purchase from us, 1,400,000 shares. The initial public offering price per share and the total underwriting discount per share are identical under the U.S. purchase agreement and the international purchase agreement.

      The U.S. underwriters and the international managers have agreed to purchase all of the shares sold under the U.S. and international purchase agreements if any of these shares are purchased. If an underwriter defaults, the U.S. and international purchase agreements provide that the purchase commitments of the nondefaulting underwriters may be increased or the purchase agreements may be terminated. The closings for the sale of shares to be purchased by the U.S. underwriters and the international managers are conditioned on one another.

      We have agreed to indemnify the U.S. underwriters and the international managers against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the U.S. underwriters and international managers may be required to make in respect of those liabilities.

      The underwriters are offering the shares, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the shares, and other conditions contained in the purchase agreements, such as the receipt by the underwriters of officers' certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

      The U.S. representatives have advised us that the U.S. underwriters propose initially to offer the shares to the public at the initial public offering price listed on the cover page of this prospectus and to dealers at
that price less a concession not in excess of $    per share. The U.S.
underwriters may allow, and the dealers may reallow, a discount not in excess
of $    per share to other dealers. After the initial public offering, the public offering price, concession and discount may be changed.

      The following table shows the public offering price, underwriting discount and proceeds before expenses to PaeTec. The information assumes either no exercise or full exercise by the U.S. underwriters and the international managers of their over-allotment options.

                                          Per Share Without Option With Option
                                          --------- -------------- -----------
     Public offering price...............    $           $             $
     Underwriting discount...............    $           $             $
     Proceeds, before expenses, to
      PaeTec.............................    $           $             $

      The expenses of the offerings, not including the underwriting discount,
are estimated at $    and are payable by PaeTec.

Over-allotment Options

      We have granted options to the U.S. underwriters to purchase up to 840,000 additional shares of our Class A common stock at the public offering price less the underwriting discount. The U.S. underwriters may exercise these options for 30 days from the date of this prospectus solely to cover any over-allotments. If the U.S. underwriters exercise these options, each will be obligated, subject to conditions contained in the purchase agreements, to purchase a number of additional shares proportionate to that U.S. underwriter's initial amount reflected in the above table.

      We have also granted options to the international managers, exercisable for 30 days after the date of this prospectus, to purchase up to 210,000 additional shares to cover any over-allotments on terms similar to those granted to the U.S. underwriters.

Intersyndicate Agreement

      The U.S. underwriters and the international managers have entered into an intersyndicate agreement that provides for the coordination of their activities. Under the intersyndicate agreement, the U.S. underwriters and the international managers may sell shares to each other for purposes of resale at the initial public offering price, less an amount not greater than the selling concession. Under the intersyndicate agreement, the U.S. underwriters and any dealer to whom they sell shares will not offer to sell or sell shares to persons who are non-U.S. or non-Canadian persons or to persons they believe intend to resell to persons who are non-U.S. or non-Canadian persons, except in the case of transactions under the intersyndicate agreement. Similarly, the international managers and any dealer to whom they sell shares will not offer to sell or sell shares to U.S. persons or Canadian persons or to persons they believe intend to resell to U.S. or Canadian persons, except in the case of transactions under the intersyndicate agreement.

Reserved Shares

      At our request, the underwriters have reserved for sale, at the initial public offering price, approximately 10% of the shares offered by this prospectus, or 700,000 shares, for sale to some of our directors, officers, employees, existing stockholders and persons having business relationships with us. If these persons purchase reserved shares, this will reduce the number of shares available for sale to the general public. Any reserved shares that are not orally confirmed for purchase within one business day of the pricing of the offerings will be offered by the underwriters to the general public on the same terms as the other shares offered by this prospectus.

No Sales of Similar Securities

      We, our executive officers and directors and other existing stockholders have agreed, with exceptions, not to sell or transfer any common stock for 180 days after the date of this prospectus without first obtaining the written consent of Merrill Lynch and Bear, Stearns. After giving effect to the conversion of the Series A preferred stock into 17,866,666 shares of Class A common stock, approximately 90% of our common shares outstanding as of the date of this prospectus are subject to lockup agreements. For additional information about these lockup agreements, see "Shares Eligible for Future Sale" beginning on page 80.

Quotation on the Nasdaq National Market

      We expect that the shares of our Class A common stock will be approved for quotation on the Nasdaq National Market, subject to notice of issuance, under the symbol "PAET."

      Before the offerings, there has been no public market for our Class A common stock. The initial public offering price will be determined through negotiations among us and the U.S. representatives and lead managers. In addition to prevailing market conditions, the factors to be considered in determining the initial public offering price are

    . the valuation multiples of publicly traded companies that the representatives believe to be comparable to us,

    .  our financial information,

    . the history of, and the prospects for, our company and the industry in which we compete,

    . an assessment of our management, our past and present operations, and the prospects for, and timing of, our future revenues,

    .  the present state of our development, and

    . the above factors in relation to market values and various valuation measures of other companies engaged in activities similar to ours.

      An active trading market for the shares may not develop. It is also possible that after the offerings the shares will not trade in the public market at or above the initial public offering price.

      The underwriters do not expect to sell more than 5% of the shares in the aggregate to accounts over which they exercise discretionary authority.

Price Stabilization, Short Positions and Penalty Bids

      Until the distribution of the shares is completed, SEC rules may limit underwriters and selling group members from bidding for and purchasing our Class A common stock. However, the U.S. representatives may engage in transactions that stabilize the price of the Class A common stock, such as bids or purchases to peg, fix or maintain that price.

      In connection with the offering, the U.S. representatives may make short sales of the Class A common stock. Short sales involve the sale by the U.S. representatives at the time of the offerings of a greater number of shares than they are required to purchase in the offerings. Covered short sales are sales made in an amount not greater than the overallotment option. The U.S. representatives may also close out any covered short position by either exercising their overallotment option or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the U.S. representatives will consider, among other things, the price of shares available for purchase in the open market as compared to the public offering price at which they may purchase the shares through the overallotment option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offerings.

      The U.S. representatives may also impose a penalty bid on underwriters and selling group members. This means that if the U.S. representatives purchase shares in the open market to reduce the underwriters' short position or to stabilize the price of such shares, they may reclaim the amount of the selling concession from the underwriters and selling group members who sold those shares. The imposition of a penalty bid may also affect the price of the shares in that it discourages resales of those shares.

      Neither we nor any of the underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Class A common stock. In addition, neither we nor any of the underwriters makes any representation that the U.S. representatives or the lead managers will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Other Relationships

      Merrill Lynch and Bear, Stearns and their affiliates and some of the other underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us. They have received customary fees and commissions for these transactions. Merrill Lynch and Bear, Stearns have each committed to participate in the syndication of our senior credit facility, and each has received a customary fee for doing so.

Electronic Distribution

      Merrill Lynch will be facilitating Internet distribution for the offerings to certain of its Internet subscription customers. Merrill Lynch intends to allocate a limited number of shares for sale to its online brokerage customers. An electronic prospectus is available on the Internet Web site maintained by Merrill Lynch. Other than the prospectus in electronic format, the information on the Merrill Lynch Web site is not part of this prospectus.

                                 LEGAL MATTERS

      The validity of the shares of Class A common stock offered by this prospectus will be passed upon for PaeTec by Hogan & Hartson L.L.P., McLean, Virginia. Selected legal matters will be passed upon for the underwriters by Shearman & Sterling, New York, New York.

                                    EXPERTS

      The consolidated financial statements of PaeTec Corp. and subsidiaries as of December 31, 1998 and 1999 and for the period from May 19, 1998 (inception) to December 31, 1998 and for the year ended December 31, 1999 included in this prospectus and the related consolidated financial statement schedule included elsewhere in the registration statement have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein and elsewhere in the registration statement, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

      The consolidated financial statements of Campuslink Communications Systems, Inc. and subsidiaries as of and for the year ended June 30, 1998 and as of and for the six months ended December 31, 1998 have been included herein in reliance upon the report of Arthur Andersen LLP, independent public accountants, appearing elsewhere herein and given on the authority of said firm as experts in auditing and accounting in giving said report.

      The consolidated financial statements of Campuslink Communications Systems, Inc. and subsidiaries as of and for the year ended June 30, 1997 included in this prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                   WHERE YOU CAN FIND ADDITIONAL INFORMATION

      We have filed with the SEC a registration statement on Form S-1, including exhibits, schedules and amendments filed with the registration statement, under the Securities Act with respect to the Class A common stock to be sold in the offerings. This prospectus does not contain all of the information contained in the registration statement. For further information about us and our Class A common stock, we refer you to the registration statement. For additional information, please refer to the exhibits and schedules that have been filed with our registration statement on Form S-1. Statements in this prospectus concerning the contents of any contract or any other document are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, we refer you to that exhibit. Each statement in this prospectus relating to a contract or document filed as an exhibit to the registration statement is qualified by the filed exhibits.

      You may read and copy all or any portion of the registration statement or any other information that we file with the SEC at the following locations of the SEC:

  Public Reference Room New York Regional Office Chicago Regional Office 450 Fifth Street, N.W. 7 World Trade Center 500 West Madison Street
        Room 1024                 Suite 1300                 Suite 1400
 Washington, D.C. 20549    New York, New York 10048   Chicago, Illinois 60661-
                                                                2511

      You may obtain information on the operation of the SEC's public reference room by calling the SEC at 1-800-SEC-0330. Our SEC filings, including the registration statement, will also be available to the public on the SEC's Internet site at http://www.sec.gov.

      As a result of the offerings, we will become subject to the information and reporting requirements of the Securities Exchange Act, which will require us to file periodic reports, proxy statements and other information with the SEC.

      We intend to provide our stockholders annual reports containing financial statements audited by our independent auditors and to make available quarterly reports containing unaudited financial data for the first three quarters of each fiscal year.

 INDEX TO CONSOLIDATED FINANCIAL STATEMENTS AND PRO FORMA FINANCIAL INFORMATION

PaeTec Corp. and Subsidiaries

                                                                           Page
                                                                           ----
Independent Auditors' Report..............................................  F-2
Consolidated Financial Statements:
  Consolidated Balance Sheets as of December 31, 1998 and 1999, and June
   30, 2000...............................................................  F-3
  Consolidated Statements of Operations for the period from May 19, 1998
   (inception) to December 31, 1998, for the year ended December 31, 1999 and for the six months ended
   June 30, 1999 and 2000.................................................  F-4
  Consolidated Statements of Stockholders' Equity for the period from May
   19, 1998 (inception) to December 31, 1998 and for the year ended
   December 31, 1999......................................................  F-5
  Consolidated Statements of Cash Flows for the period from May 19, 1998
   (inception) to December 31, 1998, for the year ended December 31, 1999 and for the six months ended
   June 30, 1999 and 2000.................................................  F-6
  Notes to Consolidated Financial Statements for the period from May 19,
   1998 (inception) to December 31, 1998, for the year ended December 31,
   1999 and for the six months ended June 30, 1999 and 2000...............  F-7
Campuslink Communications Systems, Inc. and Subsidiaries
Report of Independent Public Accountants.................................. F-18
Independent Auditors' Report.............................................. F-19
Consolidated Financial Statements:
  Consolidated Balance Sheets as of June 30, 1997 and 1998 and December
   31, 1998............................................................... F-20
  Consolidated Statements of Operations and Changes in Accumulated Deficit
   for the years ended June 30, 1997 and 1998, and for the six months ended December 31, 1998, June 30, 1998 and June 30, 1999............... F-21
  Consolidated Statements of Cash Flows for the years ended June 30, 1997 and 1998, and for the six months ended December 31, 1998, June 30, 1998 and June 30, 1999...................................................... F-22
  Notes to Consolidated Financial Statements for the years ended June 30,
   1997 and 1998, and for the six months ended December 31, 1998, June 30,
   1998 and June 30, 1999................................................. F-23
Selected Unaudited Pro Forma Financial Information
Pro Forma PaeTec Unaudited Combined Condensed Financial Information for
 the year ended December 31, 1999......................................... F-31

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of PaeTec Corp.
Fairport, New York

      We have audited the accompanying consolidated balance sheets of PaeTec Corp. and subsidiaries (the Company) as of December 31, 1999 and 1998, and the related consolidated statements of operations, stockholders' equity and cash flows for the year ended December 31, 1999 and for the period from May 19, 1998 (inception) to December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

      We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of PaeTec Corp. and subsidiaries as of December 31, 1999 and 1998, and the results of their operations and their cash flows for the year ended December 31, 1999 and for the period from May 19, 1998 (inception) to December 31, 1998 in conformity with accounting principles generally accepted in the United States of America.

DELOITTE & TOUCHE LLP

Rochester, New York
March 22, 2000

                         PAETEC CORP. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

               DECEMBER 31, 1998 AND 1999, AND JUNE 30, 2000
               (Dollar amounts in thousands except share amounts)

                                                                      June 30,
                                                   1998      1999       2000
                     ASSETS                       -------  --------  -----------
                                                                     (Unaudited)
CURRENT ASSETS:
  Cash and cash equivalents.....................  $ 2,434  $  7,435   $ 77,343
  Accounts receivable, net of allowance for
   doubtful accounts of $2, $2,360 and $3,973,
   respectively.................................      158    10,839     21,911
  Prepaid expenses and other current assets.....      193       806      2,563
                                                  -------  --------   --------
    Total current assets........................    2,785    19,080    101,817
                                                  -------  --------   --------
PROPERTY AND EQUIPMENT, net.....................   11,784    62,384     87,352
GOODWILL, net of accumulated amortization of $--
 , $599 and $1,740, respectively................      --     38,139     59,971
OTHER ASSETS, net of accumulated amortization of
 $--, $192 and $443, respectively...............    1,147     2,383      2,358
                                                  -------  --------   --------
TOTAL ASSETS....................................  $15,716  $121,986   $251,498
                                                  =======  ========   ========
      LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Accounts payable, trade.......................  $ 2,118  $ 12,265   $ 19,320
  Accrued expenses..............................      884     2,876      2,865
  Accrued payroll and related liabilities.......       79     2,482      5,645
  Accrued usage taxes...........................      --      1,654      2,334
  Current portion of long-term debt.............      --      3,482      2,476
                                                  -------  --------   --------
    Total current liabilities...................    3,081    22,759     32,640
                                                  -------  --------   --------
LONG-TERM DEBT..................................      --     69,166     74,182
COMMITMENTS (Note 9)
SERIES A CONVERTIBLE, REDEEMABLE PREFERRED
 STOCK..........................................      --        --     127,995
STOCKHOLDERS' EQUITY:
  Class A common stock, $.01 par value;
   75,000,000 authorized shares; 8,999,952,
   21,732,633 and 25,275,376 shares issued and
   outstanding, respectively....................       90       217        253
  Class B common stock, $.01 par value;
   7,500,000 authorized shares; 6,285,048,
   5,285,048 and 2,635,000 shares issued and
   outstanding, respectively....................       63        53         26
  Additional paid-in capital....................   18,334    75,986     93,201
  Deferred stock compensation...................      --        --        (285)
  Accumulated deficit...........................   (5,852)  (46,195)   (76,670)
  Accumulated other comprehensive income........      --        --         156
                                                  -------  --------   --------
    Total stockholders' equity..................   12,635    30,061     16,681
                                                  -------  --------   --------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY......  $15,716  $121,986   $251,498
                                                  =======  ========   ========

                See notes to consolidated financial statements.

                         PAETEC CORP. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

        PERIOD FROM MAY 19, 1998 (INCEPTION) TO DECEMBER 31, 1998,

 YEAR ENDED DECEMBER 31, 1999 AND SIX MONTHS ENDED JUNE 30, 1999 AND 2000
        (Dollar amounts in thousands except share and per share amounts)

                                                        Six Months Ended
                                                          June June 30,
                                                     ------------------------
                               1998        1999         1999         2000
                            ----------  -----------  -----------  -----------
                                                     (Unaudited)  (Unaudited)
REVENUE
 Service revenue........... $      150  $    20,695  $     2,387  $    41,801
 Equipment sales...........        --         2,652          --         4,410
                            ----------  -----------  -----------  -----------
                                   150       23,347        2,387       46,211
                            ----------  -----------  -----------  -----------
COST OF SALES
 Service costs.............         96       14,576        1,998       22,126
 Equipment costs...........        --         2,233          --         3,580
                            ----------  -----------  -----------  -----------
                                    96       16,809        1,998       25,706
                            ----------  -----------  -----------  -----------
GROSS MARGIN...............         54        6,538          389       20,505
SELLING, GENERAL AND
 ADMINISTRATIVE EXPENSES...      5,770       40,294       13,088       42,335
DEPRECIATION AND
 AMORTIZATION..............        243        4,508          735        7,559
                            ----------  -----------  -----------  -----------
LOSS FROM OPERATIONS.......     (5,959)     (38,264)     (13,434)     (29,389)
OTHER INCOME, net..........        107          355          195        1,418
INTEREST EXPENSE...........        --        (2,434)        (781)      (2,504)
                            ----------  -----------  -----------  -----------
NET LOSS................... $   (5,852) $   (40,343) $   (14,020) $   (30,475)
                            ==========  ===========  ===========  ===========
BASIC AND DILUTED NET LOSS
 PER COMMON SHARE.......... $    (0.67) $     (1.93) $      (.83) $     (1.11)
                            ==========  ===========  ===========  ===========
WEIGHTED AVERAGE NUMBER OF
 COMMON SHARES
 OUTSTANDING...............  8,786,000   20,862,000   16,923,000   27,450,000
                            ==========  ===========  ===========  ===========



                See notes to consolidated financial statements.

                         PAETEC CORP. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
           PERIOD FROM MAY 19, 1998 (INCEPTION) TO DECEMBER 31, 1998
                        AND YEAR ENDED DECEMBER 31, 1999
               (Dollar amounts in thousands except share amounts)

                          Common Stock   Additional
                         ---------------  Paid-In   Accumulated Comprehensive
                         Class A Class B  Capital     Deficit      Income      Total
                         ------- ------- ---------- ----------- ------------- --------
BALANCE, May 19, 1998...  $--     $--     $   --     $    --                  $    --
Issuance of 8,999,952
 shares of Class A
 common stock...........    90     --      14,043         --                    14,133
Issuance of 6,285,048
 shares of Class B
 common stock...........   --       63      4,291         --                     4,354
Net loss................   --      --         --       (5,852)    $ (5,852)     (5,852)
                          ----    ----    -------    --------     ========    --------
BALANCE, December 31,
 1998...................    90      63     18,334      (5,852)                  12,635
Conversion of 1,000,000
 Class B Shares into
 Class A Shares.........    10     (10)       --          --                       --
Stock issued in
 connection with:
Private offering,
 5,600,000 shares, net
 of expenses totalling
 $425...................    56     --      27,519                               27,575
Acquisition of
 businesses, 5,939,183
 shares.................    59     --      30,041                               30,100
Exercise of stock
 options, 193,498
 shares.................     2     --          92         --                        94
Net loss................   --      --         --      (40,343)    $(40,343)    (40,343)
                          ----    ----    -------    --------     ========    --------
BALANCE, December 31,
 1999...................  $217    $ 53    $75,986    $(46,195)                $ 30,061
                          ====    ====    =======    ========                 ========


                See notes to consolidated financial statements.

                         PAETEC CORP. AND SUBSIDIARIES

      CONSOLIDATED STATEMENTS OF CASH FLOWS PERIOD FROM MAY 19, 1998

      (INCEPTION) TO DECEMBER 31, 1998, YEAR ENDED DECEMBER 31, 1999

                AND SIX MONTHS ENDED JUNE 30, 1999 AND 2000
                         (Dollar amounts in thousands)

                                                        Six Months Ended
                                                            June 30,
                                                     -----------------------
                                   1998      1999       1999        2000
                                 --------  --------  ----------- -----------
                                                     (Unaudited) (Unaudited)
OPERATING ACTIVITIES:
 Net loss......................  $ (5,852) $(40,343)  $(14,020)   $(30,475)
 Adjustments to reconcile net
  loss to net cash used by
  operating activities:
  Depreciation and
   amortization................       243     4,508        735       7,559
  Compensation expense incurred
   with incentive plans               --        --         --           96
  Other non-cash items.........       --        --         --          363
  Changes in assets and
   liabilities which provided
   (used) cash:
   Accounts receivable.........      (159)   (7,565)    (1,233)     (9,711)
   Prepaid expenses and other
    current assets.............      (193)     (171)      (107)     (1,420)
   Other assets................      (349)     (423)        64        (197)
   Accounts payable............     2,118     2,889       (425)      6,274
   Accrued expenses............       884    (2,711)     1,117        (500)
   Accrued payroll and related
    liabilities................        79     2,403      1,196       3,158
   Accrued usage taxes.........       --      1,654        304         577
                                 --------  --------   --------    --------
    Net cash used by operating
     activities................    (3,229)  (39,759)   (12,369)    (24,276)
                                 --------  --------   --------    --------
INVESTING ACTIVITIES:
 Purchases of property and
  equipment....................   (12,027)  (37,761)   (27,807)    (30,939)
 Loss on disposal of property
  and equipment................       --        --         --           62
 Acquisition of businesses.....       --        --         --       (6,173)
 Other.........................       --        354        --          --
                                 --------  --------   --------    --------
    Net cash used by investing
     activities................   (12,027)  (37,407)   (27,807)    (37,050)
                                 --------  --------   --------    --------
FINANCING ACTIVITIES:
 Proceeds from issuance of
  common stock.................    18,487    27,575     27,575         995
 Proceeds from issuance of
  preferred stock..............       --        --         --      127,788
 Proceeds from exercise of
  stock options................       --         94        --          349
 Proceeds from long-term
  borrowings...................       --     65,000     27,250      50,044
 Repayments on debt............       --     (9,350)       --      (47,942)
 Payment for debt issuance
  costs........................      (797)   (1,152)       --          --
                                 --------  --------   --------    --------
    Net cash provided by
     financing activities......    17,690    82,167     54,825     131,234
                                 --------  --------   --------    --------
NET INCREASE IN CASH AND CASH
 EQUIVALENTS...................     2,434     5,001     14,649      69,908
CASH AND CASH EQUIVALENTS,
 BEGINNING OF PERIOD...........       --      2,434      2,434       7,435
                                 --------  --------   --------    --------
CASH AND CASH EQUIVALENTS, END
 OF PERIOD.....................  $  2,434  $  7,435   $ 17,083    $ 77,343
                                 ========  ========   ========    ========
SUPPLEMENTAL CASH FLOW
 INFORMATION:
 Cash paid for interest
  expense......................  $    --   $  2,267   $    301    $  2,828
                                 ========  ========   ========    ========
SUPPLEMENTAL DISCLOSURE OF NON-
 CASH TRANSACTIONS:
  Purchases of property and
   equipment included in
   accounts payable............  $    --   $  4,020   $    --     $    --
                                 ========  ========   ========    ========
  Notes payable assumed in a
   business acquisition........  $    --   $ 15,970   $    --     $    --
                                 ========  ========   ========    ========
  Notes payable issued in
   connection with a business
   acquisition.................  $    --   $  1,028   $    --     $  1,908
                                 ========  ========   ========    ========
  Common stock issued in
   connection with business
   acquisitions................  $    --   $ 30,100   $    --     $ 15,500
                                 ========  ========   ========    ========
  Conversion of Class B common
   stock to Class A common
   stock ......................  $    --   $     10   $    --     $     27
                                 ========  ========   ========    ========

                See notes to consolidated financial statements.

                         PAETEC CORP. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

 Period From May 19, 1998 (Inception) to December 31, 1998, Year Ended December
                                 31, 1999

                and Six Months Ended June 30, 1999 and 2000
        (Dollar amounts in thousands except share and per share amounts)

1. DESCRIPTION OF BUSINESS

      The consolidated financial statements include the accounts of PaeTec Corp. and its wholly-owned subsidiaries, PaeTec Communications, Inc., PaeTec International, Inc., PaeTec Capital Corp., PaeTec Communications of Virginia, Inc., East Florida Communications, Inc. ("EF"), Pinnacle Software Corporation and Data Voice Networks, Inc. and its majority-owned subsidiary, PaeTec Online, Inc. (collectively "the Company"). The minority interest for PaeTec Online, Inc. ("PaeTec Online") is not significant.

      The Company operates in one segment and is a nationwide provider of integrated communications services that offers voice and data services and an expanding suite of voice and data programs and network operations services primarily to business and institutional customers.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      Interim Financial Statements--The accompanying consolidated balance sheet as of June 30, 2000, statements of operations and statements of cash flows for the six months ended June 30, 1999 and June 30, 2000 and the related footnote information are unaudited but, in the opinion of management, include all adjustments (consisting of normal, recurring adjustments) necessary for a fair presentation for results of these interim periods. The results of operations for the six months ended June 30, 2000 are not necessarily indicative of results to be expected for the entire year or for any other period.

      Consolidation--The accompanying consolidated financial statements include the accounts of PaeTec Corp. and its subsidiaries. All significant intercompany balances and transactions have been eliminated.

      Cash and Cash Equivalents--For purposes of reporting cash flows, the Company includes as cash and cash equivalents instruments with original maturities of three months or less.

      Property and Equipment--Property and equipment are stated at cost less accumulated depreciation. Exclusive service agreements ("ESAs") consist of amounts paid in connection with agreements between the Company's Campuslink unit ("CCS") and its customers for the cost of equipment and installation. These ESAs provide for the exclusive right to provide telecommunication services by CCS to its customers and are amortized over the life of the ESAs which range from 4 to 10 years. Interest is capitalized in connection with the installation of integrated network and related equipment. The capitalized interest is recorded as part of such assets and is amortized over the asset's estimated useful life. In 1999, $0.8 million of interest cost was capitalized. No interest expense was incurred in 1998.

      Depreciation is computed using the straight-line method over estimated useful lives:

   Switches and switch-related equipment............................. 5-12 years
   Computer hardware and purchased software.......................... 3-10 years
   Equipment, including ESAs......................................... 5-10 years
   Office equipment, furniture and fixtures..........................  3-7 years

      Goodwill--Goodwill represents the excess of cost over the net assets of businesses acquired. See Note 9. These costs are being amortized over twenty years using the straight-line method.

                         PAETEC CORP. AND SUBSIDIARIES

      Other Assets--Other assets consist primarily of deferred financing costs, deposits and miscellaneous other assets. Deferred financing costs are being amortized over the term of the related debt instruments.

      Long-Lived Assets--The Company reviews the carrying value of its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying value of these assets may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future undiscounted net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. No impairment charge has been recorded in the accompanying consolidated financial statements for 1998 or 1999.

      Revenue Recognition--Revenue derived from various telecommunications services is recognized in the month in which the service is provided. Revenue derived from installation type contracts is recognized upon completion of the installation and acceptance by the respective customers.

      Stock Based Compensation--Certain employees of the Company participate in the Company's stock compensation plans. The Company accounts for compensation cost under these plans using the intrinsic value method of accounting prescribed by Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees. Compensation expense is recorded for awards of shares over the period earned.

      Concentration of Credit Risk--Financial instruments that potentially subject the Company to credit risk consist of cash, cash equivalents and accounts receivable. Cash and cash equivalents in certain accounts as of December 31, 1998 and 1999 exceeded the federal insured limit by $2.2 million and $6.6 million. The Company has not experienced any losses in such accounts. The Company grants credit to the majority of its customers based on an evaluation of the customer's financial condition, generally without requiring collateral. Exposure to losses on accounts receivables is principally dependent on each customer's financial condition. The Company monitors its exposure for credit losses and maintains allowances for anticipated losses.

      Approximately 21% of the Company's revenue during the year ended December 31, 1999 was from one customer. The accounts receivable balance as of December 31, 1999 related to this customer was $0.8 million. The Company expects that revenue from this customer will account for a decreasing proportion of the Company's overall revenue as penetration into new markets and geographic regions continues. No other individual customer accounted for more than 10% of the Company's revenues during 1998 nor 1999.

      Financial Instruments--The fair value of a financial instrument represents the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced sale or liquidation. The fair values of the Company's financial instruments are as follows:

    . Cash and cash equivalents, accounts receivables, certain other current assets, accounts payable and accrued expenses, and current maturities of long-term debt: the amounts reported in the accompanying consolidated balance sheets approximate fair value.

    . The fair value of interest rate hedges approximates the estimated amounts that the Company would receive or pay to terminate the contracts as of December 31, 1999. (See Note 4).

    . Long-term debt as reported in the accompanying consolidated balance sheet approximates fair market value.

                         PAETEC CORP. AND SUBSIDIARIES

      Net Loss Per Common Share--For 1998 and 1999, basic and diluted net loss per common share is computed based on the actual weighted average common shares outstanding. Common stock equivalents, which consist of stock options and warrants, are excluded from the net loss per common share calculations in 1998 and 1999 because the effect would be antidilutive due to the net loss in those periods.

      Comprehensive Income--Comprehensive income includes all changes in stockholders' equity during a period except those resulting from investments by owners and distributions to owners. For 1998 and 1999, the Company's only component of comprehensive income is its net loss for those periods.

      Use of Estimates in Financial Statements--The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

      New Accounting Pronouncement--In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) No. 133, "Accounting for Derivative Instruments and Hedging Activities." This pronouncement requires all derivative instruments to be measured at fair value and recorded on a company's balance sheet as an asset or liability, depending upon a company's underlying rights or obligations associated with the derivative instruments. The Company does not believe that adoption of this pronouncement, which will occur in the first quarter of 2001, will have a material adverse effect on its future financial position, results of operations or cash flows.

3. PROPERTY AND EQUIPMENT, NET

      Property and equipment as of December 31, 1998 and 1999 consists of the following:

                                                                 1998    1999
                                                                ------- -------
   Switches and switch-related equipment....................... $   --  $41,759
   Computer hardware and purchased software....................   1,985  10,515
   Equipment, including ESAs...................................     450  10,852
   Office equipment, furniture and fixtures....................      44   2,449
   Construction-in-progress....................................   9,548     769
                                                                ------- -------
                                                                 12,027  66,344
   Accumulated depreciation....................................     243   3,960
                                                                ------- -------
   Property and equipment, net................................. $11,784 $62,384
                                                                ======= =======

      Construction-in-progress consists primarily of costs associated with the build-out of the Company's network switch sites and back office systems. Depreciation expense for 1998 and 1999 totalled $0.2 million and $3.7 million, respectively.

                         PAETEC CORP. AND SUBSIDIARIES

4. LONG-TERM DEBT

      Long-term debt as of December 31, 1999 consists of the following:

   Senior Secured Debt, as described below............................. $65,000
   Notes payable to individuals assumed by the Company in an
    acquisition, interest due quarterly at 8.25% per annum, principal due on June 30, 2002 or earlier if the Company obtains financing of
    $5 million or greater..............................................   2,094
   Note payable to a commercial lender assumed by the Company in an acquisition, payable in monthly installments of $76 including
    interest at 10.4%, maturing in 2005................................   4,058
   Note payable to a commercial lender assumed by the Company in an acquisition, payable in monthly installments of $17 including
    interest at 9.18%, maturing in 2004................................     688
   Notes payable to individuals issued in connection with an
    acquisition, payable in monthly installments of $81 including
    interest at 5%, maturing in 2000...................................     718
   Other...............................................................      90
                                                                        -------
                                                                         72,648
   Less: current portion...............................................   3,482
                                                                        -------
                                                                        $69,166
                                                                        =======

      Principal payments on long-term debt are as follows:

   2000................................................................. $ 3,482
   2001.................................................................   7,243
   2002.................................................................  10,561
   2003.................................................................  10,629
   2004.................................................................  13,870
   Thereafter...........................................................  26,863
                                                                         -------
                                                                         $72,648
                                                                         =======

      Senior Secured Debt--Effective November 16, 1998, the Company and a lender entered into a loan and security agreement (the "Senior Debt Agreement"). The Senior Debt Agreement originally provided for $49 million in borrowing capacity for the Company to be used for capital purchases and other operating funding requirements. The Senior Debt Agreement also provided for future syndication of future borrowings to other lenders.

      On October 29, 1999, the Company and its lenders signed an amended and restated Senior Debt Agreement, which provided for $70 million in borrowing capacity. Borrowings under the Senior Debt Agreement are secured by substantially all of the Company's assets. The Senior Debt Agreement contains covenants which require the Company to maintain certain financial ratios and restrict the Company's ability to pay dividends and to incur additional indebtedness. As of December 31, 1999, the Company was not in compliance with a covenant related to loss before interest expense, income taxes, depreciation and amortization. On January 25, 2000, the lenders under the amended and restated Senior Debt Agreement granted the Company an unconditional waiver of this covenant for the reporting period ended December 31, 1999. See note 11, Subsequent Events.

                         PAETEC CORP. AND SUBSIDIARIES

      Interest on borrowings under the Senior Debt Agreement are based, at the Company's option, on a base rate or LIBOR plus, in each case, a specified margin. The specified margin reduces once the Company meets certain performance measures. The borrowing period for the Senior Debt Agreement ends December 31, 2000. Borrowings under the Senior Debt Agreement as of that date convert to a term loan with a maturity of six years. The Senior Debt Agreement is subject to a commitment fee that ranges from .75% to 1.5% per annum depending on the outstanding balance. As of December 31, 1999, the applicable rate was .75% per annum times the unused portion of the facility.

      Senior Unsecured Debt--As of December 31, 1999, the Company had available a $10 million senior unsecured loan agreement with a syndicate of lenders. No borrowings were made under this unsecured facility and the lenders' commitment and any other rights under the agreement were terminated by the Company on February 4, 2000.

      Interest Rate Swap--The Company has entered into an interest rate swap agreement ("SWAP") designated as a partial hedge of the Company's portfolio of variable rate debt. The purpose of this swap is to fix the interest rates on variable rate debt and reduce certain exposures to interest rate fluctuations. As of December 31, 1999, the Company had an interest rate swap with a notional amount of $25 million, and a portfolio of variable rate debt outstanding in the amount of $71.9 million. Under this agreement, the Company will pay the counterparty interest at a weighted average fixed rate of 6.29%, and the counterparty will pay the Company interest at a variable rate equal to LIBOR. The weighted average LIBOR rate applicable to this agreement was 6.03% at December 31, 1999. The notional amounts do not represent amounts exchanged by the parties, and thus are not a measure of exposure of the Company. The amounts exchanged are normally based on the notional amounts and other terms of the swap. The weighted average variable rates are subject to change over time as LIBOR fluctuates. Terms expire on this swap on December 29, 2000.

      Neither the Company nor the counterparty is required to collateralize its respective obligations under this swap. The Company is exposed to loss if the counterparty defaults. As of December 31, 1999, the Company had no exposure to credit loss on interest rate swaps. The Company does not believe that any reasonably likely change in interest rates would have a material effect on the consolidated financial statements of the Company. Risk management strategies, such as interest rate swaps, are reviewed and approved by senior management before being implemented. The Company's policy is to limit the maximum amount of positions that can be taken in any given instruments.

5. INCOME TAXES

      The Company had approximately $4.7 million and $49.5 million of net operating loss carryforwards for federal income tax purposes at December 31, 1998 and 1999, respectively. In addition, the Company has approximately $22 million of net operating loss carryforwards that are subject to an annual limitation per the Internal Revenue Code. The net operating loss carryforwards will expire in the years 2018 and 2019, respectively, if not previously utilized. The Company has recorded a valuation allowance equal to the net deferred tax assets at December 31, 1998 and 1999, due to the uncertainty of future operating results. The valuation allowance will be reduced at such time as management believes it is more likely than not that the net deferred tax assets will be realized. Any reductions in the valuation allowance will reduce future income tax provisions.

                         PAETEC CORP. AND SUBSIDIARIES

      The Company's deferred tax assets (liabilities) as of December 31, 1998 and 1999 consist of the following:

                                                               1998      1999
                                                              -------  --------
   Current:
     Allowance for doubtful accounts......................... $     1  $    850
   Noncurrent:
     Start-up costs capitalized for tax purposes.............     433       336
     Basis difference in fixed assets........................     (24)   (2,614)
     Acquired net operating loss carryforwards...............     --      7,900
     Net operating loss carryforwards........................   1,697    18,059
                                                              -------  --------
   Gross deferred tax assets.................................   2,107    24,531
   Valuation allowance.......................................  (2,107)  (24,531)
                                                              -------  --------
   Net deferred tax assets................................... $   --   $    --
                                                              =======  ========

      The difference between income taxes computed at the statutory U.S. federal income tax rate and the Company's income tax expense is as follows:

                                                               1998      1999
                                                              -------  --------
   Federal benefit at statutory rate......................... $ 1,990  $ 13,717
   State taxes, net of federal benefit.......................     117       807
   Valuation allowance.......................................  (2,107)  (14,524)
                                                              -------  --------
   Income tax expense........................................ $   --   $    --
                                                              =======  ========

6. CONVERTIBLE, REDEEMABLE PREFERRED STOCK

      On February 10, 2000, the Company completed a $134 million private equity transaction before issuance costs of approximately $6 million. The private equity transaction consisted of the sale of 134,000 shares of Series A Convertible, Redeemable Preferred Stock ("Preferred Stock"), which have a par value of $.01 per share. The shares of Preferred Stock are convertible immediately at the holder's option into shares of the Company's Class A common stock at a price equal to $7.50, the fair value of the Company's Class A common stock on the date of this transaction. The Company has the right to require holders of the Preferred Stock to convert their shares into Class A common stock upon the completion of a qualified initial public offering. The holders of the Preferred Stock have a mandatory right to redeem the Preferred Stock on the tenth anniversary of the issue date for a redemption price equal to $1,000 per share. The proceeds of this private equity transaction were used to reduce the outstanding balance on the Company's senior secured debt by $45 million and to repay $2 million principal amount of notes assumed in connection with the acquisition of CCS (see Note 10). The remaining proceeds will be used to fund working capital requirements, capital expenditures and future acquisitions.

      The Preferred Stock amount on the accompanying consolidated balance sheet as of June 30, 2000 has been reduced by direct costs associated with this transaction totaling approximately $6.2 million. Accordingly, the Company is required to accrete the Preferred stock amount so that the carrying amount of the Preferred Stock will equal the mandatory redemption amount at the mandatory redemption date.

                         PAETEC CORP. AND SUBSIDIARIES

7. STOCKHOLDERS' EQUITY

      Common Stock--The authorized capital stock of the Company consists of two classes of common stock designated as Class A common stock and Class B common stock. The shares of Class A common stock and Class B common stock are identical in all respects, except for voting rights and certain conversion rights with respect to the shares of Class B common stock. Shares of Class B common stock may be owned only by the holders of Class B common stock and their permitted transferees (as defined in the Company's Certificate of Incorporation). Any share of Class B common stock transferred to any other person will automatically convert into one share of Class A common stock. In addition, any holder of Class B common stock may elect at any time to convert the holder's shares into Class A common stock on a one-for-one basis. The Class A common stock has no conversion rights. The Class A common stock and the Class B common stock are entitled to vote on all matters which come before the stockholders, voting together as a single class on all matters, except as described below and as otherwise required by law. Each share of Class A common stock has one vote and each share of Class B common stock has 20 votes on all matters on which holders of common stock are entitled to vote. Holders of Class B common stock are entitled to elect three members of the Board of Directors and to vote with the holders of Class A common stock to elect any additional directors.

      Holders of common stock are entitled to share ratably in dividends when and as declared by the Company's board of directors out of funds legally available. On liquidation and dissolution of the Company, each holder of common stock is entitled to share ratably in all assets remaining after payment of all liabilities.

      During the period from March 1999 to August 1999, the Company sold 5,600,000 shares of Class A common stock to individuals and institutional investors at a price of $5 per share resulting in gross proceeds to the Company of $28 million.

      The Company's Stock Option Plan--The Company's 1998 Incentive Compensation Plan (the "Option Plan") provides for the issuance of up to an aggregate 5,300,000 shares of the Company's Class A common stock. The Option Plan is designed to create an incentive for the Company's employees and is administered by a committee of the Board of Directors.

      Options granted upon hire vest over a four-year term from the date of grant for sixty percent of the options, while the remaining forty percent vest over a four-year term beginning January 1, 2000. Options granted are not exercisable after the expiration of ten years from the date of grant of those options.

      The Company adopted the disclosures-only provisions of Statement of Financial Accounting Standards No. 123, Accounting for Stock Based Compensation (SFAS No. 123). No compensation cost has been recognized with respect to the Option Plan in connection with awards to employees, since the exercise price of the options on the date of grant approximated fair market value. If compensation cost for the Option Plan had been recorded based on the fair value at the date of grant for awards consistent with the provisions of SFAS No. 123, the Company's net loss and net loss per common share in 1998 and 1999 would have been increased to the pro forma amounts indicated below:

                                                                  1998   1999
                                                                 ------ -------
   Net loss--as reported........................................ $5,852 $40,343
   Net loss--pro forma.......................................... $5,877 $40,927
   Net loss per common share--as reported....................... $ 0.67 $  1.93
   Net loss per common share--pro forma......................... $ 0.68 $  1.96

      The fair value of each option grant was estimated on the date of grant using the Black-Scholes option-pricing model and using assumed risk-free interest rates ranging from 4.70% to 6.40% and expected lives of seven years. The volatility factor assumptions used in the Company's fair value model ranged from 0% to

                         PAETEC CORP. AND SUBSIDIARIES

776%. In calculating the fair value of the stock options described above, the following per share fair market values of the Company's common stock were used:

   May 1998-August 17, 1998.............................................. $ .40
   August 18, 1998-September 14, 1998.................................... $ .69
   September 15, 1998-March 24, 1999..................................... $2.50
   March 25, 1999-November 30, 1999...................................... $5.00
   December 1, 1999-December 31, 1999.................................... $7.50

      A summary of activity under the Option Plan for 1998 and 1999 follows:

                                                  Outstanding Weighted-Average
                                                    Options    Exercise Price
                                                  ----------- ----------------
   Outstanding shares under option, May 19,
    1998.........................................        --        $ --
   Options granted during 1998...................  1,506,875       $ .77
                                                   ---------
   Outstanding shares under option, December 31,
    1998.........................................  1,506,875       $ .77
   Options granted during 1999...................  1,647,108       $4.50
   Options exercised during 1999.................   (193,498)      $ .52
                                                   ---------
   Outstanding shares under option, December 31,
    1999.........................................  2,960,485       $2.65
                                                   =========

      The following table summarizes information concerning outstanding and exercisable options at December 31, 1999:

                                Weighted-Average
                                   Remaining
      Range of        Number      Contractual    Weighted-Average   Number    Weighted-Average
   Exercise Price   Outstanding    Life-Years     Exercise Price  Exercisable  Exercise Price
   --------------   ----------- ---------------- ---------------- ----------- ----------------
     $.40-$7.50      2,960,485        8.52            $2.65         432,611        $1.59

      PaeTec Online Stock Option Plan--In 1999, the Company's majority-owned subsidiary, PaeTec Online, implemented the 1999 Incentive Compensation Plan (the "Online Plan") which provides for the issuance of up to an aggregate of 1,500,000 shares of PaeTec Online's common stock. The Online Plan is designed to create an incentive for PaeTec Online's employees and is administered by a committee of the Board of Directors.

      During 1999, 485,000 options were granted under the PaeTec Online Stock Option Plan at exercise prices ranging from $.25 per share to $.50 per share. These options are convertible directly into PaeTec Online stock or into PaeTec Corp. stock at a conversion ratio of 50 to 1. All options granted during 1999 were outstanding at December 31, 1999, with a weighted average exercise price of $.25 per share and a weighted average remaining contractual life of 9.75 years. Options granted under this plan vest over a four year period, and are not exercisable after the expiration of ten years from the date of grant of those options. There were no options exercisable at December 31, 1999 under this plan.

      The Company's pro forma net loss and net loss per common share, as reflected in this Note, would not be materially different as a result of the issuance of these options. See Note 11, Subsequent Events.

      Agent Warrant Plan--In 1999, the Company implemented an Agent Warrant Plan (the "Warrant Plan") which provides primarily for the issuance of 500,000 shares of the Company's Class A common stock

                         PAETEC CORP. AND SUBSIDIARIES
based upon the achievement and maintenance of certain revenue goals by its independent sales agents. The Warrant Plan is designed to create an incentive for the Company's sales agents and is administered by a committee of the Board of Directors.

      The warrants vest 20% in the first year. Vesting of the remaining 80% is dependent upon the maintenance of certain revenue levels by the warrant holder. Warrants are not exercisable until the Company completes an initial public offering.

      As of December 31, 1999, 40,000 warrants with an exercise price of $5 had been granted under the Warrant Plan to employees of the Company. Warrants granted will be accounted for as a variable stock compensation plan.


8. EMPLOYEE BENEFIT PLAN

      The Company has a 401 (k) retirement savings plan under which employees can contribute up to 15% of their annual salary. Employees are eligible for participation upon employment. The Company's discretionary contributions for 1998 and 1999 totalled $-0- and $0.4 million, respectively.

9. COMMITMENTS

      Operating Leases--The Company has entered into various operating lease agreements, with expiration dates through 2007, for office space and equipment. Total rent expense for 1998 and 1999 was $0.2 million and $2.3 million, respectively. Future minimum lease obligations related to the Company's operating leases as of December 31, 1999 are as follows:

   2000................................................................ $ 2,285
   2001................................................................   2,261
   2002................................................................   2,070
   2003................................................................   1,914
   2004................................................................   1,365
   Thereafter through 2007.............................................   4,570
                                                                        -------
                                                                        $14,465
                                                                        =======

      Other Commitments--On December 16, 1999, the Company entered into an agreement with Empire Professional Soccer, LLC for the naming rights of a new soccer stadium to be constructed in the Rochester, New York area. No payments are due until construction of the new stadium begins. The Company's future obligations related to this agreement amount to approximately $12.8 million. Assuming construction occurs according to the current plan, payments for the years ending December 31 are scheduled as follows:

   2000................................................................ $   --
   2001................................................................     500
   2002................................................................     500
   2003................................................................     500
   2004................................................................     500
   Thereafter through 2022.............................................  10,800
                                                                        -------
                                                                        $12,800
                                                                        =======

      This obligation is transferable with the prior consent of Empire Professional Soccer, LLC.

                         PAETEC CORP. AND SUBSIDIARIES

10. ACQUISITIONS

      On August 31, 1999, the Company acquired EF for a purchase price of $1.4 million in cash, stock, assumed obligations and a promissory note. EF is a provider of local, long distance, and telephone equipment services to business customers throughout Florida and had operating revenues of $4.1 million in 1998. On September 9, 1999, the Company acquired CCS for approximately $44.0 million which was paid by the issuance of 5,919,183 shares of the Company's Class A common stock, by the issuance of 161,628 options to purchase Class A common stock at an exercise price of $2.50 per share, and through the assumption of $14.0 million of CCS's outstanding debt. Options granted as a part of this transaction vest immediately. CCS provides local, long distance, high speed internet access, and cable television services to more than 50,000 residents at over 60 locations throughout the United States, including college campuses and apartment complexes. In addition, CCS designs, installs, and maintains private, voice, data, and video for college, residential and corporate campuses. CCS had unaudited revenues of approximately $16.5 million in its former fiscal year ended June 30, 1999.

      These acquisitions have been accounted for using the purchase method of accounting and only results of operations of the acquired companies from the dates of the acquisitions to December 31, 1999 have been included in the consolidated results of operations. A portion of the purchase price, including direct expenses of $0.2 million, has been allocated to net tangible assets acquired based on their estimated fair values. The fair value of the tangible assets acquired from these acquisitions totalled $16.9 million, while liabilities assumed totalled $10.0 million. The balance of the purchase price has been recorded as goodwill which is being amortized over twenty years using the straight line method of amortization. The allocation of the purchase prices for these acquisitions is final. The following reflects the unaudited pro forma results of operations as if the acquisitions had taken place for all of 1998 and at the beginning of 1999.

                                                              1998      1999
                                                            --------  --------
   Revenue................................................. $ 16,512  $ 36,210
   Net loss................................................ $(11,287) $(46,875)
   Net loss per common share............................... $  (0.77) $  (1.88)


11. SUBSEQUENT EVENTS (unaudited)

Long-Term Debt

      As of June 30, 2000, the company was not in compliance with the covenant contained in its Senior Debt Agreement related to loss before interest expense, income taxes and depreciation. However, on August 4, 2000, the Company and its lenders amended and restated the Senior Debt Agreement, which provided for $155.0 million in borrowing capacity. This amended and restated Senior Debt Agreement is composed of a $100 million eight-year term loan and an eight-year $55 million reducing revolving credit facility. Borrowings under the Senior Debt Agreement are secured by substantially all of the Company's assets. The Senior Debt Agreement contains covenants which require the Company to maintain certain financial ratios and restrict the Company's ability to pay dividends and to incur additional indebtedness. Interest on borrowings under the Senior Debt Agreement are based, at the Company's option, on a rate equal to the sum of LIBOR, a specified prime rate or the federal funds rate plus .5% and an applicable margin. The applicable margin varies from 4.25% to 2.0% based on a formula tied to the Company's level of indebtedness. The Senior Debt Agreement is subject to a commitment fee that ranges from 1.50% to 0.75% per annum depending on the outstanding balance.

                         PAETEC CORP. AND SUBSIDIARIES

PaeTec Online Stock Option Plan

      During the second quarter of 2000, all PaeTec Online options were converted into PaeTec Corp. options with an exercise price of $7.50 per share. The Company will recognize compensation expense related to the outstanding options in the amount of $0.4 million over the vesting period.

Acquisitions

      On April 13, 2000, the Company acquired Pinnacle Software Corporation ("Pinnacle") for approximately $18.5 million, which was paid by the issuance of 500,000 shares of the Company's Class A common stock at a guaranteed price per share of $25, and $6.0 million in cash. Pinnacle, which is a professional services and software company headquartered in Pittsford, New York, provides applications software systems to customers in the higher education, business, medical and state and local government markets. Pinnacle offers software and service solutions aimed at helping organizations of all sizes manage large voice, data and video networks with integrated services that include customer billing, inventory control, asset management, help desk management, cable management, and switch provisioning. Pinnacle had $3.7 million in revenues in fiscal 1999 and employed over 30 information technology professionals as of March 20, 2000.

      On May 10, 2000, the Company acquired selected assets of Data Voice Networks, Inc. ("DVN") for approximately $5.8 million, which was paid by the issuance of 120,000 shares of the Company's Class A common stock, at a guaranteed price per share of $25, $0.8 million in cash, and a $2.0 million cash payment due in quarterly installments over a 15-month period subsequent to the acquisition. DVN designs and implements data networks for small to medium sized businesses and distributes data products for Cisco Systems and other vendors. DVN, which is headquartered near Philadelphia, Pennsylvania, had $7.2 million in revenues in 1999 and had over 20 employees as of March 20, 2000.


      For the Pinnacle and DVN acquisitions, a preliminary allocation of the initial purchase prices has been made to major categories of assets and liabilities in the interim consolidated financial statements based on information currently available, which is subject to change.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and Stockholders of Campuslink Communications Systems, Inc.:

      We have audited the accompanying consolidated balance sheets of CAMPUSLINK COMMUNICATIONS SYSTEMS, INC. AND SUBSIDIARIES (a Delaware corporation) as of December 31, 1998 and June 30, 1998 and the related consolidated statements of operations and changes in accumulated deficit, and cash flows for the six month period ended December 31, 1998 and for the year ended June 30, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

      We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Campuslink Communications Systems, Inc. and subsidiaries as of December 31, 1998 and June 30, 1998, and the results of their operations and their cash flows for the six month period ended December 31, 1998 and the year ended June 30, 1998, in conformity with generally accepted accounting principles.

ARTHUR ANDERSEN LLP
Detroit, Michigan,
September 20, 1999.

                          INDEPENDENT AUDITORS' REPORT

Stockholders and Board of Directors
Campuslink Communications Systems, Inc.
Ann Arbor, Michigan

      We have audited the accompanying consolidated balance sheet of Campuslink Communications Systems, Inc. and subsidiaries (the "Company") as of June 30, 1997, and the related consolidated statements of operations and changes in accumulated deficit, and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

      We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

      In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Campuslink Communications Systems, Inc. and subsidiaries as of June 30, 1997, and the results of their operations and their cash flows for the year then ended in conformity with generally accepted accounting principles.

DELOITTE & TOUCHE LLP
Rochester, New York
May 29, 1998

                    CAMPUSLINK COMMUNICATIONS SYSTEMS, INC.
                                AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                   JUNE 30, 1997 AND 1998, DECEMBER 31, 1998
                (Amounts In Thousands, Except Share Information)

                                               June 30,  June 30,  December 31,
                                                 1997      1998        1998
                                               --------  --------  ------------
                    ASSETS
CURRENT ASSETS:
  Cash and cash equivalents................... $    671  $  1,937    $    743
  Accounts receivable, net of allowance for
   doubtful accounts of $271, $120 and $246,
   respectively...............................      638     1,189       3,065
  Prepaid expenses and other current assets...      127       235         307
                                               --------  --------    --------
    Total current assets......................    1,436     3,361       4,115
                                               --------  --------    --------
RESTRICTED CASH...............................      --        --        1,186
OFFICE EQUIPMENT, net.........................      600       712         671
OTHER ASSETS:
  Exclusive service agreements, net...........    8,727     8,044      11,383
  Other assets................................      886     1,113         512
                                               --------  --------    --------
    Total other assets........................    9,613     9,157      11,895
                                               --------  --------    --------
TOTAL ASSETS.................................. $ 11,649  $ 13,230    $ 17,867
                                               ========  ========    ========
    LIABILITIES AND STOCKHOLDERS' DEFICIT
CURRENT LIABILITIES:
  Accounts payable............................ $    715  $  1,625    $  2,492
  Accrued expenses............................    2,305     2,817       3,637
  Current portion of long-term debt...........      100     4,682       6,686
                                               --------  --------    --------
    Total current liabilities.................    3,120     9,124      12,815
                                               --------  --------    --------
LONG-TERM DEBT................................    2,606     2,457       5,888
REDEEMABLE PREFERRED STOCK (at redemption
 value):
  Series B, par value $.001; 800 shares
   authorized, issued and outstanding.........    1,911     2,101       2,276
  Series C, par value $.001; 1,750 shares
   authorized, issued and outstanding.........    3,758     4,177       4,406
  Series D, par value $.001; 5,500 shares
   authorized, issued and outstanding.........   11,072    12,393      12,971
                                               --------  --------    --------
    Total redeemable preferred stock..........   16,741    18,671      19,653
                                               --------  --------    --------
STOCKHOLDERS' DEFICIT:
  Common stock, .001 par value; 7,250,000
   shares authorized, 638,100 shares issued
   and outstanding............................        1         1           1
  Warrants....................................      --        104         104
  Accumulated deficit.........................  (10,819)  (17,127)    (20,594)
                                               --------  --------    --------
    Total stockholders' deficit...............  (10,818)  (17,022)    (20,489)
                                               --------  --------    --------
TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT... $ 11,649  $ 13,230    $ 17,867
                                               ========  ========    ========

                See notes to consolidated financial statements.

                    CAMPUSLINK COMMUNICATIONS SYSTEMS, INC.
                                AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
 AND CHANGES IN ACCUMULATED DEFICIT FOR THE YEARS ENDED JUNE 30, 1997 AND 1998, FOR THE SIX MONTHS ENDED DECEMBER 31, 1998, AND FOR THE SIX MONTHS ENDED JUNE
                               30, 1998 AND 1999
                             (Amounts In Thousands)

                             Year Ended                 Six Months Ended
                          ------------------  ------------------------------------
                                                            June 30,    June 30,
                          June 30,  June 30,  December 31,    1998        1999
                            1997      1998        1998     (Unaudited) (Unaudited)
                          --------  --------  ------------ ----------- -----------
REVENUE
 Service revenue........  $  5,847  $  7,931    $  6,298    $  3,681    $  7,507
 Equipment sales........     2,245     2,326       2,325         --          419
                          --------  --------    --------    --------    --------
                             8,092    10,257       8,623       3,681       7,926
COST OF SALES:
 Service costs..........     4,138     4,897       4,102       2,099       5,117
 Equipment costs........     1,950     1,616       2,044         --          395
                          --------  --------    --------    --------    --------
                             6,088     6,513       6,146       2,099       5,512
                          --------  --------    --------    --------    --------
GROSS MARGIN............     2,004     3,744       2,477       1,582       2,414
SELLING, GENERAL AND
 ADMINISTRATIVE
 EXPENSE................     4,692     5,369       3,254       2,929       3,450
DEPRECIATION AND
 AMORTIZATION...........     1,345     1,835         901         975         996
ASSET IMPAIRMENT........       --        467         312         467       1,649
                          --------  --------    --------    --------    --------
LOSS FROM OPERATIONS....    (4,033)   (3,921)     (1,990)     (2,789)     (3,681)
INTEREST EXPENSE........       417       457         495         316         651
                          --------  --------    --------    --------    --------
NET LOSS................    (4,450)   (4,378)     (2,485)     (3,105)     (4,332)
ACCUMULATED DEFICIT,
 BEGINNING OF PERIOD....    (5,214)  (10,819)    (17,127)    (13,163)    (20,594)
DIVIDENDS ON REDEEMABLE
 PREFERRED STOCK........    (1,155)   (1,930)       (982)       (859)       (958)
                          --------  --------    --------    --------    --------
ACCUMULATED DEFICIT, END
 OF PERIOD..............  $(10,819) $(17,127)   $(20,594)   $(17,127)   $(25,884)
                          ========  ========    ========    ========    ========



                See notes to consolidated financial statements.

                    CAMPUSLINK COMMUNICATIONS SYSTEMS, INC.
                                AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
      FOR THE YEARS ENDED JUNE 30, 1997 AND 1998, FOR THE SIX MONTHS ENDED DECEMBER 31, 1998 AND FOR THE SIX MONTHS ENDED JUNE 30, 1998 AND 1999
                             (Amounts In Thousands)

                            Year Ended                 Six Months Ended
                         ------------------  ------------------------------------
                         June 30,  June 30,  December 31,  June 30,    June 30,
                           1997      1998        1998        1998        1999
                         --------  --------  ------------ ----------- -----------
                                                          (Unaudited) (Unaudited)
OPERATING ACTIVITIES:
 Net loss..............  $(4,450)  $(4,378)    $(2,485)     $(3,105)    $(4,332)
 Adjustments to
  reconcile net loss to
  net cash (used)
  provided by operating
  activities:
 Depreciation and
  amortization.........    1,345     1,835         901          975         996
 Amortization of
  financing costs......      --         63          41           63         --
 Asset impairment......      --        467         312          467       1,649
 Changes in assets and
  liabilities:
  Accounts receivable..     (316)     (551)     (1,876)         297         163
  Prepaid expenses and
   other current
   assets..............      (99)      (67)       (113)         178          61
  Other assets.........        7       160         (17)         291          (3)
  Accounts payable.....     (909)      910         867          765         999
  Accrued expenses.....      (61)      512         819            7         923
                         -------   -------     -------      -------     -------
   Net cash (used)
    provided by
    operating
    activities.........   (4,483)   (1,049)     (1,551)         (62)       (451)
                         -------   -------     -------      -------     -------
INVESTING ACTIVITIES:
 Purchase of property
  and equipment........     (552)     (292)        (66)        (134)        (46)
 Acquisition of
  exclusive service
  agreements...........   (3,006)   (1,476)     (4,245)        (643)     (1,604)
 (Increase) decrease in
  other assets.........      --       (350)        419         (624)       (816)
                         -------   -------     -------      -------     -------
   Net cash used by
    investing
    activities.........   (3,558)   (2,118)     (3,892)      (1,401)     (2,466)
                         -------   -------     -------      -------     -------
FINANCING ACTIVITIES:
 Proceeds from issuance
  of redeemable
  preferred stock......   10,268       --          --           --          --
 Proceeds from notes
  payable..............    4,064     6,140       7,029        4,500       1,509
 Repayment of notes
  payable..............   (5,805)   (1,707)     (1,594)      (1,369)       (623)
                         -------   -------     -------      -------     -------
   Net cash provided by
    financing
    activities.........    8,527     4,433       5,435        3,131         886
                         -------   -------     -------      -------     -------
NET INCREASE (DECREASE)
 IN CASH AND CASH
 EQUIVALENTS AND
 RESTRICTED CASH.......      486     1,266          (8)       1,668      (1,129)
CASH AND CASH
 EQUIVALENTS AND
 RESTRICTED CASH,
 BEGINNING OF PERIOD...      185       671       1,937          269       1,929
                         -------   -------     -------      -------     -------
CASH AND CASH
 EQUIVALENTS AND
 RESTRICTED CASH, END
 OF PERIOD.............  $   671   $ 1,937     $ 1,929      $ 1,937     $   800
                         =======   =======     =======      =======     =======
SUPPLEMENTAL DISCLOSURE
 OF CASH FLOW
 INFORMATION:
 Cash paid for
  interest.............  $    89   $   392     $   315      $   239     $   548
                         =======   =======     =======      =======     =======
SUPPLEMENTAL
 DISCLOSURES OF NONCASH
 INVESTING AND
 FINANCING ACTIVITIES:
 Conversion of
  shareholder loan to
  Series C redeemable
  preferred stock......  $ 3,500   $   --      $   --       $   --      $   --
                         =======   =======     =======      =======     =======
 Issuance of common
  stock in exchange for
  debt.................  $    24   $   --      $   --       $   --      $   --
                         =======   =======     =======      =======     =======
 Dividends on
  redeemable preferred
  stock................  $ 1,180   $ 1,930     $   982      $   859     $   958
                         =======   =======     =======      =======     =======
 Acquisition of
  Exclusive Service
  Agreements in
  exchange for
  assumption of debt...  $   964   $   --      $   --       $   --      $   --
                         =======   =======     =======      =======     =======
 Issuance of warrants
  in conjunction with
  debt.................  $   --    $   104     $   --       $   104     $   --
                         =======   =======     =======      =======     =======

                See notes to consolidated financial statements.

            CAMPUSLINK COMMUNICATIONS SYSTEMS, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

 For the Years Ended June 30, 1997 and 1998, For the Six Months Ended December
                                  31, 1998 and
                For the Six Months Ended June 30, 1998 and 1999
                   (Amounts In Thousands, Except Share Data)

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      Organization--Campuslink Communications Systems, Inc. and subsidiary (the "Company"), founded in November 1993 and incorporated in the state of Delaware, is an integrated communications provider to the higher-education and private-student housing markets (the "Schools"). Typically, the Company provides design, communication installation, and management of integrated telecommunications systems at the Schools and funds certain infrastructure costs to the Schools in exchange for an exclusive service agreement ("ESA") to provide telecommunication services to the Schools. Once the infrastructure is in place, the Company generates revenue through the resale of telephone, voice mail, video, and data services in accordance with the ESA. The Company's principal offices are in Ann Arbor, Michigan.

      The Company operates ten ESAs through Select Switch Acquisition Corporation, a wholly owned subsidiary, created in June 1997 to acquire the ten ESAs and the related telecommunications assets. (Note 7)

      The Company, in association with GMH Properties, operates fifteen ESAs through Parklink Communications, Inc. created in July 1998 to account for ESAs and related assets at private student housing facilities located throughout the country.

      Fiscal Year--Effective July 1, 1998, the Company changed its fiscal year from June 30 to December 31.

      Cash and Cash Equivalents--Cash and cash equivalents consist of overnight deposits and commercial paper with acquired maturities of three months or less.

      Office Equipment--Office equipment is recorded at cost. Expenditures for maintenance, repairs, renewals, and betterments which do not materially extend the useful life of the asset are expensed as incurred. Depreciation is computed using the straight-line method over five years.

      Exclusive Service Agreements--Exclusive service agreements (defined above) consist of amounts paid in connection with agreements between the Company and the Schools for the cost of equipment and installation. These ESAs provide for the exclusive right to provide telecommunication services to the Schools and are amortized over the life of the ESAs.

      The Company, on a periodic basis, undertakes a review and valuation of the net carrying value, recoverability, and amortization period of its ESAs. For each ESA, the Company considers its financial structure as well as the recoverability of the initial cost of the agreement based on a comparison of estimated undiscounted operating cash flows under the contract with the net book value of the ESA. Based on such analysis, the Company determined that certain assets were other than temporarily impaired during 1998 and 1999. Accordingly, the Company wrote down assets to their net realizable value at June 30, 1998, December 31, 1998 and June 30, 1999. The accompanying consolidated statements of operations and changes in accumulated deficit for the year ended June 30, 1998 and for the six months ended December 31, 1998, June 30, 1998 and June 30, 1999 includes $467, $312, $467 and $1,649, respectively, related to these asset impairments. The Company's ESAs are amortized over the respective term of the agreement. Amortization expense for the years ended June 30, 1997 and 1998 and for the six months ended December 31, 1998, June 30, 1998 and 1999 was $1,186, $1,539, $794, $839 and $857,
respectively.

           CAMPUSLINK COMMUNICATIONS SYSTEMS , INC. AND SUBSIDIARIES

      Fair Value of Financial Instruments--Statement of Financial Accounting Standards ("SFAS") No. 107, Disclosures About Fair Value of Financial Instruments, requires disclosures about the fair value of financial instruments whether or not such instruments are recognized on the consolidated balance sheet. Due to the short-term nature of the Company's financial instruments other than debt, fair values are not materially different from their carrying value. Based on the borrowing rates available to the Company, the carrying value of debt approximated its fair value at June 30, 1997, 1998 and December 31, 1998.

      Revenue Recognition--The Company recognizes revenue upon delivery of various telecommunication services. The Company bills to the students directly on a monthly basis for long-distance and out-of-area usage of telephone, voicemail, video, and data services. Generally, the Company bills the Schools for a guaranteed minimum technology fee (per student) at the beginning of each school term. Such fees are recognized as revenue over the applicable period. Billings to the Schools for administrative services are performed monthly. Revenue derived from installation-type contracts is recognized upon completion of the installation and acceptance by the respective Schools.

      Concentration of Credit Risk--Financial instruments that potentially subject the Company to concentration of credit risk consist primarily of accounts receivable from students for the usage portion of revenue. The Company performs ongoing credit evaluations of its customers' financial condition and generally does not require collateral.

      Management Estimates--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting periods. Actual results could differ from those estimates.

      Principles of Consolidation--The consolidated financial statements include the accounts of Campuslink Communications Systems, Inc., Select Switch Acquisition Corporation, its wholly owned subsidiary, and Parklink Communications, Inc., its majority owned subsidiary. All significant intercompany balances and transactions are eliminated in consolidation.

      Accounting for Stock-Based Compensation--In 1995, the Financial Accounting Standards Board issued SFAS No. 123, Accounting for Stock-Based Compensation. SFAS No. 123 allows the Company to adopt either of two methods for accounting for stock options. The Company has elected to account for its stock-based compensation plans under Accounting principles Board, ("APB") Opinion No. 25, Accounting for Stock Issued to Employees.

      Unaudited Financial Data--The interim financial data relating to the six months ended June 30, 1998 and 1999 is unaudited; however, in the opinion of the Company's management, the interim data includes all adjustments, consisting of only normal recurring adjustments, necessary for a fair statement of the results for the interim period. The results for the six months ended June 30, 1998 and 1999 are not necessarily indicative of the results to be expected for the full year or any other interim period.

            CAMPUSLINK COMMUNICATIONS SYSTEMS, INC. AND SUBSIDIARIES

2. ACCRUED LIABILITIES

      Accrued expenses and other liabilities consist of the following:

                                                  June 30, June 30, December 31,
                                                    1997     1998       1998
                                                  -------- -------- ------------
   Accrued interest--shareholders...............   $  768   $  794    $   831
   Accrued carrier charges......................      933      523      1,018
   Accrued taxes................................      --       --         563
   Deposits on installations....................      308    1,099        348
   Deferred revenue.............................      --       --         383
   Consulting fees--shareholder.................      165      249        291
   Other........................................      131      152        203
                                                   ------   ------    -------
   Total........................................   $2,305   $2,817    $ 3,637
                                                   ======   ======    =======

3. LONG-TERM DEBT

      Long-term debt consists of the following:

                                                  June 30, June 30, December 31,
                                                    1997     1998       1998
                                                  -------- -------- ------------
   Note payable to certain shareholders,
    repayable in 22 quarterly installments
    maturing in 2002, with interest at 8% per
    annum.......................................   $1,742   $1,382    $ 1,209
   ESA acquisition financing, repayable in 84
    monthly installments maturing in 2004, with
    interest at 9.18% per annum.................      964      845        806
   Line of credit, interest at prime (7.75% at
    December 31, 1998)..........................      --     3,250      4,875
   ESA financing repayable in 60 monthly
    installments maturing in 2002, with interest
    at 10.88% per annum.........................      --       960        869
   Notes payable to certain shareholders,
    repayable on demand, with interest at 10%
    per annum...................................      --       700        700
   Note payable to certain shareholders,
    repayable in 83 monthly installments
    maturing in 2005, with interest at 10.4%,
    per annum...................................      --       --       4,113
   Other........................................      --         2          2
                                                   ------   ------    -------
   Total........................................    2,706    7,139     12,574
   Less current portion.........................      100    4,682      6,686
                                                   ------   ------    -------
   Long-term portion............................   $2,606   $2,457    $ 5,888
                                                   ======   ======    =======

      In May 1995, Alliance Cabletel Holdings, L.P. ("Alliance") made a $1,900 bridge loan to the Company. The bridge loan was restricted for use of payment to a specific subcontractor in charge of installing the cabling infrastructure related to an ESA. Alliance was granted a security interest in the School's ESA and all revenue and receivables derived from the ESA. As of June 30, 1996, the Company had not made any principal or interest payments on the bridge loan. In November 1996, Alliance deferred all accrued interest on the bridge loan and restructured the payment terms to 22 equal quarterly principal payments of $86 beginning on December 31, 1996, and reduced the interest rate from 10% to 8%. In November 1996, Alliance was also granted a security interest in all of the existing assets of the Company. It is not practical to estimate the fair value of the bridge loan, which was negotiated for a specific transaction entered into by the Company with certain of its shareholders. The note matures June 30, 2001.

            CAMPUSLINK COMMUNICATIONS SYSTEMS, INC. AND SUBSIDIARIES

      In December 1995, Alliance made a loan (the "Shareholder Loan") of $3,500 to the Company. The interest rate was 12% and was due on June 1, 1996, with an automatic one-year extension if the Shareholder Loan was not repaid in full. On November 19, 1996, the Shareholder Loan was converted into 1,750 shares of Series C redeemable preferred stock. In connection with conversion, Alliance was issued a warrant (the "Series C Warrant") to purchase 1,311,471 shares of common stock at an exercise price of $.001 per share. The Series C Warrant is exercisable, in whole or part, at any time for a period of five years from the date of issuance (Note 4).

      In connection with the acquisition of ten ESAs in June 1997, the Company assumed notes payable in the amount of $964 payable to a financing institution. The notes are guaranteed entirely by a telephone switch manufacturer and mature in 2004. Based on the borrowing rates available to the Company, the Company's carrying value of the notes approximated fair value at June 30, 1997, 1998 and December 30, 1998.

      On March 5, 1998, the Company entered in to a $2,000 line of credit at a commercial bank. On May 4, 1998, this line of credit was increased to $3,500, $4,500 in August 1998, and $5,250 in October 1998. The line of credit is due and payable on March 1, 1999. The line of credit was not renewed at March 1, 1999. Certain shareholders of the Company provided payment to the bank for the amount outstanding at March 1, 1999 and the Company assumed this debt, payable to the shareholders. The interest rate on the line of credit is the prime rate of the commercial bank. In April 1998, certain shareholders of the Company provided a credit enhancement to the commercial bank. As consideration for providing the credit enhancement, the Company has agreed to issue to certain shareholders 505,903 warrants (the "Credit Line Warrants") to purchase the Company's common stock at an exercise price of $.99 per share. The Company recorded these warrants at a fair value of $.14 per warrant, which was determined using the Black-Scholes pricing model. It is anticipated that the Credit Line Warrants will have the same terms and conclusions as the warrants issued in connection with the Series C, D-1, and D-2 preferred stock (Note 4).

      On September 30, 1997, the Company borrowed $1,004 from a commercial lender related to a five-year ESA. The term of the loan is 60 months at an effective interest rate of 10.88%, with monthly payments of approximately $24. The note is secured by the assets and operations of the ESA. The carrying value of this note approximates fair market value at June 30, 1998 and December 31, 1998.

      On April 8, 1998, the Company borrowed $700 in 10% demand notes from certain shareholders to provide partial collateral for a bid bond related to a specific proposal. In addition, the Company has deposited with its commercial bank $500 as additional collateral for the same bid bond. As consideration for the loan, the Company has agreed to issue 236,088 warrants (the "Bid Bond Warrants") to purchase the Company's common stock at an exercise price of $.99 per share. The Company recorded these warrants at a fair value of $.14 per warrant, which was determined using the Black-Scholes pricing model. It is anticipated that the Bid Bond Warrants will have the same terms and conditions as the warrants issued in connection with the Series C, D-1, and D-2 preferred stock (Note 4).

      On December 31, 1998, the Company borrowed $4,154 from a commercial lender related to an ESA. The term of the loan is 83 months at an effective interest rate of 10.40%, with monthly payments of approximately $76. The note is secured by the assets and operations of the ESA. The carrying value of this note approximates fair market value at December 31, 1998.

            CAMPUSLINK COMMUNICATIONS SYSTEMS, INC. AND SUBSIDIARIES

      Future principal payments at December 31, 1998 are as follows:

   1999................................................................. $ 6,686
   2000.................................................................   1,213
   2001.................................................................   1,308
   2002.................................................................   1,083
   2003.................................................................     878
   Thereafter...........................................................   1,406
                                                                         -------
     Total.............................................................. $12,574
                                                                         =======

4. REDEEMABLE PREFERRED STOCK AND COMMON STOCK

      Common Stock--The authorized capital stock of the Company consists of 7,250,000 shares of common stock with $.001 par value. All shares of common stock participate equally in dividends payable to holders of common stock, when and as declared by the board of directors, and in net assets available for distribution to holders of common stock on liquidation or dissolution. Each share has one vote on all matters submitted to a vote of the Company stockholders and does not have cumulative voting rights in the election of directors. All issued and outstanding shares of common stock are fully paid and nonassessable, and the holders thereof do not have preemptive rights.

      Redeemable Preferred Stock--The Board of Directors authorized 50,000 shares of preferred stock, $.001 par value, of which 800 shares have been designated Series B preferred stock, 1,750 shares have been designated Series C preferred stock, 2,750 shares have been designated as Series D-1 preferred stock, and 2,750 shares have been designated as Series D-2 preferred stock. Dividends accrue at a rate of 12% per annum, subject to adjustment in the event certain conditions have not been met by the Company.

      The Series B preferred stock has voting rights and is mandatorily redeemable in equal installments commencing November 1, 2001, and continuing thereafter each November 1 until all shares have been redeemed. In connection with the issuance of the Series B preferred stock, the Company issued 455,000 shares of the Company's common stock for an exercise price of $.001 per share. The redemption price is equal to the liquidation value of the shares of $2,000 per share plus an amount equal to the accrued but unpaid dividends on the redemption date. Dividends are accrued at a rate of 12% per annum subject to adjustment in the event certain conditions are not met by the Company. Accrued and unpaid dividends amounted to $676 at December 31, 1998.

      In November 1996, the Company completed the sale of $11,000 of Series D preferred stock and converted the $3,500 Shareholder Loan into 1,750,000 shares of Series C preferred stock and increased the dividend rate of the Series B preferred stock from 10% to 12%. The proceeds were used to repay the Company's existing lines of credit of $5,500 ($2,500 at June 30, 1996), accrued interest, and accounts payable and to provide additional working capital for the Company. The lines of credit expired upon repayment.

      The Series C preferred stock consists of 1,750 shares that have voting rights and are mandatorily redeemable in equal installments commencing November 1, 2001, and continuing thereafter each November 1 until all shares have been redeemed. In connection with the issuance of the Series C preferred stock, the Company issued the Series C warrant to purchase 1,311,471 shares of the Company's common stock for an exercise price of $.001 per share. The Series C warrant is exercisable, in whole or in part, at any time, for a period of five years from date of issuance. The redemption price is equal to the liquidation value of the shares

           CAMPUSLINK COMMUNICATIONS SYSTEMS, INC. AND SUBSIDIARIES of $2,000 per share plus an amount equal to the accrued but unpaid dividends on the redemption date. Dividends are accrued at a rate of 12% per annum subject to adjustment in the event certain conditions are not met by the Company. Accrued and unpaid dividends amounted to $906 at December 31, 1998.

      The Series D preferred stock consists of 2,750,000 shares of Series D-1 ($5,500) and 2,750,000 shares of Series D-2 ($5,500). In connection with the issuance of the Series D-1 and Series D-2 preferred stock, the Company issued the Series D-1 warrant and Series D-2 warrant to purchase 704,463 and 704,463 shares, respectively, of the Company's common stock for an exercise price of $.001 per share. The Series D-1 and D-2 warrants are exercisable, in whole or in part, at any time, for a period of five years from date of issuance. The Series D-1 and D-2 preferred stock have the same redemption, liquidation, and dividend rights as the Series C preferred stock described above. The Series D-1 and D-2 preferred stock have voting rights equal to the number of shares of common stock issuable pursuant to the Series D-1 and D-2 warrants. Transaction fees of $732 were incurred in connection with the issuance of the Series D-1 and D-2 preferred stock. Accrued and unpaid dividends amounted to $2,703 at December 31, 1998.

      In addition to the other securities issued in November 1996, the Company also issued warrants to Alliance to acquire 915,092 shares of the Company's common stock for an exercise price of $.001 per share. These warrants were issued in connection with the deferral of interest and dividends accrued through November 1996 and guarantees made by Alliance for credit facilities utilized by the Company. The warrants are exercisable, in whole or in part, at any time, for a period of five years from the date of issuance.

      Accounting for Stock-Based Compensation--The Company accounts for its stock-based compensation in accordance with APB Opinion No. 25, under which no compensation cost has been recognized.

      The Company has granted certain executives and directors warrants to purchase the Company's stock. These warrants were issued at prices equal to the estimated fair market value of the Company's common stock on the date of issuance. The following table summarizes the Company's warrant activity for the years ended June 30, 1997 and 1998 and for the six months ended December 31, 1998:

                                                                         Average
                                                                         Expense
                                                                 Number   Price
                                                                 ------- -------
Outstanding, July 1, 1996....................................... 144,713  $3.18
                                                                          =====
Granted......................................................... 181,843  $3.63
                                                                 -------  -----
Outstanding, June 30, 1997...................................... 326,556  $3.43
                                                                          -----
Granted.........................................................  23,000  $4.88
                                                                 -------  =====
Outstanding, June 30, 1998...................................... 349,556  $3.52
                                                                          =====
Granted.........................................................     --
                                                                 -------
Outstanding, December 31, 1998.................................. 349,556  $3.52
                                                                 =======  =====

      No warrants have been exercised or forfeited for the years ended June 30, 1997 and 1998 and for the six months ended December 31, 1998.

      The following table summarizes information about warrants outstanding at December 31, 1998:

                            Warrants Outstanding          Warrants Exercisable
                      --------------------------------- ------------------------
                      Weighted Average
   Range of   Shares     Remaining                      Shares
   Exercise    Under    Contractual    Weighted Average  Under  Weighted Average
    Prices    Warrant  Life in Years    Exercise Price  Warrant  Exercise Price
   --------   ------- ---------------- ---------------- ------- ----------------
    $2.01-
     $4.88    349,556       3.60            $3.52       155,597      $3.13

            CAMPUSLINK COMMUNICATIONS SYSTEMS, INC. AND SUBSIDIARIES

      The Company has computed, for pro forma disclosure purposes, the value of all warrants for shares of the Company's common stock granted to employees and directors using the Black-Scholes pricing model using the following weighted average assumptions: risk-free interest rate of 6%, expected dividend yield of 0%, and expected lives of five years.

      The Company did not grant warrants to employees or directors in 1998. However, if the Company had accounted for past grants in accordance with SFAS No. 123, the Company's net loss for the years ended June 30, 1997 and June 30, 1998 and for the six month periods ended December 31, 1998, June 30, 1998 and June 30, 1999 would have increased as follows:

                               Year Ended              Six Months Ended
                            ------------------  -------------------------------
                            June 30,  June 30,  December 31, June 30,  June 30,
                              1997      1998        1998       1998      1999
                            --------  --------  ------------ --------  --------
   Net loss--as reported..  $(4,450)  $(4,378)    $(2,485)   $(3,105)  $(4,332)
   Net loss--pro forma....  $(4,490)  $(4,443)    $(2,520)   $(3,145)  $(4,372)

5. INCOME TAXES

      The Company has incurred losses since inception. Accordingly, as there is no certainty of future profitability, a deferred tax asset has been recorded and a valuation allowance provided in full in the accompanying consolidated financial statements. The effective rate is 0% for all periods.

      The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and liabilities are as follows:

                                                June 30,  June 30,  December 31,
                                                  1997      1998        1998
                                                --------  --------  ------------
   Deferred tax assets:
     Net operating loss carryforwards.......... $ 3,073   $ 4,489     $ 5,161
     Other.....................................     137        86         151
                                                -------   -------     -------
   Total deferred tax assets...................   3,210     4,575       5,312
   Less--valuation allowance...................  (3,210)   (4,575)     (5,312)
                                                -------   -------     -------
   Net deferred tax assets..................... $   --    $   --      $   --
                                                =======   =======     =======

      The Company had approximately $15,200 of net operating loss carryforwards for federal income tax purposes at December 31, 1998. These net operating loss carryforwards begin to expire in 2009. A portion of the losses as of June 30, 1995 will be subject to limitation under Section 382 of the Internal Revenue Code.

6. TRANSACTIONS WITH AFFILIATED COMPANIES

      Alliance entered into an agreement with the Company to provide consulting services to the Company and to be the financial advisor for a period of five years. The Company is required to pay Alliance a consulting fee of $5 per month during the first year of the term, $7 per month during the second and third year of the term, and an amount to be negotiated in good faith thereafter. The monthly fee shall accrue, but not be paid, until the Company has cumulative net income of $1 million. Total consulting fees for the years ended June 30, 1997 and 1998 and for the six months ended December 31, 1998, June 30, 1998 and 1999 were $165, $84, $42, $42 and $42, respectively.

            CAMPUSLINK COMMUNICATIONS SYSTEMS, INC. AND SUBSIDIARIES

7. ACQUISITION OF EXCLUSIVE SERVICE AGREEMENTS

      On April 22, 1998, the Company was awarded an ESA requiring capital expenditures of approximately $5,800. To fund the capital expenditures, in April 1998, the Company received a 10% $1,200 demand note from certain shareholders and in July 1998 received a $4,900 loan from a leasing company at an interest rate of 10.48 and a term of seven years.

      As of December 31, 1998, the Company has drawn down approximately $1,437 on the $4,900 loan. As of December 31, 1998, $1,186 was held as restricted cash to support the $4,900 loan, performance bond, and final capital expenditures.

8. COMMITMENTS AND CONTINGENCIES

      The Company has various operating leases for equipment and facilities. Rent expense for the years ended June 30, 1997 and 1998 and for the six months ended December 31, 1998, June 30, 1998 and 1999 totaled $77, $82, $62, $64, and
$93, respectively.

      Future minimum commitments under all noncancellable operating leases at December 31, 1998 are as follows:

   1999.................................................................... $121
   2000....................................................................   87
   2001....................................................................    7
   2002....................................................................    2
   2003....................................................................    1
                                                                            ----
   Total................................................................... $218
                                                                            ====

      The Company is involved in legal proceedings related to matters which are incidental to its business. It is the opinion of management that the ultimate resolution of these proceedings will not have a material adverse effect on the Company's financial position or results of operations.

9. SUBSEQUENT EVENTS (UNAUDITED)

      On January 1, 1999, the Company formed a joint venture with World-African network to provide integrated telecommunication services to predominantly African American higher-education and private-student housing markets.

      On September 9, 1999, the Company was acquired by PaeTec Corp. for approximately $44,000. The transaction was funded by approximately $30,000 in PaeTec Corp. stock and the assumption of approximately $14,000 of the Company's debt.

               SELECTED UNAUDITED PRO FORMA FINANCIAL INFORMATION

      On September 9, 1999, the Company acquired Campuslink for approximately $44.0 million. The following unaudited pro forma condensed combined financial information of PaeTec and Campuslink, which we refer to as "Pro Forma PaeTec" has been prepared to demonstrate how these companies might have looked if the merger and merger-related transactions had been completed as of the dates or at the beginning of the period presented.

      The pro forma information, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not attempt to predict or suggest future results. The pro forma information also does not attempt to show how the combined company would actually have performed had the companies been combined throughout these periods. If the companies had actually been combined in prior periods, these companies might have performed differently. You should not rely on pro forma financial information as an indication of the results that would have been achieved if the merger related transactions had taken place earlier or the future results that the companies will experience now that those transactions have been completed.

      The unaudited pro forma condensed combined financial statements should be read in conjunction with the historical financial statements of PaeTec and Campuslink which are included in this document.

                                Pro Forma PaeTec
               Unaudited Combined Condensed Financial Information
                      for the year ended December 31, 1999
                                 (in thousands)

                              PaeTec                                  Pro Forma
                               (1)     Campuslink (2) Adjustments (3) Combined
                             --------  -------------- --------------- ---------
Revenue....................  $ 23,347     $ 9,682         $   --      $ 33,029
Cost of services...........    16,809       6,311             --        23,120
                             --------     -------         -------     --------
Gross margin...............     6,538       3,371             --         9,909
Selling, general and
 administrative expenses...    40,294       6,033             --        46,327
Depreciation and
 amortization..............     4,508       3,155           1,278        8,941
Other (income) expense,
 net.......................      (355)         46             --          (309)
Interest (income) expense..     2,434         877             (80)       3,231
                             --------     -------         -------     --------
Net loss...................  $(40,343)    $(6,740)        $(1,198)    $(48,281)
                             ========     =======         =======     ========
Basic and diluted net loss
 per common share..........  $  (1.93)                                $  (1.94)
                             ========                                 ========

--------
1. This column is derived from the audited consolidated financial statements of PaeTec for the year ended December 31, 1999.
2. This column is derived from the unaudited accounting records of Campuslink for the period from January 1, 1999 to September 8, 1999.

3. We have accounted for the acquisiton of Campuslink using the purchase method of accounting. Accordingly, the purchase price has been allocated to net tangible assets acquired based on their estimated fair values. This column accounts for the additional amortization of goodwill for the period from January 1, 1999 to September 8, 1999 and eliminates certain interest expense that would not have been incurred had the acquisition occurred on January 1, 1999.

                      PaeTec Portfolio of Offerings

[Under the foregoing heading appears the facade of a four-tiered ancient coliseum.]

[Top tier of Coliseum:]

                     Network Operations Services [in large, white font]

                     Applications Hosting [in small, orange font],

                     Community Intranets [in small, gray font],

                     Voice Mail, Conference Calling [in small, orange font]

[Upper middle tier:]

                     Voice and Data Programs [in large, white font]

                     Equipment Sales, Installation and Maintenance, Network
                     Management, WAN   Support, Cabling Infrastructure [all in
                     small, orange font]

[Lower middle tier:]

                     Core Voice and Data Services [in large, white font]

                     Local Exchange, Long Distance, VPN, Internet Connectivity
                     [all in small, orange   font],

                     Voice over IP, Voice over DSL [both in small, gray font],

                     Collocation, Calling Card Services [both in small, orange font]

[Bottom tier:]       Network Connection Services [in large, white font]

                     Fiber, T1/T3, xDSL, Wireless [all in small, orange font]

[In the foreground are three gladiators carrying a shield with the PaeTec logo. Below and to the left are the following words:]

Key: [in small, white font]       [Additional shield with the PaeTec logo]

Current Offerings [in small, orange font]

Planned Offerings [in small, gray font]

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

Through and including      , 2000, (25 days after the date of this prospectus),
all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                             7,000,000 Shares


                                  PaeTec Corp.

                              Class A Common Stock


                                ---------------
                                   PROSPECTUS
                                ---------------


                              Merrill Lynch & Co.

                            Bear, Stearns & Co. Inc.

                            CIBC World Markets

                         Deutsche Banc Alex. Brown


                                       , 2000

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this prospectus is not complete and may be changed. We may + +not sell these securities until the registration statement filed with the + +Securities and Exchange Commission is effective. This prospectus is not an + +offer to sell these securities and it is not soliciting an offer to buy these +
+securities in any state where the offer or sale is not permitted.             +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                                                                [ALTERNATE PAGE]

                             Subject to Completion

               Preliminary Prospectus dated August 14, 2000

PROSPECTUS

                             7,000,000 Shares
                                  PaeTec Corp.


                              Class A Common Stock

                              ------------------

  This is PaeTec's initial public offering of Class A common stock. PaeTec is selling all of the shares of Class A common stock. The international managers are offering 1,400,000 shares outside the U.S. and Canada and the U.S. underwriters are offering 5,600,000 shares in the U.S. and Canada.

  We expect the public offering price to be between $12.00 and $14.00 per share. Currently, no public market exists for the shares. After pricing of the offerings, we expect that the shares will be quoted on the Nasdaq National Market under the symbol "PAET."

  Holders of our Class A common stock have one vote per share while holders of our Class B common stock have 20 votes per share.

  Investing in the Class A common stock involves risks that are described in the "Risk Factors" section beginning on page 7.

                                  -----------

                                                      Per Share Total
                                                      --------- -----
  Public offering price.............................     $       $
  Underwriting discount.............................     $       $
  Proceeds, before expenses, to us..................     $       $

  The international managers may also purchase up to an additional 210,000 shares of Class A common stock from PaeTec at the public offering price, less the underwriting discount, within 30 days from the date of this prospectus to cover over-allotments. The U.S. underwriters may similarly purchase up to an additional 840,000 shares of Class A common stock from PaeTec.

  Neither the Securities and Exchange Commission nor any other state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

  The shares will be ready for delivery on or about      , 2000.

                                  -----------

                        Joint Book-Running Managers

     Merrill Lynch International Bear, Stearns International Limited

                                  -----------


CIBC World Markets                                            Deutsche Bank



                                  -----------

                  The date of this prospectus is      , 2000.

                                                                [ALTERNATE PAGE]

                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----
Summary..................................................................   1
Risk Factors.............................................................   7
Use of Proceeds..........................................................  16
Dividend Policy..........................................................  16
Capitalization...........................................................  17
Dilution.................................................................  18
Selected Consolidated Financial and Operating Data.......................  19
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  21
Business.................................................................  29
Regulation of Our Services...............................................  50
Management...............................................................  55
Transactions Involving Related Parties...................................  66
Security Ownership of Certain Beneficial Owners and Management...........  71
Description of Capital Stock.............................................  75
Shares Eligible for Future Sale..........................................  80
U.S. Tax Consequences to Non-U.S. Holders................................  83
Underwriting.............................................................  86
Legal Matters............................................................  90
Experts..................................................................  90
Where You Can Find Additional Information................................  90
Index to Consolidated Financial Statements and Unaudited Pro Forma
 Financial Information................................................... F-1

                                ---------------

                                                                [ALTERNATE PAGE]

                                  UNDERWRITING

      We intend to offer the shares outside the U.S. and Canada through the international managers and in the U.S. and Canada through the U.S. underwriters. Merrill Lynch International and Bear, Stearns International Limited are acting as lead managers for the international managers named below. Subject to the terms and conditions described in an international purchase agreement among us and the international managers, and concurrently with the sale of 5,600,000 shares to the U.S. Underwriters, we have agreed to sell to the international managers, and the international managers severally have agreed to purchase from us, the number of shares listed opposite their names below.

                                                                        Number
          International Manager                                        of Shares
          ---------------------                                        ---------
     Merrill Lynch International......................................
     Bear, Stearns International Limited..............................
     CIBC World Markets Corp..........................................
     Deutsche Bank AG London..........................................
                                                                       ---------
                                                                       ---------
                                                                       ---------
          Total....................................................... 1,400,000
                                                                       =========

      We have also entered into a U.S. purchase agreement with the U.S. underwriters for sale of the shares in the U.S. and Canada for whom Merrill Lynch, Pierce, Fenner & Smith Incorporated and Bear, Stearns & Co. Inc. are acting as U.S. representatives. Subject to the terms and conditions in the U.S. purchase agreement, and concurrently with the sale of 1,400,000 shares to the international managers pursuant to the international purchase agreement, we have agreed to sell shares to the U.S. underwriters, and the U.S. underwriters severally have agreed to purchase 5,600,000 shares from us. The initial public offering price per share and the total underwriting discount per share are identical under the international purchase agreement and the U.S. purchase agreement.

      The international managers and the U.S. underwriters have agreed to purchase all of the shares sold under the international and U.S. purchase agreements if any of these shares are purchased. If an underwriter defaults, the U.S. and international purchase agreements provide that the purchase commitments of the nondefaulting underwriters may be increased or the purchase agreements may be terminated. The closings for the sale of shares to be purchased by the international managers and the U.S. underwriters are conditioned on one another.

      We have agreed to indemnify the international managers and the U.S. underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the international managers and U.S. underwriters may be required to make in respect of those liabilities.

      The underwriters are offering the shares, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the shares, and other conditions contained in the purchase agreements, such as the receipt by the underwriters of officers' certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

      The lead managers have advised us that the international managers propose initially to offer the shares to the public at the initial public offering price listed on the cover page of this prospectus and to dealers at that price
less a concession not in excess of $    per share. The international managers
may allow, and the dealers may reallow, a discount not in excess of $    per
share to other dealers. After the initial public offering, the public offering price, concession and discount may be changed.

                                                                [ALTERNATE PAGE]

      The following table shows the public offering price, underwriting discount and proceeds before expenses to PaeTec. The information assumes either no exercise or full exercise by the international managers and the U.S. underwriters of their over-allotment options.

                                          Per Share Without Option With Option
                                          --------- -------------- -----------
     Public offering price...............    $           $             $
     Underwriting discount...............    $           $             $
     Proceeds, before expenses, to
      PaeTec.............................    $           $             $

      The expenses of the offerings, not including the underwriting discount,
are estimated at $    and are payable by PaeTec.

Over-allotment Options

      We have granted options to the international managers to purchase up to 210,000 additional shares at the public offering price less the underwriting discount. The international managers may exercise these options for 30 days from the date of this prospectus solely to cover any over-allotments. If the international managers exercise these options, each international manager will be obligated, subject to conditions contained in the purchase agreements, to purchase a number of additional shares proportionate to that international manager's initial amount reflected in the above table.

      We have also granted options to the U.S. underwriters, exercisable for 30 days from the date of this prospectus, to purchase up to 840,000 additional shares to cover any over-allotments on terms similar to those granted to the international managers.

Intersyndicate Agreement

      The international managers and the U.S. underwriters have entered into an intersyndicate agreement that provides for the coordination of their activities. Under the intersyndicate agreement, the international managers and the U.S. underwriters may sell shares to each other for purposes of resale at the initial public offering price, less an amount not greater than the selling concession. Under the intersyndicate agreement, the international managers and any dealer to whom they sell shares will not offer to sell or sell shares to U.S. or Canadian persons or to persons they believe intend to resell to persons who are U.S. or Canadian persons, except in the case of transactions under the intersyndicate agreement. Similarly, the U.S. underwriters and any dealer to whom they sell shares will not offer to sell or sell shares to persons who are non-U.S. or non-Canadian persons or to persons they believe intend to resell to persons who are non-U.S. or non-Canadian persons, except in the case of transactions under the intersyndicate agreement.

Reserved Shares

      At our request, the underwriters have reserved for sale, at the initial
public offering price, up to   % of the shares offered by this prospectus, or
      shares, for sale to some of our directors, officers, employees, existing stockholders and persons having business relationships with us. If these persons purchase reserved shares, this will reduce the number of shares available for sale to the general public. Any reserved shares that are not orally confirmed for purchase within one business day of the pricing of the offerings will be offered by the underwriters to the general public on the same terms as the other shares offered by this prospectus.


No Sales of Similar Securities

      We, our executive officers and directors and other existing stockholders have agreed, with exceptions described below, not to sell or transfer any common stock for 180 days after the date of this prospectus without

                                                                [ALTERNATE PAGE]

first obtaining the written consent of Merrill Lynch and Bear, Stearns. After giving effect to the conversion of the Series A preferred stock into 17,866,666 shares of Class A common stock, approximately 90% of our common shares outstanding as of the date of this prospectus, are subject to lockup agreements. For additional information about these lockup agreements, see "Shares Eligible for Future Sale" beginning on page 80.









Quotation on the Nasdaq National Market

      We expect that the shares of our Class A common stock will be approved for quotation on the Nasdaq National Market, subject to notice of issuance, under the symbol "PAET."

      Before the offerings, there has been no public market for our Class A common stock. The initial public offering price will be determined through negotiations among us and the lead managers and the U.S. representatives. In addition to prevailing market conditions, the factors to be considered in determining the initial public offering price are

    . the valuation multiples of publicly traded companies that the representatives believe to be comparable to us,

    .  our financial information,

    . the history of, and the prospects for, our company and the industry in which we compete,

    . an assessment of our management, our past and present operations, and the prospects for, and timing of, our future revenues,

    .  the present state of our development, and

    . the foregoing factors in relation to market values and various valuation measures of other companies engaged in activities similar to ours.

      An active trading market for the shares may not develop. It is also possible that after the offerings the shares will not trade in the public market at or above the initial public offering price.

      The underwriters do not expect to sell more than 5% of the shares in the aggregate to accounts over which they exercise discretionary authority.

Price Stabilization, Short Positions and Penalty Bids

      Until the distribution of the shares is completed, SEC rules may limit underwriters and selling group members from bidding for and purchasing our Class A common stock. However, the U.S. representatives may engage in transactions that stabilize the price of the Class A common stock, such as bids or purchases to peg, fix or maintain that price.

      In connection with the offerings, the U.S. representatives may make short sales of the Class A common stock. Short sales involve the sale by the U.S. representatives at the time of the offerings of a greater number of shares than they are required to purchase in the offerings. Covered short sales are sales made in an amount not greater than the overallotment option. The U.S. representatives may close out any covered short position by either exercising their overallotment option or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the U.S. representatives will consider, among other things, the price of shares available for purchase in the open market as compared to the public offering price at which they may purchase the shares through the overallotment option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offerings.

                                                           [ALTERNATE PAGE]

      The U.S. representatives may also impose a penalty bid on underwriters and selling group members. This means that if the U.S. representatives purchase shares in the open market to reduce the underwriters' short position or to stabilize the price of such shares, they may reclaim the amount of the selling concession from the underwriters and selling group members who sold those shares. The imposition of a penalty bid may also affect the price of the shares in that it discourages resales of those shares.

      Neither we nor any of the underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Class A common stock. In addition, neither we nor any of the underwriters makes any representation that the U.S. representatives or the lead managers will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

U.K. Selling Restrictions

      Each international manager has agreed that

    . it has not offered or sold and will not offer or sell any shares of Class A common stock to persons in the United Kingdom, except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which do not constitute an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995;

    . it has complied and will comply with all applicable provisions of the Financial Services Act 1986 with respect to anything done by it in relation to the Class A common stock in, from or otherwise involving the United Kingdom; and

    . it has issued or passed on and will only issue and pass on in the United Kingdom any document received by it in connection with the issuance of Class A common stock to a person who is of a kind described in Article 11(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1996 as amended by the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1997 or is a person to whom such document may otherwise lawfully be issued or passed on.

No Public Offering Outside the U.S.

      No action has been or will be taken in any jurisdiction except in the U.S. that would permit a public offering of the shares of Class A common stock, or the possession, circulation or distribution of this prospectus or any other material relating to our company or shares of our Class A common stock in any jurisdiction where action for that purpose is required. Accordingly, the shares of our Class A common stock may not be offered or sold, directly or indirectly, and neither this prospectus nor any other offering material or advertisements in connection with the shares of Class A common stock may be distributed or published, in or from any country or jurisdiction except in compliance with any applicable rules and regulations of any such country or jurisdiction.

      Purchasers of the shares offered by this prospectus may be required to pay stamp taxes and other charges in accordance with the laws and practices of the country of purchase in addition to the offering price on the cover page of this prospectus.

Other Relationships

      Merrill Lynch and Bear, Stearns and their affiliates and some of the other underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us. They have received customary fees and commissions for these transactions. Merrill Lynch and Bear, Stearns have each committed to participate in the syndication of our senior credit facility, and each has received a customary fee for doing so.

                                                                [ALTERNATE PAGE]

Electronic Distribution

      Merrill Lynch will be facilitating Internet distribution for the offerings to certain of its Internet subscription customers. Merrill Lynch intends to allocate a limited number of shares for sale to its online brokerage customers. An electronic prospectus is available on the Internet Web site maintained by Merrill Lynch. Other than the prospectus in electronic format, the information on the Merrill Lynch Web site is not part of this prospectus.

                                                                [ALTERNATE PAGE]
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

Through and including      , 2000, (25 days after the date of this prospectus),
all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

This prospectus does not constitute an offer to sell or the solicitation of an offer to buy the shares of our Class A common stock in any jurisdiction in which such an offer or solicitation is unlawful. There are restrictions on the offer and sale of the shares of our Class A common stock in the United Kingdom. All applicable provisions of the Financial Services Act 1986 and the Public Offers of Securities Regulations 1995 with respect to anything done by any person in relation to the shares of Class A common stock in, from or otherwise involving the United Kingdom must be complied with. See "Underwriting."

                             7,000,000 Shares


                                  PaeTec Corp.

                              Class A Common Stock


                                --------------
                                   PROSPECTUS
                                --------------

                          Merrill Lynch International

                    Bear, Stearns International Limited

                            CIBC World Markets

                               Deutsche Bank


                                       , 2000

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                     Information Not Required in Prospectus

Item 13. Other Expenses of Issuance and Distribution

      The following table sets forth the various fees and expenses, other than the underwriting discounts and commissions, payable by PaeTec Corp. (the "Registrant") in connection with the sale of the Class A common stock being registered hereby. All amounts shown are estimates except for the SEC registration fee, the NASD filing fee and the Nasdaq National Market listing fee.

                                                                        Amount
                                                                        -------
     SEC registration fee.............................................. $29,752
     NASD filing fee...................................................  11,770
     Nasdaq National Market listing fee................................      *
     Blue sky qualification fees and expenses..........................      *
     Accounting fees and expenses......................................      *
     Legal fees and expenses...........................................      *
     Printing and engraving expenses...................................      *
     Transfer agent and registrar fees.................................      *
     Miscellaneous expenses............................................      *
                                                                        -------
       Total........................................................... $    *
                                                                        =======

--------
*  To be filed by amendment.

Item 14. Indemnification of Directors and Officers

      Delaware General Corporation Law. Section 145(a) of the Delaware General Corporation Law provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person's conduct was unlawful.

      Section 145(b) of the Delaware General Corporation Law states that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which the person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the Delaware Court of Chancery or such other court shall deem proper.

      Section 145(c) of the Delaware General Corporation Law provides that to the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, the person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by the person in connection therewith.

      Section 145(d) of the Delaware General Corporation Law states that any indemnification under subsections (a) and (b) of Section 145 (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of Section 145. Such determination shall be made with respect to a person who is a director or officer at the time of such determination (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

      Section 145(f) of the Delaware General Corporation Law states that the indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of Section 145 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding such office.

      Section 145(g) of the Delaware General Corporation Law provides that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against such person and incurred by such person in any such capacity or arising out of such person's status as such, whether or not the corporation would have the power to indemnify such person against such liability under the provisions of Section 145.

      Section 145(j) of the Delaware General Corporation Law states that the indemnification and advancement of expenses provided by, or granted pursuant to, Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

      Certificate of Incorporation. The Registrant's restated certificate of incorporation filed as Exhibit 3.1 hereto provides that, to the fullest extent permitted by the Delaware General Corporation Law, the Registrant's directors will not be personally liable to the Registrant or its stockholders for monetary damages resulting from a breach of their fiduciary duties as directors. However, nothing contained in such provision will eliminate or limit the liability of directors (1) for any breach of the director's duty of loyalty to the Registrant or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (3) under section 174 of the Delaware General Corporation Law or (4) for any transaction from which the director derived an improper personal benefit.

      Bylaws. The Registrant's amended and restated bylaws provide for the indemnification of the officers and directors of the Registrant to the fullest extent permitted by the Delaware General Corporation law. The bylaws provide that each person who was or is made a party to, or is threatened to be made a party to, any civil or criminal action, suit or proceeding by reason of the fact that such person is or was a director or officer of the Registrant shall be indemnified and held harmless by the Registrant to the fullest extent authorized by the Delaware General Corporation Law against all expense, liability and loss, including, without limitation, attorneys' fees, incurred by such person in connection therewith, if such person acted in good faith and in a manner such person reasonably believed to be or not opposed to the best interests of the Registrant and had no reason to believe that such person's conduct was illegal.

      Insurance. The Registrant maintains directors and officers liability insurance, which covers directors and officers of the Registrant against certain claims or liabilities arising out of the performance of their duties.

      Underwriting Agreement. The U.S. Purchase Agreement and the International Purchase Agreement will provide for the indemnification of the directors and officers of the Company and certain controlling persons against specified liabilities, including liabilities under the Securities Act.

Item 15. Recent Sales of Unregistered Securities

      The information presented below regarding sales and issuances of securities by PaeTec Corp. (the "Company") since inception does not reflect the conversion of the Company's Series A convertible preferred stock into Class A common stock upon the closing of the offerings. Unless otherwise indicated below, the consideration for all of such sales and issuances was cash. The information presented below regarding the aggregate consideration received by the Company is provided before deduction of offering and other related expenses.

Fiscal Year 1998 (Inception to December 31, 1998)

      In July 1998, the Company issued 2,000,000 shares of Class A common stock at a price of $.40 per share to seven persons who were founders and executive officers of the Company. The Company received aggregate consideration of $800,000. These shares, which were sold to accredited investors, were issued without registration under the Securities Act of 1933, as amended (the "Securities Act"), in reliance upon the exemption from registration under
Section 4(2) of the Securities Act and/or Regulation D thereunder.

      In July 1998, the Company issued 2,500,000 shares of Class B common stock at a price of $.48 per share to a founder and executive officer of the Company. The Company received aggregate consideration of $1,200,000. These shares, which were sold to an accredited investor, were issued without registration under the Securities Act in reliance upon the exemption from registration under Section 4(2) of the Securities Act and/or Regulation D thereunder.

      In August 1998, the Company issued 4,985,000 shares of Class B common stock at a price of $.833 per share to eight founders and executive officers of the Company and two additional investors. The Company received aggregate consideration of $4,152,505. These shares, which were sold to accredited investors, were issued without registration under the Securities Act in reliance upon the exemption from registration under Section 4(2) of the Securities Act and/or Regulation D thereunder.

      In August 1998, the Company issued 1,200,000 shares of Class A common stock to one institutional investor at a price of $.694 per share. The Company received aggregate consideration of $832,800. These shares, which were sold to an accredited investor, were issued without registration under the Securities Act in reliance upon the exemption from registration under Section 4(2) of the Securities Act and/or Regulation D thereunder.

      In September 1998, the Company issued 4,000,000 shares of Class A common stock at a price of $2.50 per share to 41 investors, including directors, officers, employees, existing stockholders, consultants and vendors. All but one of the purchasers were accredited investors. The Company received aggregate consideration of $10,000,000. These shares were issued without registration under the Securities Act in reliance upon the exemption from registration under
Section 4(2) of the Securities Act and/or Regulation D thereunder.

      In November 1998, the Company issued 600,000 shares of Class A common stock at a price of $2.50 per share to one institutional investor. The Company received aggregate consideration of $1,500,000. These shares, which were sold to an accredited investor, were issued without registration under the Securities Act in reliance upon the exemption from registration under Section 4(2) of the Securities Act and/or Regulation D thereunder.

1999

      From March through August 1999, the Company issued 5,600,000 shares of Class A common stock at a price of $5.00 per share to 151 investors, including directors, officers, employees, existing stockholders, consultants and vendors. The Company received aggregate consideration of $28,000,000. These shares, which were sold to accredited investors, were issued without registration under the Securities Act in reliance upon the exemption from registration under
Section 4(2) of the Securities Act and/or Registration D thereunder.

      In September 1999, in consideration for the Company's acquisition of East Florida Communications, Inc., the Company issued 20,000 shares of Class A common stock at a value of $5.00 per share to two former stockholders of the acquired company. These shares, which were sold to accredited investors, were issued without registration under the Securities Act in reliance upon the exemption from registration under Section 4(2) of the Securities Act and/or Registration D thereunder.

      In September 1999, in consideration for the Company's acquisition of Campuslink Communications Systems, Inc., the Company issued 5,919,183 shares of Class A common stock at a value of $5.00 per share to nine former stockholders of the acquired company, of whom four were accredited investors. These shares were issued without registration under the Securities Act in reliance upon the exemption from registration under Section 4(2) of the Securities Act and/or Registration D thereunder.

      In 1999, the Company issued 193,498 shares of Class A common stock to employees of the Company or its subsidiaries upon their exercise of options issued under the Company's 1998 Incentive Compensation Plan at exercise prices ranging from $0.40 per share to $2.50 per share. The Company paid the aggregate exercise price of these options, which totaled $93,597, on behalf of these employees. These shares were issued without registration under the Securities Act in reliance upon the exemption from registration under Rule 701 promulgated under the Securities Act and/or Section 4(2) of the Securities Act.

2000

      In February 2000, the Company issued 133,334 shares of Class A common stock at a price of $7.50 per share to two institutional investors and 134,000 shares of Series A convertible preferred stock to 11 institutional investors. Each share of Series A convertible preferred stock is initially convertible into 133 shares of Class A common stock at a conversion price of $7.50 per share. The Company received aggregate consideration of $1,000,005 for the sale of the Class A common stock and $134,000,000 for the sale of the Series A convertible preferred stock. These shares, which were sold to accredited investors, were issued without registration under the Securities Act in reliance upon the exemption from registration under Section 4(2) of the Securities Act and/or Registration D thereunder.


      In April 2000, in consideration for the Company's acquisition of Pinnacle Software Corporation, the Company issued 500,000 shares of Class A common stock at a value of $7.50 per share to 46 former stockholders of the acquired company, of whom 19 were accredited investors. These shares were issued without registration under the Securities Act in reliance upon the exemption from registration under Section 4(2) of the Securities Act and/or Registration D thereunder.

      In May 2000, the Company issued 120,000 shares of Class A common stock at a value of $12.00 per share to Data Voice Networks, Inc. in consideration for the Company's purchase of assets from that company. These shares, which were sold to an accredited investor, were issued without registration under the Securities Act in reliance upon the exemption from registration under Section 4(2) of the Securities Act and/or Regulation D thereunder.

      From January 1, 2000 through the date of this registration statement, the Company issued 89,078 shares of Class A common stock to employees of the Company or its subsidiaries upon their execise of options issued under the Company's 1998 Incentive Compensation Plan at an exercise price of $2.50 per share. The Company received aggregate consideration of $222,695. These shares were issued without registration under the Securities Act in reliance upon the exemption from registration under Section 4(2) of the Securities Act.

      From January 1, 2000 through the date of this registration statement, the Company issued to two former stockholders of Campuslink Communications Systems, Inc. an additional 50,283 shares of Class A common stock upon their exercise of options at an exercise price of $2.50 per share. The Company received aggregate consideration of $125,708. These shares, which were sold to accredited investors, were issued without registration under the Securities Act in reliance on the exemption from registration under Section 4(2) of the Securities Act.

      None of the foregoing transactions was effected with an underwriter. The recipients of securities in each such transaction represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the stock certificates issued in such transactions.

Item 16. Exhibits and Financial Statement Schedules

  (a) Exhibits

  *1.1   Form of U.S. Purchase Agreement.
  *1.2   Form of International Purchase Agreement.
  *3.1   Form of Restated Certificate of Incorporation of PaeTec Corp. (the
         "Company"), to be effective upon completion of the offerings.
  *3.2   Form of Amended and Restated Bylaws of the Company, to be effective upon completion of the offerings.
  *4.1   Form of Stock Certificate for the Class A Common Stock, par value $.01 per share, of the Company.
  *5.1   Opinion by Hogan & Hartson L.L.P. regarding the validity of the Class
         A Common Stock.
 +10.1.1 Stock Purchase Agreement, dated July 17, 1998, among Arunas A.
         Chesonis, the Company and PaeTec Communications, Inc.
 +10.1.2 First Amendment to Stock Purchase Agreement, dated as of February 4,
         2000, among Arunas A. Chesonis, the Company and PaeTec Communications,
         Inc.
 +10.2   Stock Purchase Agreement, dated July 20, 1998, among Algimantas K.
         Chesonis, Arunas A. Chesonis, the Company and PaeTec Communications,
         Inc.
 +10.3.1 Stock Purchase Agreement, dated as of August 13, 1998, between the
         Company and Christopher E. Edgecomb, Trustee of the Christopher E.
         Edgecomb Living Trust dated April 25, 1998.
 +10.3.2 First Amendment to Stock Purchase Agreement, dated as of February 4,
         2000, between the Company and Christopher E. Edgecomb, Trustee of the
         Christopher E. Edgecomb Living Trust dated April 25, 1998.

 +10.4.1 Stock Purchase Agreement, dated August 20, 1998, between the Company and Jeffrey P. Sudikoff.
 +10.4.2  First Amendment to Stock Purchase Agreement, dated as of February 4,
          2000, between the Company and Jeffrey P. Sudikoff.
 +10.5.1  Stock Purchase Agreement, dated as of November 16, 1998, between the
          Company and Newcourt Commercial Financial Corporation (f/k/a AT&T
          Commercial Financial Corporation).
 +10.5.2  First Amendment to Stock Purchase Agreement, dated as of February 4,
          2000, between the Company and Newcourt Commercial Financial
          Corporation.
 +10.6.1  Stock Rights Agreement, dated August 13, 1998, among Joseph D.
          Ambersley, the Company, PaeTec Communications, Inc. and Arunas A.
          Chesonis.
 +10.6.2 First Amendment to Stock Rights Agreement, dated August 13, 1998, among Joseph D. Ambersley, the Company, PaeTec Communications, Inc.
          and Arunas A. Chesonis.
 +10.6.3 Second Amendment to Stock Rights Agreement, dated September 30, 1998, among Joseph D. Ambersley, the Company, PaeTec Communications, Inc.
          and Arunas A. Chesonis.
 +10.6.4  Third Amendment to Stock Rights Agreement, dated as of February 4,
          2000, among Joseph D. Ambersley, the Company, PaeTec Communications,
          Inc. and Arunas A. Chesonis.
  10.6.5  Fourth Amendment to Stock Rights Agreement, dated as of August 7,
          2000, among Joseph D. Ambersley, the Company, PaeTec Communications,
          Inc. and Arunas A. Chesonis.
 +10.7.1  Stock Rights Agreement, dated July 17, 1998, among Timothy J.
          Bancroft, the Company, PaeTec Communications, Inc. and Arunas A.
          Chesonis.
 +10.7.2 First Amendment to Stock Rights Agreement, dated September 30, 1998, among Timothy J. Bancroft, the Company, PaeTec Communications, Inc.
          and Arunas A. Chesonis.
 +10.7.3  Second Amendment to Stock Rights Agreement, dated as of February 4,
          2000, among Timothy J. Bancroft, the Company, PaeTec Communications,
          Inc. and Arunas A. Chesonis.
  10.7.4  Third Amendment to Stock Rights Agreement, dated as of August 7,
          2000, among Timothy J. Bancroft, the Company, PaeTec Communications,
          Inc. and Arunas A. Chesonis.
 +10.8.1  Stock Rights Agreement, dated July 17, 1998, among John Baron, the
          Company, PaeTec Communications, Inc. and Arunas A. Chesonis.
 +10.8.2 First Amendment to Stock Rights Agreement, dated August 13, 1998, among John Baron, the Company, PaeTec Communications, Inc. and Arunas
          A. Chesonis.
 +10.8.3 Second Amendment to Stock Rights Agreement, dated September 30, 1998, among John Baron, the Company, PaeTec Communications, Inc. and Arunas
          A. Chesonis.
 +10.8.4  Third Amendment to Stock Rights Agreement, dated as of February 4,
          2000, among John Baron, the Company, PaeTec Communications, Inc. and
          Arunas A. Chesonis.
  10.8.5  Fourth Amendment to Stock Rights Agreement, dated as of August 7,
          2000, among John Baron, the Company, PaeTec Communications, Inc. and
          Arunas A. Chesonis.
 +10.9.1 Stock Rights Agreement, dated July 17, 1998, among Bradford M. Bono, the Company, PaeTec Communications, Inc. and Arunas A. Chesonis.
 +10.9.2 First Amendment to Stock Rights Agreement, dated August 13, 1998, among Bradford M. Bono, the Company, PaeTec Communications, Inc. and
          Arunas A. Chesonis.
 +10.9.3 Second Amendment to Stock Rights Agreement, dated September 30, 1998, among Bradford M. Bono, the Company, PaeTec Communications, Inc. and
          Arunas A. Chesonis.
 +10.9.4  Third Amendment to Stock Rights Agreement, dated as of February 4,
          2000, among Bradford M. Bono, the Company, PaeTec Communications,
          Inc. and Arunas A. Chesonis.
  10.9.5  Fourth Amendment to Stock Rights Agreement, dated as of August 7,
          2000, among Bradford M. Bono, the Company, PaeTec Communications,
          Inc. and Arunas A. Chesonis.
 +10.10.1 Stock Rights Agreement, dated July 17, 1998, among Edward J. Butler,
          Jr., the Company, PaeTec Communications, Inc. and Arunas A. Chesonis.
 +10.10.2 First Amendment to Stock Rights Agreement, dated August 13, 1998, among Edward J. Butler, Jr., the Company, PaeTec Communications, Inc.
          and Arunas A. Chesonis.
 +10.10.3 Second Amendment to Stock Rights Agreement, dated September 30, 1998, among Edward J. Butler, Jr., the Company, PaeTec Communications, Inc.
          and Arunas A. Chesonis.

 +10.10.4 Third Amendment to Stock Rights Agreement, dated as of February 4,
          2000, among Edward J. Butler, Jr., the Company, PaeTec
          Communications, Inc. and Arunas A. Chesonis.
  10.10.5 Fourth Amendment to Stock Rights Agreement, dated as of August 7,
          2000, among Edward J. Butler, Jr., the Company, PaeTec
          Communications, Inc. and Arunas A. Chesonis.
 +10.11.1 Stock Rights Agreement, dated July 17, 1998, among Richard E.
          Ottalagana, the Company, PaeTec Communications, Inc. and Arunas A.
          Chesonis.
 +10.11.2 First Amendment to Stock Rights Agreement, dated August 13, 1998, among Richard E. Ottalagana, the Company, PaeTec Communications, Inc.
          and Arunas A. Chesonis.
 +10.11.3 Second Amendment to Stock Rights Agreement, dated September 30, 1998, among Richard E. Ottalagana, the Company, PaeTec Communications, Inc.
          and Arunas A. Chesonis.
 +10.11.4 Letter Agreement relating to Stock Rights Agreement, dated October
          15, 1998, among Richard E. Ottalagana, the Company and PaeTec
          Communications, Inc.
 +10.11.5 Third Amendment to Stock Rights Agreement, dated as of February 4,
          2000, among Richard E. Ottalagana, the Company, PaeTec
          Communications, Inc. and Arunas A. Chesonis.
  10.11.6 Fourth Amendment to Stock Rights Agreement, dated as of August 7,
          2000, among Richard E. Ottalagana, the Company, PaeTec
          Communications, Inc. and Arunas A. Chesonis.
 +10.12.1 Stock Rights Agreement, dated July 17, 1998, among Richard J. Padulo, the Company, PaeTec Communications, Inc. and Arunas A. Chesonis.
 +10.12.2 First Amendment to Stock Rights Agreement, dated August 13, 1998, among Richard J. Padulo, the Company, PaeTec Communications, Inc. and
          Arunas A. Chesonis.
 +10.12.3 Second Amendment to Stock Rights Agreement, dated September 30, 1998, among Richard J. Padulo, the Company, PaeTec Communications, Inc. and
          Arunas A. Chesonis.
 +10.12.4 Letter Agreement relating to Stock Rights Agreement, dated October
          15, 1998, among Richard J. Padulo, the Company and PaeTec
          Communications, Inc.
 +10.12.5 Third Amendment to Stock Rights Agreement, dated as of February 4,
          2000, among Richard J. Padulo, the Company, PaeTec Communications,
          Inc. and Arunas A. Chesonis.
  10.12.6 Fourth Amendment to Stock Rights Agreement, dated as of August 7,
          2000, among Richard J. Padulo, the Company, PaeTec Communications,
          Inc. and Arunas A. Chesonis.
 +10.13.1 Stock Rights Agreement, dated July 17, 1998, among Daniel J. Venuti, the Company, PaeTec Communications, Inc. and Arunas A. Chesonis.
 +10.13.2 First Amendment to Stock Rights Agreement, dated August 13, 1998, among Daniel J. Venuti, the Company, PaeTec Communications, Inc. and
          Arunas A. Chesonis.
 +10.13.3 Second Amendment to Stock Rights Agreement, dated September 30, 1998, among Daniel J. Venuti, the Company, PaeTec Communications, Inc. and
          Arunas A. Chesonis.
 +10.13.4 Third Amendment to Stock Rights Agreement, dated as of February 4,
          2000, among Daniel J. Venuti, the Company, PaeTec Communications,
          Inc. and Arunas A. Chesonis.
  10.13.5 Fourth Amendment to Stock Rights Agreement, dated as of August 7,
          2000, among Daniel J. Venuti, the Company, PaeTec Communications,
          Inc. and Arunas A. Chesonis.
 +10.14.1 Agreement and Plan of Reorganization dated as of June 4, 1999, among the Company, PaeTec Merger Corp. and Campuslink Communications
          Systems, Inc.
 +10.14.2 Agreement and Plan of Reorganization Amendment No. 1, dated as of
          July 15, 1999, among the Company, PaeTec Merger Corp. and Campuslink
          Communications Systems, Inc.
 +10.15   Stockholders' Agreement, dated as of September 9, 1999, among the
          Company, Alliance Cabletel Holdings, L.P., Kline Hawkes California
          SBIC, L.P., The Union Labor Life Insurance Company Separate Account
          P, the individuals and/or entities lised on Schedule A thereto, Arunas A. Chesonis, Christopher Edgecomb, Trustee of the Christopher
          E. Edgecomb Living Trust dated April 25, 1998, and Jeffrey Sudikoff.
 +10.15.1 Amendment No. 1 to Stockholders' Agreement, dated as of October 13,
          1999, among the Company, Alliance Cabletel Holdings, L.P., Kline
          Hawkes California SBIC, L.P., The Union Labor Life Insurance Company
          Separate Account P, the individuals and/or entities listed on Schedule A thereto, Arunas A. Chesonis, Christopher Edgecomb, Trustee of the Christopher E. Edgecomb Living Trust dated April 25, 1998, and
          Jeffrey Sudikoff.

 +10.15.2  First Amendment to Stockholders' Agreement, dated as of February 4,
           2000, among the Company, Alliance Cabletel Holdings, L.P., Kline
           Hawkes California SBIC, L.P., The Union Labor Life Insurance Company
           Separate Account P, the individuals and/or entities listed on
           Schedule A thereto, Arunas A. Chesonis, Christopher Edgecomb,
           Trustee of the Christopher E. Edgecomb Living Trust dated April 25,
           1998, and Jeffrey Sudikoff.
   10.16.1 Second Amended and Restated Loan and Security Agreement, dated as of
           August 4, 2000, among PaeTec Communications, Inc., PaeTec
           International, Inc., PaeTec Online, Inc., PaeTec Communications of
           Virginia, Inc., PaeTec Capital Corp., Pinnacle Software Corporation,
           Data Voice Networks, Inc. and East Florida Communications, Inc.
           (collectively, the "PaeTec Subsidiaries"), as Borrowers; CIT Lending
           Services Corporation, as Collateral Agent; Bankers Trust Company and
           General Electric Capital Corporation, as Co-Syndication Agents;
           Merrill Lynch Capital Corporation and Bear Stearns Corporate
           Lending, Inc., as Co-Agents; Canadian Imperial Bank of Commerce, as
           Administrative Agent; and the other financial institutions from time to time parties thereto.
   10.16.2 General Reaffirmation and Modification Agreement, dated as of August
           4, 2000, among the PaeTec Subsidiaries, as Borrowers, PaeTec Corp., as Guarantor, and CIT Lending Services Corporation, as Collateral
           Agent.
  +10.17   Amended and Restated Guaranty, dated as of October 29, 1999, by the
           Company, in favor of CIT Lending Services Corporation (formerly
           Newcourt Commercial Finance Corporation), as Collateral Agent for
           the ratable benefit of the Lenders identified in the Second Amended and Restated Loan and Security Agreement filed as Exhibit 10.16.1 hereto.
    10.18  Proxy for the Class B Common Stock.
  +10.19   Voting Agreement, dated as of February 4, 2000, by and among the
           Company, Arunas A. Chesonis, Christopher E. Edgecomb, Trustee of the
           Christopher E. Edgecomb Living Trust dated April 25, 1998, Jeffrey
           Sudikoff, Madison Dearborn Capital Partners III, L.P., Madison
           Dearborn Special Equity III, L.P., Special Advisors Fund I, LLC,
           Blackstone CCC Capital Partners L.P., Blackstone CCC Offshore
           Capital Partners L.P., Blackstone Family Investment Partnership III
           L.P., Ares Leveraged Investment Fund L.P., Ares Leveraged Investment
           Fund L.P. II, Newcourt Commercial Finance Corporation, and
           UnionBanCal Equities, Inc.
  +10.20   Amended and Restated Registration Rights Agreement, dated as of
           February 4, 2000, by and among the Company, Alliance Cabletel
           Holdings, L.P., Kline Hawkes California SBIC, L.P., The Union Labor
           Life Insurance Corporation Separate Account P, and the other individuals and/or entities listed on Schedule A thereto; Madison
           Dearborn Capital Partners III, L.P., Madison Dearborn Special Equity
           III, L.P. and Special Advisors Fund I, LLC; Blackstone CCC Capital
           Partners L.P., Blackstone CCC Offshore Capital Partners L.P. and
           Blackstone Family Investment Partnership III L.P.; Ares Leveraged
           Investment Fund L.P. and Ares Leveraged Investment Fund L.P. II;
           Newcourt Commercial Finance Corporation; and UnionBanCal Equities,
           Inc.
  +10.21   PaeTec Corp. 1998 Incentive Compensation Plan, as amended.
   10.21.2 Form of 1998 Incentive Compensation Plan Incentive Stock Option
           Agreement for Sales Representatives (with non-solicitation provisions).
   10.21.3 Form of 1998 Incentive Compensation Plan Incentive Stock Option
           Agreement for Administrative Employees.
   10.21.4 Form of 1998 Incentive Compensation Plan Incentive Stock Option
           Agreement for Directors and Officers.
   10.21.5 Form of 1998 Incentive Compensation Plan Nonqualified Stock Option
           Agreement for Administrative Employees.
   10.21.6 Form of 1998 Incentive Compensation Plan Nonqualified Stock Option
           Agreement for Directors and Officers.
  +10.22   PaeTec Communications, Inc. Agent Incentive Plan, as amended.

  +10.23.1 Stock Rights Agreement, dated October 30, 1998, among Katherine A.
           Chapman, the Company, PaeTec Communications, Inc. and Arunas A.
           Chesonis.
  +10.23.2 First Amendment to Stock Rights Agreement, dated as of February 4,
           2000, among Katherine A. Chapman, the Company, PaeTec
           Communications, Inc. and Arunas A. Chesonis.
   10.23.3 Second Amendment to Stock Rights Agreement, dated as of August 7,
           2000, among Katherine A. Chapman, the Company, PaeTec
           Communications, Inc. and Arunas A. Chesonis.
  +10.24.1 Registration Rights Agreement, dated as of December 8, 1999, among the Company and the persons or entities listed on Schedule 1 thereto.
  +10.24.2 First Amendment to Registration Rights Agreement, dated as of
           February 4, 2000, among the Company and the persons or entities listed on Schedule 1 thereto.
  +10.25   Letter to Investors, dated September 20, 1998, together with
           Statement of Registration Rights.
  +10.26.1 Lease Agreement, dated as of July 7, 1999, between WillowBrook II
           L.L.C. and the Company.
  +10.26.2 Lease Amendment, dated February 11, 2000, between WillowBrook II
           L.L.C. and the Company.
  +10.26.3 Lease Amendment, dated March 7, 2000, between WillowBrook II L.L.C.
           and the Company.
  +10.27.1 Standard Office Space Lease, dated as of July 10, 1998, between 290
           Woodcliff Drive Company and PaeTec Communications, Inc.
  +10.27.2 Lease Modification Agreement #1, dated September 30, 1998, between
           290 Woodcliff Drive Company and PaeTec Communications, Inc.
  +10.27.3 Lease Modification Agreement #2, dated October 11, 1999, between 290
           Woodcliff Drive Company and PaeTec Communications, Inc.
 ++10.28   General Agreement, dated as of June 17, 1998, between PaeTec
           Communications, Inc. and Lucent Technologies, Inc., as amended by
           Addendum Number One, dated as of September 16, 1998, and Addendum
           Number Two, dated as of December 17, 1998.
   10.29   Form of PaeTec Corp. 2000 Stock Option and Incentive Plan.
  +21.1    Subsidiaries of the Company.
   23.1    Consent of Deloitte & Touche LLP, independent auditors.
   23.2    Consent of Arthur Andersen L.L.P., independent accountants.
  *23.3    Consent of Hogan & Hartson L.L.P.
  +24.1    Power of Attorney.
   27.1    Financial Data Schedule.

--------

 * To be filed by amendment.

 + Previously filed.

++ Certain confidential portions of this exhibit were omitted by means of redacting a portion of the text. This exhibit has been filed separately with the Secretary of the SEC without such text pursuant to our Application Requesting Confidential Treatment under Rule 406 under the Securities Act.

  (b) Financial Statement Schedules

      The following consolidated financial statement schedule is filed herewith:

      Schedule II--Valuation and Qualifying Accounts.

                         PAETEC CORP. AND SUBSIDIARIES

                       VALUATION AND QUALIFYING ACCOUNTS

                                                   Additions
                                  ---------- ---------------------  ----------
                                  Balance at Charged to Charged to  Balance at
                                  Beginning  Costs and    Other        End
                                  of Period   Expenses   Accounts   of Period
                                  ---------- ---------- ----------  ----------
Year Ended December 31, 1999
----------------------------      ---------- ---------- ----------  ----------
Allowance for doubtful accounts     $    2    $ 1,164     $1,194(1)  $ 2,360
Valuation allowance for deferred
 tax assets                         $2,107    $14,524     $7,900(2)  $24,531
Period Ended December 31, 1998
------------------------------    ---------- ---------- ----------  ----------
Allowance for doubtful accounts     $  --     $     2     $  --      $     2
Valuation allowance for deferred
 tax assets                         $  --     $ 2,107     $  --      $ 2,107

--------
(1) Primarily represents allowance acquired through acquisitions.
(2) Represents a valuation allowance applicable to net operating loss carryforwards that were acquired by the Company in an acquisition.

      Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

Item 17. Undertakings

      The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

      The undersigned registrant hereby undertakes that:

      (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

      (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Fairport, State of New York, on August 10, 2000.

                                          Paetec Corp.

                                                 /s/ Arunas A. Chesonis
                                          By: _________________________________
                                                     Arunas A. Chesonis
                                               Chairman, President and Chief
                                                     Executive Officer

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed as of August 10, 2000 by the following persons in the capacities and on the date indicated.

                 Name                                   Title
                 ----                                   -----

      /s/ Arunas A. Chesonis            Chairman, President and Chief
______________________________________   Executive Officer (Principal
          Arunas A. Chesonis             Executive Officer)

    /s/ Richard E. Ottalagana           Executive Vice President (Principal
______________________________________   Financial Officer)
        Richard E. Ottalagana

     /s/ Timothy J. Bancroft            Vice President-Finance (Principal
______________________________________   Accounting Officer)
         Timothy J. Bancroft

       /s/ Bradford M. Bono*            Director
______________________________________
           Bradford M. Bono

       /s/ James A. Kofalt*             Director
______________________________________
           James A. Kofalt

                 Name                                   Title
                 ----                                   -----

        /s/ James H. Kirby*                            Director
______________________________________
            James H. Kirby
      /s/ Lawrence H. Guffey*                          Director
______________________________________
          Lawrence H. Guffey
 *By:   /s/ Arunas A. Chesonis
______________________________________
          Arunas A. Chesonis
          (Attorney-in-fact)

                                 EXHIBIT INDEX

  *1.1   Form of U.S. Purchase Agreement.
  *1.2   Form of International Purchase Agreement.
  *3.1   Form of Restated Certificate of Incorporation of PaeTec Corp. (the
         "Company"), to be effective upon completion of the offerings.
  *3.2   Form of Amended and Restated Bylaws of the Company, to be effective upon completion of the offerings.
  *4.1   Form of Stock Certificate for the Class A Common Stock, par value $.01 per share, of the Company.
  *5.1   Opinion by Hogan & Hartson L.L.P. regarding the validity of the Class
         A Common Stock.
 +10.1.1 Stock Purchase Agreement, dated July 17, 1998, among Arunas A.
         Chesonis, the Company and PaeTec Communications, Inc.
 +10.1.2 First Amendment to Stock Purchase Agreement, dated as of February 4,
         2000, among Arunas A. Chesonis, the Company and PaeTec Communications,
         Inc.
 +10.2   Stock Purchase Agreement, dated July 20, 1998, among Algimantas K.
         Chesonis, Arunas A. Chesonis, the Company and PaeTec Communications,
         Inc.
 +10.3.1 Stock Purchase Agreement, dated as of August 13, 1998, between the
         Company and Christopher E. Edgecomb, Trustee of the Christopher E.
         Edgecomb Living Trust dated April 25, 1998.
 +10.3.2 First Amendment to Stock Purchase Agreement, dated as of February 4,
         2000, among the Company and Christopher E. Edgecomb, Trustee of the
         Christopher E. Edgecomb Living Trust dated April 25, 1998.
 +10.4.1 Stock Purchase Agreement, dated August 20, 1998, between the Company and Jeffrey P. Sudikoff.
 +10.4.2 First Amendment to Stock Purchase Agreement, dated as of February 4,
         2000, between the Company and Jeffrey P. Sudikoff.
 +10.5.1 Stock Purchase Agreement, dated as of November 16, 1998, between the
         Company and Newcourt Commercial Financial Corporation (f/k/a AT&T
         Commercial Financial Corporation).
 +10.5.2 First Amendment to Stock Purchase Agreement, dated as of February 4,
         2000, between the Company and Newcourt Commercial Financial
         Corporation.
 +10.6.1 Stock Rights Agreement, dated July 17, 1998, among Joseph D.
         Ambersley, the Company, PaeTec Communications, Inc. and Arunas A.
         Chesonis
 +10.6.2 First Amendment to Stock Rights Agreement, dated August 13, 1998, among Joseph D. Ambersley, the Company, PaeTec Communications, Inc.
         and Arunas A. Chesonis.
 +10.6.3 Second Amendment to Stock Rights Agreement, dated September 30, 1998, among Joseph D. Ambersley, the Company, PaeTec Communications, Inc.
         and Arunas A. Chesonis.
 +10.6.4 Third Amendment to Stock Rights Agreement, dated as of February 4,
         2000, among Joseph D. Ambersley, the Company, PaeTec Communications,
         Inc. and Arunas A. Chesonis.
  10.6.5 Fourth Amendment to Stock Rights Agreement, dated as of August 7,
         2000, among Joseph D. Ambersley, the Company, PaeTec Communications,
         Inc. and Arunas A. Chesonis.
 +10.7.1 Stock Rights Agreement, dated August 13, 1998, among Timothy J.
         Bancroft, the Company, PaeTec Communications, Inc. and Arunas A.
         Chesonis.
 +10.7.2 First Amendment to Stock Rights Agreement, dated September 30, 1998, among Timothy J. Bancroft, the Company, PaeTec Communications, Inc.
         and Arunas A. Chesonis.
 +10.7.3 Second Amendment to Stock Rights Agreement, dated as of February 4,
         2000, among Timothy J. Bancroft, the Company, PaeTec Communications,
         Inc. and Arunas A. Chesonis.
  10.7.4 Third Amendment to Stock Rights Agreement, dated as of August 7, 2000, among Timothy J. Bancroft, the Company, PaeTec Communications, Inc.
         and Arunas A. Chesonis.
 +10.8.1 Stock Rights Agreement, dated July 17, 1998, among John Baron, the
         Company, PaeTec Communications, Inc. and Arunas A. Chesonis.
 +10.8.2 First Amendment to Stock Rights Agreement, dated August 13, 1998, among John Baron, the Company, PaeTec Communications, Inc. and Arunas
         A. Chesonis.
 +10.8.3 Second Amendment to Stock Rights Agreement, dated September 30, 1998, among John Baron, the Company, PaeTec Communications, Inc. and Arunas
         A. Chesonis.

  +10.8.4 Third Amendment to Stock Rights Agreement, dated as of February 4,
          2000, among John Baron, the Company, PaeTec Communications, Inc. and
          Arunas A. Chesonis.
   10.8.5 Fourth Amendment to Stock Rights Agreement, dated as of August 7,
          2000, among John Baron, the Company, PaeTec Communications, Inc. and
          Arunas A. Chesonis.
  +10.9.1 Stock Rights Agreement, dated July 17, 1998, among Bradford M. Bono, the Company, PaeTec Communications, Inc. and Arunas A. Chesonis
  +10.9.2 First Amendment to Stock Rights Agreement, dated August 13, 1998, among Bradford M. Bono, the Company, PaeTec Communications, Inc. and
          Arunas A. Chesonis.
  +10.9.3 Second Amendment to Stock Rights Agreement, dated September 30, 1998, among Bradford M. Bono, the Company, PaeTec Communications, Inc. and
          Arunas A. Chesonis.
  +10.9.4 Third Amendment to Stock Rights Agreement, dated as of February 4,
          2000, among Bradford M. Bono, the Company, PaeTec Communications,
          Inc. and Arunas A. Chesonis.
   10.9.5 Fourth Amendment to Stock Rights Agreement, dated as of August 7,
          2000, among Bradford M. Bono, the Company, PaeTec Communications,
          Inc. and Arunas A. Chesonis.
 +10.10.1 Stock Rights Agreement, dated July 17, 1998, among Edward J. Butler,
          Jr., the Company, PaeTec Communications, Inc. and Arunas A. Chesonis.
 +10.10.2 First Amendment to Stock Rights Agreement, dated August 13, 1998, among Edward J. Butler, Jr., the Company, PaeTec Communications, Inc.
          and Arunas A. Chesonis.
 +10.10.3 Second Amendment to Stock Rights Agreement, dated September 30, 1998, among Edward J. Butler, Jr., the Company, PaeTec Communications, Inc.
          and Arunas A. Chesonis.
 +10.10.4 Third Amendment to Stock Rights Agreement, dated as of February 4,
          2000, among Edward J. Butler, Jr., the Company, PaeTec
          Communications, Inc. and Arunas A. Chesonis.
  10.10.5 Fourth Amendment to Stock Rights Agreement, dated as of August 7,
          2000, among Edward J. Butler, Jr., the Company, PaeTec
          Communications, Inc. and Arunas A. Chesonis.
 +10.11.1 Stock Rights Agreement, dated July 17, 1998, among Richard E.
          Ottalagana, the Company, PaeTec Communications, Inc. and Arunas A.
          Chesonis.
 +10.11.2 First Amendment to Stock Rights Agreement, dated August 13, 1998, among Richard E. Ottalagana, the Company, PaeTec Communications, Inc.
          and Arunas A. Chesonis.
 +10.11.3 Second Amendment to Stock Rights Agreement, dated September 30, 1998, among Richard E. Ottalagana, the Company, PaeTec Communications, Inc.
          and Arunas A. Chesonis.
 +10.11.4 Letter Agreement relating to Stock Rights Agreement, dated October
          15, 1998, among Richard E. Ottalagana, the Company and PaeTec
          Communications, Inc.
 +10.11.5 Third Amendment to Stock Rights Agreement, dated as of February 4,
          2000, among Richard E. Ottalagana, the Company, PaeTec
          Communications, Inc. and Arunas A. Chesonis.
  10.11.6 Fourth Amendment to Stock Rights Agreement, dated as of August 7,
          2000, among Richard E. Ottalagana, the Company, PaeTec
          Communications, Inc. and Arunas A. Chesonis.
 +10.12.1 Stock Rights Agreement, dated July 17, 1998, among Richard J. Padulo, the Company, PaeTec Communications, Inc. and Arunas A. Chesonis.
 +10.12.2 First Amendment to Stock Rights Agreement, dated August 13, 1998, among Richard J. Padulo, the Company, PaeTec Communications, Inc. and
          Arunas A. Chesonis.
 +10.12.3 Second Amendment to Stock Rights Agreement, dated September 30, 1998, among Richard J. Padulo, the Company, PaeTec Communications, Inc. and
          Arunas A. Chesonis.
 +10.12.4 Letter Agreement relating to Stock Rights Agreement, dated October
          15, 1998, among Richard J. Padulo, the Company and PaeTec
          Communications, Inc.
 +10.12.5 Third Amendment to Stock Rights Agreement, dated as of February 4,
          2000, among Richard J. Padulo, the Company, PaeTec Communications,
          Inc. and Arunas A. Chesonis.
  10.12.6 Fourth Amendment to Stock Rights Agreement, dated as of August 7,
          2000, among Richard J. Padulo, the Company, PaeTec Communications,
          Inc. and Arunas A. Chesonis.
 +10.13.1 Stock Rights Agreement, dated July 17, 1998, among Daniel J. Venuti, the Company, PaeTec Communications, Inc. and Arunas A. Chesonis.
 +10.13.2 First Amendment to Stock Rights Agreement, dated August 13, 1998, among Daniel J. Venuti, the Company, PaeTec Communications, Inc. and
          Arunas A. Chesonis.

 +10.13.3 Second Amendment to Stock Rights Agreement, dated September 30, 1998, among Daniel J. Venuti, the Company, PaeTec Communications, Inc. and
          Arunas A. Chesonis.
 +10.13.4 Third Amendment to Stock Rights Agreement, dated as of February 4,
          2000, among Daniel J. Venuti, the Company, PaeTec Communications,
          Inc. and Arunas A. Chesonis.
  10.13.5 Fourth Amendment to Stock Rights Agreement, dated as of August 7,
          2000, among Daniel J. Venuti, the Company, PaeTec Communications,
          Inc. and Arunas A. Chesonis.
 +10.14.1 Agreement and Plan of Reorganization, dated as of June 4, 1999, among the Company, PaeTec Merger Corp. and Campuslink Communications
          Systems, Inc.
 +10.14.2 Agreement and Plan of Reorganization Amendment No. 1, dated as of
          July 15, 1999, among the Company, PaeTec Merger Corp. and Campuslink
          Communications Systems, Inc.
 +10.15   Stockholders' Agreement, dated as of September 9, 1999, among the
          Company, Alliance Cabletel Holdings, L.P., Kline Hawkes California
          SBIC, L.P., The Union Labor Life Insurance Company Separate Account
          P, the individuals and/or entities lised on Schedule A thereto, Arunas A. Chesonis, Christopher Edgecomb, Trustee of the Christopher
          E. Edgecomb Living Trust dated April 25, 1998, and Jeffrey Sudikoff.
 +10.15.1 Amendment No. 1 to Stockholders' Agreement, dated as of October 13,
          1999, among the Company, Alliance Cabletel Holdings, L.P., Kline
          Hawkes California SBIC, L.P., The Union Labor Life Insurance Company
          Separate Account P, the individuals and/or entities listed on Schedule A thereto, Arunas A. Chesonis, Christopher Edgecomb, Trustee of the Christopher E. Edgecomb Living Trust dated April 25, 1998, and
          Jeffrey Sudikoff.
 +10.15.2 First Amendment to Stockholders' Agreement, dated as of February 4,
          2000, among the Company, Alliance Cabletel Holdings, L.P., Kline
          Hawkes California SBIC, L.P., The Union Labor Life Insurance Company
          Separate Account P, the individuals and/or entities listed on Schedule A thereto, Arunas A. Chesonis, Christopher Edgecomb, Trustee of the Christopher E. Edgecomb Living Trust dated April 25, 1998, and
          Jeffrey Sudikoff.
  10.16.1 Second Amended and Restated Loan and Security Agreement, dated as of
          August 4, 2000, among PaeTec Communications, Inc., PaeTec
          International, Inc., PaeTec Online, Inc., PaeTec Communications of
          Virginia, Inc., PaeTec Capital Corp., Pinnacle Software Corporation,
          Data Voice Networks, Inc. and East Florida Communications, Inc.
          (collectively, the "PaeTec Subsidiaries"), as Borrowers; CIT Lending
          Services Corporation, as Collateral Agent; Bankers Trust Company and
          General Electric Capital Corporation, as Co-Syndication Agents;
          Merrill Lynch Capital Corporation and Bear Stearns Corporate Lending,
          Inc., as Co-Agents; Canadian Imperial Bank of Commerce, as
          Administrative Agent; and the other financial institutions from time to time parties thereto.
  10.16.2 General Reaffirmation and Modification Agreement, dated as of August
          4, 2000, among the PaeTec Subsidiaries, as Borrowers, PaeTec Corp., as Guarantor, and CIT Lending Services Corporation, as Collateral
          Agent.
 +10.17   Amended and Restated Guaranty, dated as of October 29, 1999, by the
          Company, in favor of CIT Lending Services Corporation (formerly
          Newcourt Commercial Finance Corporation), as Collateral Agent for the ratable benefit of the Lenders identified in the Second Amended and Restated Loan and Security Agreement filed as Exhibit 10.16.1 hereto.
  10.18   Proxy for the Class B Common Stock.
 +10.19 Voting Agreement, dated as of February 4, 2000, by and among the Company, Arunas A. Chesonis, Christopher E. Edgecomb, Trustee of the
          Christopher E. Edgecomb Living Trust dated April 25, 1998, Jeffrey
          Sudikoff, Madison Dearborn Capital Partners III, L.P., Madison
          Dearborn Special Equity III, L.P., Special Advisors Fund I, LLC,
          Blackstone CCC Capital Partners L.P., Blackstone CCC Offshore Capital
          Partners L.P., Blackstone Family Investment Partnership III L.P.,
          Ares Leveraged Investment Fund L.P., Ares Leveraged Investment Fund
          L.P. II, Newcourt Commercial Finance Corporation, and UnionBanCal
          Equities, Inc.
 +10.20   Amended and Restated Registration Rights Agreement, dated as of
          February 4, 2000, by and among the Company, Alliance Cabletel
          Holdings, L.P., Kline Hawkes California SBIC, L.P., The Union Labor
          Life Insurance Corporation Separate Account P, and the other individuals and/or entities listed on Schedule A thereto; Madison
          Dearborn Capital Partners III, L.P., Madison Dearborn Special

           Equity III, L.P. and Special Advisors Fund I, LLC; Blackstone CCC
           Capital Partners L.P., Blackstone CCC Offshore Capital Partners L.P.
           and Blackstone Family Investment Partnership III L.P.; Ares
           Leveraged Investment Fund L.P. and Ares Leveraged Investment Fund
           L.P. II; Newcourt Commercial Finance Corporation; and UnionBanCal
           Equities, Inc.
  +10.21   PaeTec Corp. 1998 Incentive Compensation Plan, as amended.
   10.21.2 Form of 1998 Incentive Compensation Plan Incentive Stock Option
           Agreement for Sales Representatives.
   10.21.3 Form of 1998 Incentive Compensation Plan Incentive Stock Option
           Agreement for Administrative Employees.
  10.21.4  Form of 1998 Incentive Compensation Plan Incentive Stock Option
           Agreement for Directors and Officers (with non-competition provisions).
  10.21.5  Form of 1998 Incentive Compensation Plan Nonqualified Stock Option
           Agreement for Administrative Employees.
  10.21.6  Form of 1998 Incentive Compensation Plan Nonqualified Stock Option
           Agreement for Directors and Officers.
  +10.22   PaeTec Communications, Inc. Agent Incentive Plan, as amended.
  +10.23.1 Stock Rights Agreement, dated October 30, 1998, among Katherine A.
           Chapman, the Company, PaeTec Communications, Inc. and Arunas A.
           Chesonis.
  +10.23.2 First Amendment to Stock Rights Agreement, dated as of February 4,
           2000, among Katherine A. Chapman, the Company, PaeTec
           Communications, Inc. and Arunas A. Chesonis.
   10.23.3 Second Amendment to Stock Rights Agreement, dated as of August 7,
           2000, among Katherine A. Chapman, the Company, PaeTec
           Communications, Inc. and Arunas A. Chesonis.
  +10.24.1 Registration Rights Agreement, dated as of December 8, 1999, among the Company and the persons or entities listed on Schedule 1 thereto.
  +10.24.2 First Amendment to Registration Rights Agreement, dated as of
           February 4, 2000, among the Company and the persons or entities listed on Schedule 1 thereto.
  +10.25   Letter to Investors, dated September 20, 1998, together with
           Statement of Registration Rights.
  +10.26.1 Lease Agreement, made as of July 7, 1999, between WillowBrook II
           L.L.C. and the Company.
  +10.26.2 Lease Amendment, dated February 11, 2000, between WillowBrook II
           L.L.C. and the Company.
  +10.26.3 Lease Amendment, dated March 7, 2000, between WillowBrook II L.L.C.
           and the Company.
  +10.27.1 Standard Office Space Lease, dated as of July 10, 1998, between 290
           Woodcliff Drive Company and PaeTec Communications, Inc.
  +10.27.2 Lease Modification Agreement #1, dated September 30, 1998, between
           290 Woodcliff Drive Company and PaeTec Communications, Inc.
  +10.27.3 Lease Modification Agreement #2, dated October 11, 1999, between 290
           Woodcliff Drive Company and PaeTec Communications, Inc.
 ++10.28   General Agreement, dated as of June 17, 1998, between PaeTec
           Communications, Inc. and Lucent Technologies, Inc., as amended by
           Addendum Number One, dated as of September 16, 1998, and Addendum
           Number Two, dated as of December 17, 1998.
   10.29   Form of PaeTec Corp. 2000 Stock Option and Incentive Plan.
  +21.1    Subsidiaries of the Company.
   23.1    Consent of Deloitte & Touche, LLP, independent auditors.
   23.2    Consent of Arthur Andersen L.L.P., independent accountants.
  *23.3    Consent of Hogan & Hartson L.L.P.
  +24.1    Power of Attorney.
   27.1    Financial Data Schedule.

--------
*  To be filed by amendment.

+  Previously filed.

++ Certain confidential portions of this exhibit were omitted by means of redacting a portion of the text. This exhibit has been filed separately with the Secretary of the SEC without such text pursuant to our Application Requesting Confidential Treatment under Rule 406 under the Securities Act.